Exhibit 10.53

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MASTER AGREEMENT

This Master Agreement (the “Agreement”) is made and entered into effective as of July 20, 2009 (“Effective Date”) by and between Concesionaria Vuela Compañía de Aviación, S.A. de C.V. (d/b/a. Volaris), a company duly organized and existing under the laws of the United Mexican States (“Mexico”), whose address is Avenida Prolongación Paseo de la Reforma 490, Piso 1 Col. Santa Fe Peña Blanca 01210, Mexico , (“Customer”) and Sabre Inc., a Delaware corporation located at 3150 Sabre Drive, Southlake, TX 76092 (“Sabre”).

The terms of this Agreement shall apply to each Work Order and to all System(s) and Services provided to Customer by Sabre hereunder. The terms and conditions set forth in this Agreement and in any Work Order shall control if there are different or additional terms in any Customer purchase order form or Sabre’s acceptance form or invoice. In the event of a conflict between the terms and conditions of the Agreement and any Work Order, the Work Order shall supersede the Agreement only for the engagement covered under the specific Work Order.

1. Definitions. For purposes of this Agreement, certain defined terms will have the meanings set forth in Exhibit A to this Agreement.

2. Term and Termination.

a) Term. This Agreement will commence as of the Effective Date and continue until the later of (i) five (5) years following the Effective Date, or (ii) the expiration of all Work Orders to this Agreement.

b) Termination. Either party may terminate any Work Order under this Agreement if the other party commits a Material Breach of the Work Order and fails to cure such Material Breach within thirty (30) days following receipt of written notice from the non-breaching party describing the breach in detail (except for a breach regarding failure to pay amounts due, in which case the period to cure shall be thirty (30) days). Sabre may terminate this Agreement and/or any Work Order if Sabre has given Customer written notice of a default in payment of any undisputed amounts due and payable more than three (3) times in any twelve (12) month period during the term. Notwithstanding the above, if the Material Breach cannot reasonably be cured within a thirty (30) day cure period, the non-breaching party’s right to terminate will not be permitted so long as the breaching party (i) provides a written remediation plan to the non-breaching party prior to the expiration of the thirty (30) day cure period; and (ii) starts the remediation process as set forth in the plan during the thirty (30) day cure period; and (iii) completes the remediation within sixty (60) days from the date of the original default notice. In addition to all other remedies, upon written notice to Customer as set forth in Section 9(g) below, Sabre shall also have the right to suspend Customer’s access to any System or any Service without terminating this Agreement or any related Work Order if Customer fails to pay an undisputed sum for a period in excess of thirty (30) days after it becomes payable.

c) Early Termination. Sabre and Customer agree that each Work Order will contain and define provisions regarding early termination. The terms and conditions for early termination will be set forth in each Work Order to this Agreement.

d) Effects of Termination. Upon the expiration or termination of this Agreement or any Work Order, unless provided otherwise in a Work Order, all license or access rights granted therein will immediately cease to exist, Customer shall promptly discontinue all use of the System(s), erase all copies of the System(s) from Customer’s computers, and return to Sabre all copies of the System(s), Documentation, and any other Sabre Confidential Information in Customer’s possession or control, and have an officer of Customer certify to Sabre in writing that it has fully complied with these requirements, except that Customer may retain a copy of such information if it is required by law and consistent with its record retention policies so long as Customer holds such Confidential Information in confidence in accordance with Section 7 below. Sabre shall return all Customer’s Confidential Information to Customer to Sabre, and have an officer of Sabre certify to Customer in writing that it has fully complied with these requirements, except that Sabre may retain a copy of such information if it is required by law and consistent with its record retention policies so long as Sabre holds such Confidential Information in confidence in accordance with Section 7 below.

3. Fees and Payment.

a) Fees. Customer shall pay Sabre the fees and charges set forth in the Work Orders to this Agreement.

b) Travel and Out-of-Pocket Expenses. Customer shall reimburse Sabre for all reasonable and pre-approved in writing Project related travel and incidental (T&I) out-of-pocket expenses incurred by

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Sabre in connection with this Work Order. Customer will provide Sabre with confirmed coach class travel within its network for Sabre employees conducting the work under this Agreement. If travel is not possible or available on Customers network, then Sabre employees will purchase and be reimbursed for coach class travel on another airline. Out of pocket expenses associated with the project include, but are not limited to, ground transportation expenses while on-site and during transit; lodging, food and incidental expenses incurred in the performance of this Agreement in accordance with the related Work Order.

c) Payment Procedures Payment will be made by wire transfer to an account designated to Customer by Sabre. All fees and charges shall be due and payable forty-five (45) days after receipt of invoice from Sabre. Each monthly invoice will itemize the fees and charges, and will be accompanied by reasonable detail. If an Affiliate of Sabre performs any of Services, Sabre may opt for such Affiliate to invoice Customer for the Services it provides, in which case Customer will pay that Affiliate directly. Interest on any late payments shall accrue at the rate of one and one half percent (1.5%) per month or the highest rate permitted by applicable law, whichever is less, from the date such amount is due until finally paid.

d) Payments without Set-Off. All payments by the parties hereunder shall be paid to the other party without set-off or reduction for any amounts owed, or claimed, from the parties. Parties hereby waive and disclaim any rights of offset or set-off.

e) Taxes. The fees and charges listed in this Agreement and Work Orders do not include taxes, duties or other assessments. Customer will be responsible for and will reimburse Sabre for all taxes or similar charges that are related to this Agreement or to payments made under this Agreement, other than taxes imposed on the net income of Sabre (collectively, “Taxes”). If Customer is required by law to make any deduction or withholding of Taxes from any payment due to Sabre under this Agreement, Customer will (i) timely and properly prepare and submit any necessary filings and remit such Taxes to the appropriate taxing authority, (ii) provide Sabre with governmental receipts evidencing Customer’s withholding and payment to the appropriate tax authorities in a timely manner and (iii) increase each payment related to this Agreement to the extent necessary to ensure that Sabre actually receives the amount that Sabre would have received if such payment had not been subject to Taxes.

Sabre hereby agrees to provide Customer any documentation reasonably requested by Customer to allow Customer to comply with its obligations under the applicable tax law with respect to the transactions covered by this Agreement, including without limitation, (i) a tax residency certificate, currently Form 6166, issued by the U.S. Department of the Treasury (Internal Revenue Service) or any substitute thereto, and (ii) upon request from Customer seek a provide Customer a new Form 6166 (or any substitute thereto), from the U.S. Department of Treasury.

4. Intellectual Property

a) Sabre Retention of Rights. Sabre retains exclusive ownership of all worldwide Intellectual Property Rights in the System(s) and Documentation, including any derivative work, modification, Update or Version thereof. Sabre and its suppliers reserve all rights in and to the System and Documentation not expressly granted to Customer in this Agreement.

b) Express Restrictions. The System(s), and its structure, organization, and source code constitute valuable trade secrets of Sabre. Unless otherwise permitted under the applicable Work Order, Customer agrees not to (i) modify, adapt, alter, translate, or create derivative works from a System; (ii) merge a System with other software; (iii) sublicense, lease, rent, or loan a System to any third party; (iv) reverse engineer, decompile, disassemble, or otherwise attempt to derive the source code for a System; or (v) otherwise use or copy the System except as expressly allowed in this Agreement. Decompiling a System is permitted to the extent the laws of Customer’s jurisdiction give Customer the right to do so to obtain information necessary to render a System interoperable with other software; provided, however, that Customer must first request such information from Sabre and Sabre may, in its discretion, either provide such information to Customer or impose reasonable restrictions, including a reasonable fee, on such use of a System to ensure that Sabre’s and its suppliers’ proprietary rights in the System are protected.

c) Backup Copies. For Systems and Documentation delivered to Customer by Sabre, Customer may make a reasonable number of copies solely for the permitted use and for backup purposes. Customer shall reproduce on each copy and on each partial copy of a System or Documentation any copyright notice and proprietary rights legend contained therein, as such notice and legend appear in the original.

5. Indemnification.

a) Sabre will defend, indemnify and hold harmless, at its expense, any action brought against Customer, Customer Affiliates, and their respective directors, officers and employees, to the extent that such action is based on a claim of Infringement. Sabre will pay any and all damages and costs (including reasonable attorney fees) incurred by

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Customer that are attributable to the Infringement, provided that Sabre is promptly informed in writing and furnished a copy of each communication, notice or other action identifying any third party patent or copyright or relating to the alleged Infringement and is given information and assistance necessary to defend or settle such claim. Customer’s failure to promptly notify Sabre of an Infringement claim shall not relieve Sabre of any liability under this Section except to the extent that the defense of such action is prejudiced thereby.

b) Should any portion of a System as delivered by Sabre hereunder become, or in Sabre’s opinion is likely to become the subject of a claim of Infringement, then Sabre may, at its option and expense: (i) procure for Customer the right to use the System free of any liability for Infringement; or (ii) replace or modify the applicable portion of the System with a non-Infringing substitute otherwise complying substantially with the description of the System in the Work Order. If (i) or (ii) are not commercially and/or economically feasible, Sabre may accept return of the System and reimburse Customer for the implementation and license fees (but not Access Fees) actually paid to Sabre by Customer depreciated on a three year straight line depreciation schedule.

c) If any action is brought against Sabre based on a claim that (i) software code or documentation written by Customer or any data or information added to a System by Customer or by any other person or entity at Customer’s request; (ii) use of a System in combination with, or in addition to, equipment or computer programs not licensed or developed by Sabre; (iii) any modification or alteration of a System by Customer or its third party agents or contractors; or (iv) any breach of this Agreement by Customer, constitutes an Infringement, then the indemnity obligation stated in this Section “Indemnification” with respect to Sabre shall reciprocally apply to Customer. If the parties cannot clearly determine whether the Infringement action is based on the actions of Sabre or of Customer, Sabre may exercise sole control over the defense and Customer will cooperate with Sabre in such defense. No compromise or settlement of any claim or proceeding may be affected or committed to by Sabre without Customer’s prior written consent, which consent shall not be unreasonably withheld or delayed.

d) The foregoing shall constitute Sabre’s sole and exclusive obligation, and Customer’s sole and exclusive remedy, for any Infringement by a System of any Intellectual Property Rights.

e) Except as expressly provided for in this Section, Customer shall defend, indemnify and hold harmless Sabre from any and all claims or causes of action arising out of Customer’s use of a System, including but not limited to Customer’s use of the System in combination with, or in addition to, any equipment or computer programs not licensed or recommended by Sabre. Customer shall pay any and all damages and expenses (including reasonable attorney fees incurred by Sabre) in connection with such claims, regardless of the circumstances of the claim or damage.

6. Disclaimer of Warranty.

SABRE DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SYSTEM(S) AND SERVICES, INCLUDING ANY WARRANTIES OF, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, TITLE, AND NONINFRINGEMENT. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT SHALL BE DEEMED A WARRANTY FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF SABRE WHATSOEVER. CUSTOMER ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT.

7. Non-Disclosure.

a) Confidential Information. As between the parties, the Confidential Information of each party will remain its sole property. All Confidential Information shall be held and protected by the recipient in strict confidence, and shall be used by the recipient only as required to render performance or to exercise rights and remedies under this Agreement. Each party will protect the other party’s Confidential Information from unauthorized use, access or disclosure with the same measures that the recipient takes to protect its own proprietary information of like importance, but in no event less than reasonable care. No Confidential Information will be disclosed to any third party by the recipient party without the prior written consent of the disclosing party, except that each party may disclose this Agreement and the other party’s Confidential Information to its Affiliates and their respective directors, employees, attorneys, agents, auditors, insurers and subcontractors who require access to such information in connection with their employment or engagement and who are obligated to keep such information confidential in a manner no less restrictive than set forth in this Section. The party employing or engaging such persons is responsible and liable for their compliance with such confidentiality obligations.

b) Required Disclosures. Each party may disclose the Confidential Information of the other party in response to a request for disclosure by a court or another governmental authority, including a subpoena, court order, or audit-related request by a taxing authority, if that party; (i) promptly notifies the other party of the terms and the circumstances of that request, (ii) consults with the other party, and cooperates with the other party’s reasonable requests to resist or narrow that request, (iii) furnishes only information that, according to written advice of its

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legal counsel, that party is legally compelled to disclose, and (iv) uses reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.

8. LIMITATION OF LIABILITY. WITH THE EXCEPTION OF LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF EITHER PARTY (FOR WHICH NO LIMIT SHALL APPLY), EACH PARTY WAIVES ALL LIABILITY OF THE OTHER PARTY, ITS LICENSORS AND SUPPLIERS FROM NEGLIGENCE, WHETHER CONTRIBUTORY, SOLE OR JOINT. EXCEPT FOR EITHER PARTY’S BREACH OF THE NON-DISCLOSURE OBLIGATIONS OR CUSTOMER’S BREACH OF THE USE RESTRICTIONS PLACED ON THE SYSTEM(S) UNDER THIS AGREEMENT AND THE APPLICABLE WORK ORDERS, NEITHER CUSTOMER, SABRE OR SABRE’S LICENSORS OR SUPPLIERS SHALL BE LIABLE FOR ANY LOST PROFITS, REVENUE OR SAVINGS OR FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, EVEN IF SUCH PARTY HAD BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSIBILITY THEREOF. UNDER NO CIRCUMSTANCES SHALL SABRE’S AGGREGATE CUMULATIVE LIABILITY HEREUNDER, WHETHER IN CONTRACT, TORT, OR OTHERWISE, *****.

9. General Terms and Conditions.

a) As soon as reasonably possible following the Customer placing a System into Productive Use under any Work Order, Customer, individually or jointly with Sabre, will issue, with the prior written consent of the Costumer a press release that makes reference in the lead that the applicable technology was enabled by Sabre Airline Solutions and specifically identify the applicable System(s) and/or Services within the body of the release. This press release will be approved by both parties prior to issuance. Sabre may also identify Customer as one of its clients in general promotional literature and disclose to current and prospective clients that Sabre has provided Customer with the System(s) and/or Services covered under Work Orders hereunder. In addition, from time to time the parties may also issue a mutually agreed upon press releases in connection with this Agreement.

b) Choice of Law. This Agreement and any dispute arising hereunder shall be construed in accordance with the laws of the State of New York without regard to principles of conflict of laws. This Agreement will not be governed by the U.N. Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded. The parties hereby irrevocably submit to the jurisdiction of the United States District Court located in the borough of Manhattan, New York and each party waives any objection which it may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in such Court.

Notwithstanding anything herein to the contrary, in the event of an actual or threatened breach of the use restrictions placed on the System(s) and Documentation or the Confidentiality provisions contained herein, the non-breaching party will be entitled, without waiving any other rights and remedies and without obligation to post a bond, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

c) Force Majeure. Either party shall be excused from performing hereunder (except for the payment of money) to the extent that it is prevented from performing as a result of any act or event which occurs and is beyond its reasonable control, including, without limitation, acts of God, war, action of a governmental entity, strikes, lockouts, insurrection, protest, security breaches or other hostilities, embargos, blockades, fuel or energy shortages, transportation delays or the inability to obtain necessary labor, materials or utilities from usual sources; provided that the party experiencing the force majeure provides the other with prompt written notice thereof and uses all reasonable efforts to remove or avoid such causes. If the inability to perform or deliver continues for longer than fifteen (15) days, either party may terminate this Agreement by providing written notice to the other party.

d) Savings Clause. If any provision of this Agreement is prohibited by law or held to be unenforceable, the remaining provisions hereof shall not be affected, and this Agreement shall continue in full force and effect as if such unenforceable provision had never constituted a part hereof, and the unenforceable provision shall be automatically amended to so as to best accomplish the objectives of such unenforceable provision within the limits of applicable law.

e) Relationship. Sabre is an independent contractor hereunder and no employee of either party shall be deemed to be an employee of the other for any purpose whatsoever. Nothing shall be construed to create a partnership, joint venture or agency relationship between the parties. Each party shall comply, at its own expense, with the provisions of all applicable state and municipal requirements and with all state and federal laws applicable to it as an employer and otherwise.

f) Assignment. Neither party may transfer or assign this Agreement to any other person or entity, whether by operation of law or otherwise, without the prior written consent of the other party except that (i) the parties may assign this Agreement to an Affiliate

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provided that the assigning party remain primarily liable for the assignee’s on-going performance hereunder, and (ii) either party may assign this Agreement to an third party who acquires all or substantially all of the assignors assets (whether by merger, change of control or otherwise) as long as the assignee expressly agrees to assume all rights and obligations hereunder of the assignor..

g) Notices. All notices required to be sent and service of process hereunder shall be in writing and deemed to have been given upon delivery (i) by commercial courier with delivery tracking capabilities, or (ii) if by certified mail return receipt requested, or (iii) by hand delivery to the addresses set forth below the signature line below, or to such other address or individual as the parties may specify from time to time by written notice to the other party. Each party agrees that any notice or service of process by any of the methods set forth above is adequate for all purposes and each party expressly waives any requirement of any other form of notice or service of process.

h) Export. If required, Sabre will use commercially reasonable efforts to obtain all approvals necessary to export the System to Customer’s location. In the event that such approvals are refused, either party may terminate this Agreement or a relevant Work Order, and neither party shall be liable to the other for any resulting loss or expense. Customer will comply fully with all applicable United States and foreign government export and import control laws and regulations in its use of a System and, in particular, Customer will not export or re-export any System without all required United States and foreign government licenses. Customer will defend, indemnify and hold harmless Sabre from and against any violation of such laws or regulations by Customer or any of its agents, officers, directors or employees. Without limiting the generally of the foregoing, Customer shall not, and shall cause its representatives not to, export, directly or indirectly, re-export, divert, or transfer the System(s),

Documentation or any direct product thereof to any destination, company or person restricted or prohibited by the United States Export Control.

j) Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of Sabre’s Intellectual Property Rights in the System(s) or Documentation, no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued.

k) Miscellaneous. All obligations hereunder are subject to the receipt of all necessary government approvals. This Agreement, together with each Work Order referencing this Agreement, constitutes the entire agreement between the parties related to the subject matter thereof, supersedes any prior or contemporaneous agreement between the parties relating to the performance of work under a Work Order, and shall not be changed except by written agreement signed by an officer of each party. If any terms in the Work Order conflict with the terms of this Agreement, the terms of the Work Order shall supersede the terms of this Agreement for that engagement. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

l) Survival. All terms of this Agreement, which by their nature are intended to survive termination of this Agreement, including without limitation, sections entitled “Effects of Termination”, “Fees and Payment”, “Intellectual Property”, “Indemnification”, “Disclaimer of Warranty:, “Non-Disclosure”, “Limitation of Liability”, “Choice of Law”, “Claims Period”, “Savings Clause”, “Notices”, “Export:, “Miscellaneous”, and “Survival”, shall survive termination.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Customer and Sabre have executed this Agreement as of the Effective Date set forth above.

Concesionaria Vuela Compañía de Aviación, S.A. de C.V.		Sabre Inc.

By:	/s/ Enrique Javier Beltranena Mejicano	By:	/s/ Stephen M. Clampett
Name:	Enrique Javier Beltranena Mejicano	Name:	Stephen M. Clampett
Title:	Chief Executive Officer	Title:	President, Airline Products & Solutions

By:	/s/ Alfonso Ascencio Triujeque
Name:	Alfonso Ascencio Triujeque
Title:	General Counsel

Notice Address:	Notice Address:
Avenida Prolongación Paseo de la Reforma 490, Piso 1 Col. Santa Fe Peña Blanca 01210, Mexico, D.F. Mexico Attn: IT Director	3150 Sabre Blvd. Southlake, TX 76092-2129 Attn: President, Airline Solutions

with a copy to:	with a copy to:
Avenida Prolongación Paseo de la Reforma 490, Piso 1 Col. Santa Fe Peña Blanca 01210, Mexico, D.F. Mexico_ Attn: General Counsel / Director Jurídico	3150 Sabre Blvd. MD 8314 Southlake, TX 76092-2129 Attn: General Counsel

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EXHIBIT A

Definitions

a) “Access Fees” means a monthly fee paid by Customer to Sabre for access and use a System, the amount and timing of which shall be set forth in the respective Work Orders.

b) “Affiliate” means an entity controlled by, controlling, or under common control with another party. “Control” shall mean the ownership of more than fifty percent (50%) of the voting equity of an entity. An entity will be an “Affiliate” only for so long as such control exists.

c) “Confidential Information” means (i) the terms and conditions of this Agreement and Work Orders and the parties performance hereunder, (ii) information relating to a party’s business, customers, financial condition, or operations, (iii) Sabre’s information technology systems, Documentation and the Intellectual Property Rights in its System and Documentation and any derivative works thereof; and (iv) any other information, whether in a tangible medium or oral and marked or clearly identified by a party as confidential or proprietary at the time of disclosure; except such information that (a) is known to the recipient prior to its first receipt of such information from the disclosing party, provided that such information is not subject to another confidentiality agreement of which Customer and Sabre are a party, (b) is or becomes generally known to the public other than as a result of an unauthorized disclosure by any of the recipient’s directors, officers, employees, agents or advisors, or (c) is independently developed by the recipient without access to or use of the Confidential Information. The Confidential Information of a party also includes Confidential Information provided to that party by a third party licensor, supplier, vendor or the like.

d) “Documentation” means Sabre’s then current published guides, manuals and on-line help for System. Documentation may be provided in paper, computer disk, over the web or via online help in a System.

e) “Error” means a reproducible failure of a System (as delivered by Sabre to Customer) to perform substantially in accordance with the description of the System given in a Work Order.

e) “Infringement” means a claim of direct infringement of any duly issued United States patent or copyright resulting from the supply to Customer by Sabre, or the use by Customer, of any System as delivered hereunder by Sabre under this Agreement.

f) “Intellectual Property Rights” means all copyrights, trademarks, service marks, trade secrets, patents, patent applications, moral rights, contract rights, and other proprietary rights.

g) “Material Adverse Effect” means a material adverse effect on the assets, properties, business prospects, operations or financial condition of any party.

h) “Material Breach” means the occurrence or existence of any event(s), circumstance(s) or condition(s) that constitutes a failure of a party to perform its obligations under the Agreement or a Work Order that has a material adverse effect on the other party, unless the breaching party cures such failure within the timeline set out in the Agreement or the applicable Work Order.

i) “Patch” means urgent issue resolution(s) issued to the Customer as part of the Support Services.

j) “Professional Services” means consulting and technical services provided by Sabre in connection with a System, such as calibration, connectivity, customization, training and implementation support of a System, but does not include Support Services.

k) “Productive Use” means the ability to routinely use the functionality of a System in Customer’s business operations for productive purposes.

l) “Project Schedule” means the estimated delivery schedule for a System or Services.

m) “Support Services” means the services made available by Sabre for a System as described in Appendix H of a Work Order.

n) “Support Services Fee” means the fee to be paid to Sabre by Customer for the performance of the Support Services as specified in the Work Order.

o) “System” means the software system, including any Updates or new Versions provided by Sabre to Customer under this Agreement.

p) “Travel Expenses” means all actual documented out-of-pocket expenses incurred by Sabre in the performance of this Agreement, including but not limited to, air and ground transportation, lodging, meals and incidental expenses.

q) “Update” means a group of patches and/or minor functionality, covered by the Support Services.

r) “Version” means a major enhancement of a System that contains significant new or improved functionality and/or architecture changes that Sabre makes generally available to licensees of the System for an additional charge. The equipment to use a new Version may cascade into the need to revise interfaces, infrastructure and hardware/server platforms. Additional implementation and upgrade license fees may be required to upgrade to a new Version.

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s) “Work Order” means a supplement to this Agreement signed by the parties to describe Services, the addition of a System or to implement a change order. A Work Order shall not be effective unless signed by both Customer and Sabre and will then be incorporated by reference into this Agreement and made a part hereof.

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WORK ORDER NUMBER 1

TO

MASTER AGREEMENT

SABRESONIC RES, SABRESONIC CHECK-IN and SABRESONIC WEB

This Work Order is to the Master Agreement dated as of July 20, 2009, (the “Agreement”) by and between Concesionaria Vuela Compañía de Aviación, S.A. de C.V. (“Customer”) and Sabre Inc. (“Sabre”). This Work Order, together with the terms of the Agreement, shall constitute a single contract and shall be effective as of August 21, 2009 (the “Work Order Effective Date”).

1.	DEFINITIONS

In addition to the terms defined in parenthesis herein, all capitalized terms will have the meanings indicated in the Agreement, or, if not defined in the Agreement or parenthetically, in Appendix J attached hereto.

2.	DESCRIPTION OF SYSTEM, SERVICES AND OTHER DELIVERABLES

2.1	Systems

Sabre will provide Customer with a license to access and use the SabreSonic Res, SabreSonic Check-In and SabreSonic Web solutions, including all modules thereto, (each a “System” and collectively the “Systems”) as described in the attached Appendix A.

2.2	Professional Services

Sabre will provide Customer with the Professional Services described in the attached Appendix B, as such description may be revised in the PDD and the PPP documents delivered by Sabre to Customer as described in Appendix E.

2.3	Customer Responsibilities

In connection with the Systems and Professional Services to be provided by Sabre hereunder, Customer shall be responsible for the activities described in Appendix C, as such description may be revised in the PDD and the PPP documents delivered by Sabre to Customer as described in Appendix E. Customer will perform the Customer Responsibilities in accordance with the timeline set out the Project Schedule.

2.4	Documentation

Sabre will provide Customer with System(s) Documentation, in English only, as described in Appendix D.

2.5	Project Schedule

Sabre will:

(a)	perform all Professional Services,

(b)	provide all Deliverables to Customer; and

(c)	make the Systems available for use by Customer and its Affiliates as set forth in this Work Order,

all in accordance with the Project Schedule set forth in the attached Appendix E, as the Project Schedule may be revised in the PDD and the PPP documents delivered by Sabre to Customer as described in Appendix E.

2.6	System Requirements

The hardware and infrastructure described in the attached Appendix F (the “System Requirements”) is necessary for the proper functioning of the Systems. Customer will be responsible for the System Requirements as described in Appendix F as the System Requirements may be revised in the PDD and the PPP documents delivered by Sabre to Customer as described in Appendix E. Sabre hereby covenants and agrees with Customer that on the Work Order Commencement Date, the Systems will be compatible with the System Requirements.

2.7	Maintenance Services

For the Systems delivered under this Work Order and during both the Work Order Term, Sabre shall provide Customer with the Maintenance Services described in Appendix G. The Maintenance Services will commence on the Work Order Commencement Date.

2.8	System Performance

In connection with the hosting of the Systems and during both the Work Order Term, Sabre will comply with the Service Level Agreement set forth in the attached Appendix H.

2.9	Hosting of Systems and Customer Data

Sabre shall establish the Systems, as modified by Sabre through the Professional Services, and make them available for use by Customer and its Affiliates via the Internet and/or a direct telecommunications connection. In consideration of the fees payable by Customer to Sabre under this Work Order, Sabre will establish and maintain all necessary physical lines from the Systems to the Internet via an Internet services provider and/or through a dedicated direct telecommunication connection provided by Customer. The Systems shall reside on a server or cluster of servers which are physically located at Sabre’s or its designee’s place of business and may be used for the applications of other Sabre customers or third parties. At its expense, Customer shall be responsible for obtaining and installing the equipment, the network from the Customer’s private network to the Sabre Data Center, an Internet and/or direct telecommunications connection, and the software applications identified in Appendix C or Appendix F (as such Appendix may be revised in the PDD and PPP documents delivered by Sabre to Customer) that are required for Customer to access and utilize the Systems. The minimum requirements will be finally determined and agreed upon in the PDD and PPP. Sabre will otherwise be responsible for obtaining, installing and maintaining all of the equipment, hardware, software and other materials that are required to make the Systems available for use by Customer and its Affiliates from the Sabre Data Center. Sabre is not responsible for the operation of any Internet or other communication services. In addition to the foregoing, Sabre will, as part of the hosting services collect, store and process the Customer Data (as defined below in Section 4). For clarity, the point of demarcation for each party’s responsibilities shall be as follows: Sabre shall be responsible for the operation of all equipment and network within the Sabre Data Center and Customer shall be responsible for the operation of any equipment, network and communication services outside the Sabre Data Center.

2.10	Customer Specific Deliverables

Sabre will provide Customer with the Customer Specific Deliverables described in the attached Appendix I (the “Deliverables”), as such description may be revised in the PDD and the PPP documents delivered by Sabre to Customer as described in Appendix E.

3.	LICENSE/USAGE RIGHTS GRANTED

3.1	Use Rights

The following usage rights shall be provided to Customer for the Systems covered under this Work Order.

(a)	With respect to the Systems other than SabreSonic Web, effective upon Commencement Date, Sabre hereby grants to Customer and its Affiliates a personal, non-exclusive, non-transferable (except as permitted under the Agreement), worldwide right and license during the Work Order Term to (i) access and use the Systems via the Internet and/or direct telecommunication line solely for the Customer’s and its Affiliate’s internal airline operations and Ancillary Services, and (ii) to use the associated Documentation in support of the Customer and its Affiliate’s authorized use of the Systems. With respect to the Kiosk Check-In System and any other portion of the Systems that provide Customer’s passengers with self service options, the license granted hereunder shall include the ability of the Customer and its Affiliate’s permitting their passengers to access and use the relevant portions of the Systems for the purpose of exercising the passenger self service options that are available, including, without limitation, for the purpose of checking in on the Customer and its Affiliate’s flights and Ancillary Services.

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(b)	With respect to SabreSonic Web, effective upon Commencement Date for the System, Sabre hereby grants to the Customer and its Affiliates a personal, non-exclusive, non-transferable (except as permitted under the Agreement), worldwide right and license during the Work Order Term to (i) use the Site over the World Wide Web to make Customer’s Content available for access and use by third parties, and (ii) to use the associated Documentation in support of the Customer’s and its Affiliate’s authorized use of the Site and the System.

(c)	The Documentation for the Systems covered under this Work Order may be provided on paper, computer disk, over the web or via on-line help.

(d)	Customer shall be primarily liable for the of its Affiliates compliance with the terms and conditions of this Work Order.

3.2	Express Restrictions on Use

In addition to the restrictions contained in Section 4(b) of the Agreement, and except as expressly permitted in the Agreement or this Work Order, Customer agrees not to (a) copy, re-sell, reproduce, distribute, republish, download, post, frame or transmit in any form or by any means or allow another to use or access the Systems; (b) knowingly transmit any data to the Systems that contains software viruses or other harmful or deleterious computer code, files or programs; or (c) knowingly interfere with or disrupt services or networks connected to the Systems, or knowingly violate the regulations, policies or procedures of such networks.

3.3	Customer Content

With respect to the Content provided by Customer in connection the Site supported by Sabre under the SabreSonic Web System, Customer grants to Sabre a personal, non-exclusive, non-transferable (except as permitted under the Agreement), worldwide right and license during the Work Order Term to use, reproduce, electronically distribute, and publicly display the Content as required by this Work Order. Customer represents and warrants that it has all rights, title and interest in and to the Content as necessary for its use as contemplated by this Work Order.

4.	CUSTOMER DATA / CUSTOMER DATABASE

Customer will be solely responsible for the accuracy of the “Customer Data” and the timely inputting of such Customer Data into the Systems and any changes thereto. The “Customer Database” shall be and remain the property of Customer. Only equipment specified by Customer may be used to access the Customer Database. Subject always to Section 2.9 above, Sabre and its subcontractors’ data processing personnel shall have access to the Customer Database as needed to ensure the integrity and performance of the System. The location of the Customer Database may or may not be physically separate from the databases of other Customers of Sabre, but will nonetheless remain secure against improper access. Sabre shall maintain, or cause to be maintained, the Customer Database and shall make backup archival copies of the Customer Database at least once every twelve (12) hours so that if the Customer Database is for any reason erased or destroyed, Sabre shall begin to restore from the latest archival copy. If the Customer Database is erased or destroyed for causes within Sabre’s control, Sabre will restore the archival copy at no additional charge. Otherwise, Customer will pay Sabre for all labor incurred in restoring the archival copy at Sabre’s then current standard labor rate.

Upon expiration or termination of this Work Order, and upon Customer’s request Sabre will return to Customer, in Sabre’s then existing machine-readable format and media, all Customer Data in Sabre’s possession. Customer will pay Sabre on a time and materials basis for the extraction and return of the Customer Data at Sabre’s then-current standard labor rates. In addition, upon Customer’s request during the Work Order Term, Sabre will provide Customer a copy, in Sabre’s then existing machine-readable format and media, all Customer Data in Sabre’s possession. Customer will pay Sabre on a time and materials basis for the copy of the Customer Data at Sabre’s then-current standard labor rates.

Sabre will not use the Customer Data for any purpose other than providing the Services. Subject to applicable laws, Sabre may use the Customer Data for the purpose of determining, using and distributing aggregate statistical and marketing information from which the identity of Customer or its customers cannot be determined through the use of reasonable effort.

Sabre personnel having access to the Customer Data will be informed of their duties to maintain its confidentiality and to use it only for purposes permitted hereunder. Customer may establish backup security for the Customer Data and retain backup data files if it so chooses. With the written permission of Customer, Sabre may have access to such backup data files as is reasonably required by Sabre.

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Sabre will restrict access to data contained within the System by functional identification (“Duty Codes”) to facilitate data security. Customer agrees that the Duty Codes used by Customer, unless otherwise agreed to by Sabre, shall be identical to those used by Sabre.

The Systems shall be resident on equipment at the Sabre Data Center and Customer will not receive a copy thereof (Customer’s rights being limited to the access and use of the System resident at the Sabre Data Center). Customer shall receive only one copy of any non-hosted software and one copy of the Documentation therefore. Customer may make a reasonable number of copies of the non-hosted software and Documentation solely for the permitted use and for back-up purposes. Customer shall reproduce and include on each copy and on each partial copy any copyright notice and proprietary rights legend contained in the non-hosted software and Documentation, as such notice and legend appear in or on the original.

5.	TERM AND TERMINATION

The term of this Work Order shall commence as of the Work Order Effective Date and continue for a period of five (5) years from the Commencement Date. For purposes of this Work Order, the “Commencement Date” shall be the date that the Systems are placed into productive use by Customer. If Customer elects not to implement functionality as permitted under Section 6.9 below, such functionality shall not be deemed a part of the System for purposes of establishing the Commencement Date.

Notwithstanding anything herein to the contrary, *****:

(a)	*****: and

(b)	*****

*****

6.	FEES AND CHARGES

Customer shall pay Sabre the following fees and charges for Sabre’s provision of access and use to the Systems and performance of the Services described herein. For the Systems defined in Appendix A of this Work Order No. 1 and in Appendix A of Work Order No. 2, the RPB Fee will *****

6.1	Professional Service Fees

Customer will pay Sabre a fee of ***** for the Professional Services outlined in Appendix B of Work No. 1 and Work Order No. 2 to be executed contemporaneously with Work Order No. 1.

Sabre and Customer agree ***** payable as follows:

(a)	*****: *****

(i)	*****

(ii)	*****

(iii)	*****

(iv)	*****; and

(v)	*****

(b)	*****: *****

(i)	*****

(ii)	*****

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6.2	RPB and System Usage Fees

For access and use of the Systems described in Appendix A of this Work Order, Customer will pay Sabre a monthly fee equal to the amount set forth in the chart below per RPB for the applicable Contract Year (the “RPB Fee”) times the actual number of Customer’s RPB (as defined below) for such month (collectively, the “System Usage Fee”). The System Usage Fee paid by Customer shall be subject to the Minimum Commitment as set forth in Section 6.4 below. Additional fees for some functionality are listed separately below.

Contract Year(s)	RPB Fee
*****	*****
*****	*****

6.3	Acquisition Clause

*****

6.4	Minimum Commitment

The System Usage Fee set forth in Section 6.2 above are subject to the Customer having a minimum number of committed RPBs per Contract Year (the “Minimum Commitment”). In any Contract Year, Sabre will invoice Customer monthly for the greater of either 1) Customer’s actual RPBs for the prior month multiplied by the PB Fee; or, 2) one-twelfth of the Minimum Commitment for the applicable Contract Year, as outlined in the table below:

Contract Year	Minimum Commitment of Revenue Passengers Boarded (RPB)
1	*****
2	*****
3	*****
4	*****
5	*****

If at the end of any Contract Year, Customer has failed to meet the Minimum Commitment for such year, the amount payable to Sabre by the Customer will be reconciled at the conclusion of the relevant Contract Year with the Customer making an additional payment equal to the Minimum Commitment level minus the actual RPBs times the RPB Fee for the applicable “Contract Year”.

6.5	Renegotiation Clause

During the period commencing ***** the following may apply:

(a)	*****

(b)	*****

(c)	*****

6.6	Revenue Passenger Boarded Reporting, Invoicing and Adjustment

By the 15th day of each month from and after the Commencement Date, Customer will provide Sabre with the actual number of RPBs carried during the preceding month (on all Customer and its Affiliates and on all Customer Codeshare Carriers). If Customer fails to timely report its actual RPBs, the most recent number provided by Customer will be used for the monthly invoices.

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6.7	Increases in Messages

The System Usage Fees set forth in Section 6.2 are based on *****. Following a period of the *****, Sabre and Customer will measure *****

In the event *****

In the event *****, System Usage Fee for that month will be adjusted as follows:

Average number of Messages per RPB per Month	Additional Fee Per Month per PB
*****	*****
*****	*****

During the term of the Work Order, *****

6.8	Travel and Out-of-Pocket Expenses

Customer shall reimburse Sabre for all reasonable, pre-approved Travel Expenses in accordance with Section 3 (b) of the Agreement and Appendix K to this Work Order.

6.9	Timing of Implementation

Customer may request in writing that Sabre not implement all the functionality identified in Appendix A for the Systems during the assessment and project planning phase described in Appendix B. Should Customer later choose to implement any portion of the delayed functionality at a later date, Customer will notify Sabre and the parties will agree in writing upon the timing of such implementation. Customer will pay Sabre for any incremental costs incurred by Sabre for the implementation, including but not limited to associated incremental travel, labor, training, etc.

6.10	Out of Cycle Processing and Additional Implementations

Customer will pay Sabre then current rates for any requested out of cycle off-line processing or for any requested new programs and additional data that require off-line processing. Customer shall also pay Sabre for installation and implementation services in connection with the hosted Systems at new Customer Sites installed after the Commencement Date at the labor rate set forth in Section 6.11 below.

6.11	Change Request Labor Rate

The labor rate for any Change Request under this Work Order will be ***** per hour for system changes. The labor rate for any Change Request under this Work Order for business process or management consulting professional services will be ***** per hour.

7.	ACCEPTANCE TESTING

Acceptance Testing for the Systems, as modified by Sabre through the Professional Services, will be conducted toward the end of the implementation process as agreed in the project schedule prior to final cutover for each System The purpose of such testing shall be to confirm the Systems materially conform to the description of the System set out in the attached Appendix A. The detailed acceptance testing procedure (i.e., test scripts, identification of testers and test sites, etc.) will be established jointly by the parties and set out in writing prior to the commencement of the acceptance testing. The specific test scripts and processes that will be used by the parties during the Acceptance Testing for the Systems will be mutually agreed upon by the parties and documented in the Program Process and Procedures Document. Sabre will provide Customer with its standard test scripts and Customer will revise and update as it deems reasonably necessary. So long as the test scripts are designed to confirm that Sabre’s delivery of the functionality meets the descriptions set forth in this Work Order, then Sabre will accept the test scripts proposed by Customer. Acceptance testing for the Project Definition Document, the Program Process and Procedures Document, the deliverables provided in connection with the Business Transformation Services, will be conducted by Customer within five (5) to ten (10) business days from

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Sabre’s delivery of such deliverables to Customer (“Deliverable Testing Period”). The Customer will identify to Sabre any material inadequacies or deficiencies in these deliverables on or before the expiration of the Deliverable Testing Period. Sabre will thereafter promptly remediate such inadequacies and re-submit the relevant deliverable to Customer for review and approval. If Customer fails to identify any material inadequacies with the relevant deliverables within five (5) to ten (10) business days from receipt of any resubmission, the deliverables shall be deemed to have been accepted by Customer.

8.	SPECIAL TERMS AND CONDITIONS

8.1	PCI Compliance

Sabre acknowledges its role as a PCI Service Provider and will, at its own expense, pursue and use commercially reasonable efforts to obtain an annual PCI DSS compliance renewal consistent with the standards defined by the Payment Card Industry Security Standards Council and the data protection programs of the respective payment card companies. Updates on the status of annual renewal will be available to Customer on request.

8.2	SAS 70 Audits

Promptly following the execution of this Work Order, Sabre will provide Customer with its latest SAS 70 Type II audit report for the processing center at which the System is hosted. Thereafter upon Customer’s request, which shall not be requested more frequently than once per year, Sabre will provide Customer with its SAS 70 Type II or other industry recognized assessments for the data processing center at which the System is hosted.

8.3	Development Hours

Sabre will provide Customer with up to ***** development labor hours *****. These development hours are *****.

8.4	SabreSonic Web

*****

8.5	Sabre Roadmap Enhancements

*****

9.	CONFLICTS

If any term in this Work Order conflicts with a term of the Agreement, the terms of the Work Order shall supersede the terms of the Agreement for this Work Order only.

10.	FULL FORCE AND EFFECT

Except as otherwise expressly modified herein, all other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, Customer and Sabre have executed this Work Order as of the Work Order Effective date.

CONCESIONARIA VUELA COMPAÑIA
DE AVIACION, S.A DE C.V		SABRE INC.

By:	/s/ Alfonso Ascencio Triujeque	By:	/s/ Stephen M. Clampett
Name:	Alfonso Ascencio Triujeque	Name:	Stephen M. Clampett
Title:	General Counsel	Title:	President, Airline Products & Solutions

By:	/s/ Fernando Suárez
Name:	Fernando Suárez
Title:	Chief Financial Officer

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APPENDIX A

DESCRIPTION OF SYSTEMS

Summary Functionality for Customer

1.	SabreSonic® Res

1.1	Reservations, Pricing and Reporting

1.2	Pricing, Fare and Rules Display

1.3	Codeshare

(a)	Unlimited codeshare flights are included in this Work Order for up to three (3) codeshare partner airlines to be implemented either at cutover or during the term of the Work Order.

(b)	Additional codeshare partners beyond the three (3) listed above are not included in the fees in this Work Order.

1.4	Command Center™ Interface

1.5	Credit Suite

1.6	Customer Relation Management Suite

(a)	CDD (both PNR and VCR)

(b)	Customer Insight

(c)	Customer Value Calculator

1.7	Interact™ Interface

1.8	Net Access™

1.9	Qik® Schedule Interface

1.10	SabreSonic® MyFares

1.11	Business Intelligence Analytic Module

1.12	SabreSonic® Inventory (base inventory option)

2.	SabreSonic® Ticket

2.1	Basic Ticketing

2.2	Electronic Ticketing

2.3	Interline Electronic Ticketing Hub with three (3) carriers

2.4	Automated Exchange and Refunds

3.	SabreSonic® Check-In

3.1	Sabre® Check-In™ passenger check-in system

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3.2	EDIFACT Thru Check-In

(a)	Three (3) EDIFACT Thru Check-In links are included in the Work Order.

(b)	Additional EDIFACT links beyond the three (3) listed above are not included in the fees in this Work Order.

(c)	Customer and Sabre will agree to the specific links during the project planning phase of the implementation.

4.	SabreSonic® Web

(a)	Three (3) additional storefronts

5.	Kiosk Check-in

6.	Mobile Check-in

7.	Roving Agent Check-in

8.	Web Check-in

9.	Sabre® Agency Activity

10.	Sabre® Corporate Loyalty

11.	Sabre® Virtually There®

12.	Sabre® Enterprise Mobile Services (EMS)

(a)	Text and email messaging.

13.	Revenue Integrity Manager

(a)	Existing processes

(b)	Customer specific processes

(c)	Real-time Revenue Integrity

14.	Travel Bank

15.	SabreSonic® Merchandising Services

15.1	Branded Fares

15.2	Ancillary Sales

15.3	Pay for Preferred Seats

16.	Sabre® Web Services

17.	SabreSonic® Sell

18.	Host Frequent Traveler

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1.	SABRESONIC® RES:

1.1	Reservations, Pricing and Reporting

(a)	The ARINC Lost and Stolen Ticket function allows utilization of the SabreSonic Passenger Solution mirrored ARINC industry automated accountable passenger traffic documents database in order to protect the user against lost and stolen documents. The carrier must have a signed contract with ARINC for this service.

(b)	The Automated Reference System (Focus) is an on-line help facility. It contains 3 levels of information referred to as the Main Function List, Specific Functions and Detailed Information. The Specific Functions level contains detailed formats and the Detailed Information level contains more specific format information. Access to this information is obtained through the use of qualifiers, which are words used to describe the information being requested. The user may have one unique on-line reference manual for information specific to their operation.

(c)	The FMH/REM (Focus Multihost / Restricted Entry Manual) online reference manuals contain over 100 topics ranging from SabreSonic formats to Help Desk numbers.

(d)	The Calculator function performs arithmetic calculations (addition, subtraction, multiplication and division); displays monthly calendars and calculates past and future dates (useful in calculating advance purchase dates); converts Celsius and Fahrenheit, metric and decimal; time zone differences can also be calculated.

(e)	The Car Availability function represents 50 car rental companies in over 100 countries. Sabre CARS PLUS is an automated, dynamic car availability and rate system that displays both corporate and local vendor information. This system also provides policy and rule information. The booking is created from the shoppers and rate quote entries. The Rental Car Availability System (RCAS) is a manual sell system providing the basic functions of general availability by city and arrival date and the car sell entry directly from car availability.

(f)	The Catering Message Table (PMMT) contains booked passenger counts by flight. Utilizing the Time Initiated Function Table (TIFT), these counts may be automatically transmitted to a catering facility.

(g)	The Clock function provides the capability for the user to select time displays in either a 12-hour or 24-hour clock. An entry to display local time for the desired city is also provided.

(h)	The Check Authorization (Dishonored Check Information and Exchange Service <DCIES>) function provides the verification of bank checking account numbers and driver’s license numbers used to complete a check form of payment ticketing transaction. This information is input by the user and is sent across a DCIES link for verification. This function is valid for checks drawn on U.S. or Canadian banks. ARINC monthly charges billed.

(i)

The E-mail Address in the Passenger Name Record (PNR) function allows for the storing of e-mail addresses in the PNR and the ability to send passenger notification updates using Sabre® Virtually There™ or Sabre® InformSM. The e-mail address can be inserted with or without using the name select entry. Users can display the e-mail address by name selection and attach multiple names to a single e-mail address. This function is applicable to all PNR types, except Block Space Group (BSG) bookings.

(j)	The Encode/Decode function provides the ability to decipher system codes for airports, cities, airlines, travel agencies, equipment, cars, hotels and tour associates. The Encode/Decode entries provide additional information such as ticketing and baggage agreements and Prepaid Ticket Advice (PTA) acceptance when decoding airlines, as well as, buffer zone information used in tax calculations when decoding cities/airports. Encode/Decode also provides the ability to encode the aircraft equipment type by the manufacturer name or decode the aircraft type to obtain a description and number of seats.

(k)	The Flight Information (FLIFO) function tracks the movement of host aircraft and provides the ability to record flight information about specific flight/date within the current inventory period of 331 days. FLIFO keeps track of the movement of host aircraft. For carriers utilizing the Dispatcher Environmental Control System (DECS), the OUT, OFF, IN, estimated time of arrival (ETA), estimated time of departure (ETD), etc. times are relayed to FLIFO.

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(l)	The Frequent Traveler in the Passenger Name Record (PNR) function allows a SabreSonic hosted client or partner airline’s frequent traveler number to be entered in the PNR. No validation is performed on the frequent traveler number entered.

(m)	The General Sales Agent (GSA) function provides travel agency access within a partition. Travel agents can access only those Passenger Name Records (PNRs) in the designated city code of the partition or PNRs released to that location by the SabreSonic hosted client. This functionality is available solely for GSAs as defined by IATA. GSAs implemented at cutover included.

(n)	The Hotel Availability function is an automated system which offers property and rate information from more than 60,000 hotel properties. This product provides the ability to search, view and reserve participating hotels.

(o)	The Itinerary Print function provides the customer with a printed detail of all Passenger Name Record (PNR) itinerary data in an easy to read format. The printed itinerary contains the user’s home station, date the itinerary was printed, PNR locator, passenger name(s), segment information, pre-reserved seats, multiple meal types, special meals and itinerary remarks. Additional options are available with the Itinerary Print function, including foreign language (French or Spanish) and requesting specific name numbers. Itinerary Print will also include Mexican regulations’ requirement for Customer’ VAT registry number and information.

(p)	The List Displays function provides various passenger information in a list format, which includes number in party, last name/first name, class of service and record locator.

(q)	The Name List (LD, etc) function provides passenger lists based on the command for complete flight list, pre-reserved seats, top tier frequent traveler members, infants, waitlisted passengers, positive space passengers, last booked passengers, etc.

(r)	The Passenger Boarding Information (PBI) function displays the number of passengers booked on each flight, as well as, each fare class, by boarding city and destination. The PBI list also provides a breakdown of inbound connecting passengers and the number of passengers booked on connecting flights for downline stations. The PBI list indicates employee positive space bookings and non-revenue space available (NRSA) information.

(s)	The Large Party Process HOST (Group Host) function provides the ability to set parameters for a host booked Passenger Name Record (PNR) to a maximum number in party of 99. The large party parameter is determined by the carrier. PNRs within the set parameters are automatically queue placed to the booking city for manual handling. Large Party PNRs received within 2 days of departure are queue placed to the board point city for manual handling.

(t)	Group Need Processing provides carriers a means to control large party bookings containing host inventory. This allows host agents to sell segments with a NN status code, but automatically change the segments to Group Need status if it is a group booking as identified in the large party definition within the carrier partition. The Group Need status will not decrement from inventory. PNRs with Group Need segment status will be automatically queue placed for an agent to confirm or deny the request.

(u)	The Minimum Connect Time function provides the display of minimum connection times for each airport and airline. Official minimum connect times are supplied by OAG Inc., and customer supplied sub-minimum connecting times are used to automatically build connections

(v)

The Passenger Name Record (PNR) is a stored record that contains all the details concerning the creation and modification of the reservations agreement between the SabreSonic hosted client and the passenger. A PNR is created, stored and maintained for every passenger for whom airspace and an auxiliary service has been requested, reserved or waitlisted. A PNR can be created by the booking agent or via a teletype message. The PNR contains both mandatory and optional fields. The mandatory fields include the passenger name, itinerary, ticketing or time limit, phone number and received from. The optional fields include Special Service Request (SSR), Other Service Information (OSI), e-mail

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address, frequent traveler numbers, Pre-reserved seats (PRS), remarks and address. All PNRs include a signature line containing the time/date/year, agent sign, creation location, record locator and indicators to notify an agent if history or pre-reserved seats exist. On the day of departure, a PNR itinerary is updated with flight information (FLIFO) to show if a flight is on time, delayed or cancelled. A PNR can be displayed by flight number, date and name or by the unique 6 alpha record locator assigned at end transaction. There are also various display capabilities for other airline segments booked in the host partition, by waitlisted flights or by using a prepaid ticket advice (PTA) number if a prepaid ticket exists in the PNR.

(w)	The Block Space Group Bookings (BSG) function provides the ability for wholesalers or retail subscribers to block air space without submitting specific passenger names. The BSG Passenger Name Record (PNR) serves as an inventory record. Requests for specific passenger air space are satisfied by the BSG without decrementing general inventory levels. The BSG is the controlling record and the specific passenger PNRs associated to it are called Associated PNRs.

(x)	The Change/Delete/Insert Passenger Data Fields function provides the ability to change or remove passenger data fields from the Passenger Name Record (PNR).

(y)	The Corporate Passenger Name Record (PNR) function allows a PNR to contain an itinerary with or without passenger names and seats by utilizing a group name. The individual names may be added one at a time at a later date, but must be present for ticketing. Corporate PNRs can also be displayed by specific flight, date and board city using the Corporate Passenger Name List.

(z)	The Clone function provides the automated cloning of an entire Passenger Name Record (PNR) or only certain parts of a PNR, such as itinerary, through a single transaction and each of the PNRs can be cross referenced to each other if desired.

(aa)	The Duplicate Segment Check function validates the airline itinerary in a Passenger Name Record (PNR) at end transaction to search for segments where the airline code, date of departure, board point and off point are equal. If duplicate segments are found, a warning response is displayed. The warning response can be overridden with a second end transaction entry.

(bb)	The Infant Passenger Name Record (PNR) function provides an additional name field used to identify an infant traveling in the PNR. An infant is defined as being at least 7 days old, but less than 2 years old.

(cc)	The Passenger Name Record (PNR) History function contains all actions taken on the PNR, as well as, the signature line identifying the location, date and agent sign for each action. At end transaction, SabreSonic automatically updates PNR history with each change made.

(dd)	The Divide Passenger Name Record (PNR) function provides the ability to divide multiple name PNRs in a single entry. A line of remarks containing the record locator is automatically added to both PNRs for cross-referencing purposes.

(ee)	The Reduce Passenger Name Record (PNR) function provides the ability to reduce the number in party before or after ending the transaction. This function also requires that the name field be reduced to match the number in party prior to ending transaction.

(ff)	The Increase Passenger Name Record (PNR) function provides the ability to increase the number in party prior to end transaction on a newly created PNR. This entry cannot be applied to a retrieved PNR.

(gg)	The Past Date Information (PDI) CD-ROM Basic product contains Passenger Name Record (PNR) data that has been purged from the system and itinerary segments that have been flown. The Purged PNR CD-ROM file captures the entire PNR 48 hours after the final itinerary segment has been flown and the PNR is purged from SabreSonic. The Flown PNR CD-ROM file captures certain fields of the PNR each time an itinerary segment is flown. Search capabilities can be performed by carrier code, date, flight number, last name/first name or record locator.

(hh)

A Prepaid Ticket Advice (PTA) generally involves the payment for a ticket by someone other than the passenger at a location other than the passenger’s point of origin. The authority to issue a ticket for the specified passenger is forwarded to the appropriate ticketing location at the passenger’s point of origin.

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The prepaid function provides for PTA information to be entered, directly into a Passenger Name Record (PNR). Because a prepaid ticket may be purchased before the passenger has confirmed specific flights, the PTA function allows for the creation of a PNR with an “OPEN” segment itinerary. A PTA PNR can be retrieved by the PTA number if desired.

(ii)	The Automated Teletype Prepaid Ticket (PTA) function allows a prepaid ticket message, using AIRIMP standards, to be sent to the ticketing carrier in order to arrange a prepaid ticket as a service to the passenger. SabreSonic automatically sends an acknowledgment (ACK) message to the sender of the prepaid ticket. The PTA information is automatically updated in the Passenger Name Record (PNR).

(jj)	The Printer function provides automated printing for ticketing, boarding passes, hard copy, print screen and miscellaneous non-transport documents.

(kk)	The Queues function is designed to provide the user with automated and manual capabilities to place a Passenger Name (PNR), message or teletype message to a predetermined location (queue) in the system to be retrieved later for further action. Queue locations are identified by city codes and a numeric or alpha character. Each city code can contain up to 511 numeric queues and 24 alpha queues.

(ll)	The Atlas function can be used to offer customers a choice of airports to reach their intended destination, which could result in lower fares or better flight schedules. The Atlas function can determine the 10 closest airports to a specified city, airport or military base and will provide a proximity display of these airports. This function also provides the mileage between cities.

(mm)	The Special Meals (ML*) Table validates special meal requests and automatically creates a name associated Special Service Request (SSR) item in the Passenger Name Record (PNR). The SSR item provides the airport, catering and flight personnel with a passenger’s special meal information.

(nn)	The Special Travelers Account Record System (STARS) is a reference source for storing frequently used information, procedures, training data, station or city information on-line. Each STAR allows up to 200 lines of information. STARS allow the automatic transfer of lines directly into the Passenger Name Record (PNR). Each STAR also has a signature line that contains the create city/date/agent sign, purge date, date viewed and a count for the number of times the STAR has been retrieved.

(oo)	The Special Service Request (SSR) function is used by the Teletype function to automatically process inbound and outbound messages containing a SSR code. SSR processing allows each carrier to select the type of action to be taken by SabreSonic based on the specific SSR code. The SSR table is created and maintained by SabreSonic, utilizing IATA SSR codes.

(pp)	The Terminal Monitor function provides the user with the capability of monitoring the input and output of a terminal or multiple terminals by another terminal, multiple terminals, or by a hard-copy printer within their partition. This monitoring functionality allows a user’s entries and responses to be viewed and helps to determine performance problems or detect misuse. The Employee Profile Record (EPR) keyword MNTSET is required to perform this function.

(qq)	The Minimum Connection Alert function sends an error message to the user at End Transaction when any segment in the PNR does not meet the published minimum connection times. The error response contains the affected segment number and city, as well as, the minimum connection time for that city. This alert message can be modified by performing the End Transaction entry again.

(rr)	The Agent Productivity Reporting Information System (APRIS) is an on-line report that integrates airline reservation booking activity with call data and city pair revenue information to produce an analysis of reservations agent productivity. The user inputs the call data and revenue information using the APRIS mask online in the SabreSonic system. Reservation booking data is captured daily from off-line SabreSonic sources.

(ss)	The Ticket Control Number (TCN) File contains information from the auditor’s coupon of all tickets, including exchanges and voids. The TCN file contains all of the information required by ATPCo. All ticketing information is collected during nightly file maintenance. A TCN record consists of one Sabre Generated Ticket Number (SGTN) transaction.

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(tt)	The Non-Transport Data File (NTP) contains all miscellaneous sales (non-transport) transactions. This includes all transactions entered into the Miscellaneous (MISC) Mask, (i.e., kennels, excess baggage, unaccompanied minor, unpaid taxes, etc.), the Refund (RFND) Mask, the Prepaid Ticket Advice (PTA) Mask, all voided transportation transactions, and all taxes that were collected as a combined sum (XT). A NTP record equals each line of data in the file. There are nine data types: Miscellaneous Sales, Prepaid Ticket Advice, Refunds, Interline Passes, Vouchers, Non Transport MSR Tax Records, Voided Transactions, Passenger Facilities Charge and Combined Taxes.

(uu)	The TMR 1 - Advance Booking Report contains the booking counts of host airline flights, categorized by commuter airline, date and city pair. The report is sorted by date range, city pair, board point, class code and commuter airline. It can also be used as a summary of total passengers boarded by date and by station to assist airport manning projections.

(vv)	The TMR 2 - Post Departure Report provides detailed post departure data for host and commuter flights for a maximum of 3 days prior to the request date. Also provides previous days boardings by city.

(ww)	The TMR 3 - Interline Booking Report contains booking cancellation counts on host and other airline flights. Collects daily booking counts made by other airlines on the host, host airline on itself, and host airline on all other airlines. This information is obtained from the signature line of the Passenger Name Record (PNR).

(xx)	The TMR 4 - Group Booking Report indicates the total number of large party and corporate Passenger Name Records (PNRs) for all host flights. The report is sorted by date range, board point and flight numbers.

(yy)	The TMR 5 - Dupe Check Facility Report contains the passenger names and Passenger Name Record (PNR) locators of suspected duplicate bookings. Search logic checks the first 36 consonants of the last name and matches the first initial, as well as, title (i.e.: Mr., Mrs., Ms., etc.). This report may be requested for a specific flight in a market, specific date or date range or teletype booked PNRs. The search can also be limited to only corporate or Blocked Space Group (BSG) PNRs. The printed report also includes the flight number, class, date, status code, board and off points, first available telephone contact number from the PNR and the booking source.

(zz)	The TMR 6 - Sabre Performance Summary Report displays the number of Passenger Name Records (PNRs) and high-speed message counts generated for the current month. Previous month and year-to-date information is also available.

(aaa)	The TMR 7 - Daily Bookings Report contains booking counts on host airline flights, classified by date. All of the bookings for each day of a period of up to 7 months are calculated and displayed.

(bbb)	The Teletype Reject Message function allows for the processing of inbound messages from other CRS’ rejected due to a mis-match of passenger name or itinerary information. Teletype rejects are sorted by departure date and placed on high, medium or low priority queues. The user determines the date range of each queue. The manual handling of teletype rejects is duty code restricted. Large party bookings are sent to a specific queue for group desk handling.

(ccc)	Group Fare Processing (GRPF) allows the host carrier to determine the large party number for requests sent from other airlines. Passenger Name Records (PNRs) containing the GFAX SSR “GRPF” entry are queue placed to the group processing queue for manual handling. Group bookings received without the GRPF option, are automatically sent back to the booking source with a segment status code “NO”, indicating no action taken.

(ddd)	The Teletype Name Change Reject/Name Reject function rejects name change messages sent via teletype. These messages can then be manually reviewed.

(eee)	The Large Party Process OA (Group OA) allows a user defined large party number to be designated for bookings received via teletype. These Passenger Name Records (PNRs) are automatically queue placed for manual processing rather than denying the booking.

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(fff)	The Passenger Name List/Add and Delete List (PNL/ADL) is an IATA formatted message used to transmit Passenger Name Lists (PNL) to up to 6 teletype addresses. This is useful for carriers when ground handling another carrier’s flights. The PNL is generated to that pre-determined address of the ground handler, which then takes the data and automatically creates Passenger Name Records (PNRs) or Check-in data in the ground handler’s CRS. The Add and Delete List (ADL) refreshes and updates the original PNL with new, cancelled or modified passenger information.

(ggg)	The Special Service Request (SSR) function enables SabreSonic to automatically process various inbound SSR requests and send the appropriate outbound teletype message reply. Each carrier can select the type of action to be taken by the system for each type of request, and the desired response to be automatically generated by the system back to the originator. This function can also be set-up to queue place Passenger Name Records (PNRs) containing pre-defined SSRs for manual handling.

(hhh)	The Special Meal (SPML) Code function allows a reply to be sent back to the originator based on parameters contained in the Special Meal Table. The parameters determine the lead time for ordering meal, the class of service, the meal service availability on flight and the flight’s board point.

(iii)	The IATA Mandated NAR (New Arrival) Segment and NCO (New Continuing Onward) Segment Teletype Message Changes function is a teletype message tag identifier that generates and sends the entire itinerary to other airlines occupying the same itinerary when changes are made to the arrival or continuing segments.

(jjj)	The Electronic Travel Authority System (ETAS) is a forward host Multi-Access connectivity function, which allows a SabreSonic user to access the ETAS system to apply for and receive travel visas to Australia. The visa is electronically transmitted via SabreSonic connectivity to the ETAS system.

(kkk)	The Weather System is a forward host Multi-Access connectivity function, which allows a SabreSonic user to access the National Weather Service system for current and forecasted weather conditions and temperatures around the world.

(lll)	The World Tracer Baggage System link is a forward host Multi-Access connectivity function that enables SabreSonic to use World Tracer for bag searches among many world carriers. A SITA contract is required.

(mmm)	The Baggage Management Analysis System (BMAS) tracks and locates mishandled baggage. This system has the ability to take passenger information from the Passenger Name Record (PNR) and enter it into the worldwide baggage tracking database.

(nnn)	The Agent Sign Security (AgSS) function provides a defense against unauthorized users gaining access to SabreSonic, and deters certain system functions and entries through an Employee Profile Record (EPR). AgSS authenticates the identity of an agent at sign in to the system and establishes security through the use of keywords, duty codes and passwords. Specific SabreSonic functions may be performed, only with appropriate duty codes and/or keywords in the EPR, preventing inappropriate users from engaging in unauthorized functional activities.

(ooo)	The Flight in Trouble (FIT) function is a table updated by the user that restricts flight data from viewership in the event of an incident. Once a flight is loaded into the FIT table, entries involving the affected flight number are restricted. For example, entries to display a Passenger Name Record (PNR), List Displays (LD), inventory displays, Airport check-in entries, flight information (FLIFO) and electronic ticketing entries and displays are all restricted. Updates to the FIT table are duty code restricted. Users possessing the appropriate keyword in their Employee Profile Record (EPR) can view restricted information.

(ppp)	The OUS/OUB Message function allows messages to be generated, from unsolicited messages, to a specific CRT address (OUS) or all CRTs (OUB) on a specific line allowing rapid communication between users. The message is capacity controlled by an Employee Profile Record (EPR) keyword.

(qqq)

The Pre-reserved Seat Selection (PRS) function provides the ability to issue advanced seat assignments, at the time of the reservation. A seat map is available for each flight and can be displayed by flight number or segment number. Seat assignments can be designated by area preference (either

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smoking or non-smoking, window or aisle) or by specific seat number. A seat can be reserved up to 330 days in advance and boarding passes can be issued up to 30 days prior to departure. Seats can be cancelled by segment, specific seat number or by all segments without canceling the itinerary. Changes to pre-reserved seats are contained in seat history. All pre-reserved seats are name associated in the Passenger Name Record (PNR).

(rrr)	The Sign in Message function allows authorized personnel to add a message to SabreSonic to be displayed on user sign in. Messages can vary by sign in location. These messages are Employee Profile Record (EPR) keyword controlled. Sign in messages provide timely communication of important information/training to specific locations or to all locations.

(sss)	The Message Switching (MSW) function provides a method for processing teletype messages that are generated within and between airline/CRS and related companies around the world through the use of direct circuits and ARINC or SITA. MSW is also used to transmit Passenger Name Record (PNR) bookings and Passenger Name Lists/Add Delete Lists (PNL/ADL) to other CRS systems. MSW processes all of the administrative messages direct to SabreSonic printers. Messages can be addressed to a single location or simultaneously to multiple locations.

(ttt)	The Scan File provides the ability to track high speed messages in the customer’s system and generate the following reports:

(i)	Top Twenty Action Codes

(ii)	Top Twenty Agent Signs

(uuu)	The Condensed Report by Action code provides the number of times a specific entry is entered into SabreSonic. The Top Twenty Agent Signs provides the number of times a specific agent enters any command.

(vvv)	Timatic is a forward host Multi-Access connectivity function, which allows a SabreSonic user to access travel documentation requirements and regulations for nearly 200 countries.

(www)	The Time Initiated Function Table (TIFT) function allows for the automatic generation of specific SabreSonic entries at specified times which are defined by the user. These specified entries and responses can be sent to either a printer, SabreSonic set address, or teletype address.

1.2	Pricing, Fare and Rules Display

(a)	Itinerary Pricing is a database with more than 45 million fares from over 650 airlines worldwide submitted by the Airline Tariff Publishing Company (ATPCO) and SITA. This database maintains fare filings, comprehensive rules, currencies and Banker Selling Rates (BSR)

(b)	Price Quote (PQ) functionality allows tickets to be issued directly from the pricing information stored in the Price Quote Record in the PNR. PQ ensures tickets are issued at fare quoted until expiration of the Price Quote Record, which is controlled by the airline.

(c)	The No Passenger Name Record (PNR) pricing function allows easy-to-use formats to price multi-leg itineraries without creating a PNR. A fill-in mask is available which provides flexibility to add or change information as needed. No PNR Pricing can accommodate a simple one-way or a complicated 16 segment itinerary for up to four different passenger types.

(d)	The Tax Database function in SabreSonic includes both a Tax Database Summary Display and a Tax Database Detail Display. The Tax Summary displays a list of all taxes applicable to a specified country. The Tax Detail Display allows the user to request information regarding a particular tax.

(e)	A Ticket Designator is used in pricing and ticketing entries to apply discounts to filed fares or to designate specific promotional rates. Ticket designators can be limited to a single validating carrier, by the inventory booking code, by travel validity dates or by geographical area. Ticket designators can be applied by segment, by trip or by itinerary.

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(f)	Sabre Air Pricing Operations is responsible for all air itinerary pricing operations. This includes fare and rule data processing, development and maintenance of all pricing applications.

(g)	The ATPCO: Automatic Fare Updates function electronically transmits the carrier’s filed fares from ATPCO to Sabre. This automatic process updates the carrier’s fares 5 times daily.

(h)	The Fare Construction function provides principals that are used to calculate fares for international itineraries. Sabre pricing adheres to IATA standards of fare construction including global direction, directionality of fares, governing carrier, mileage parameters, limitations on indirect travel, higher intermediate fares (HIF or HIP), precedence of through fares, routings, differentials, around the world fares, minimum fare checks, cabotoge rules including French, British and Dutch and Neutral Units of Construction (NUCs). All local currency amounts are converted using the Rate of Exchange (ROE) to a NUC amount. The cost for the itinerary is then calculated in NUCs. The total NUC is then converted using the ROE to the currency of the country of origin.

(i)	The Negotiated Fares function provides airlines with the ability to manage the distribution of non-published fares and defined viewership. Automated Negotiated Fares eliminate the need for paper tariffs or a privately managed database of negotiated air rates. The integration of negotiated fares with published fares can be displayed with a single fare quote entry. The automation of negotiated fares is accomplished through the Airline Tariff Publishing Company (ATPCO) privates fares tariff filing.

(j)	Guaranteed Fare Pricing computes and saves the lowest applicable fare for a booked itinerary; validates an itinerary against all airline fare rules and displays detailed fare, tax, and surcharge information to the user; allows users to price an entire itinerary or specific segments of an itinerary. Also offers users the ability to price specific passenger types (e.g., adult, child, senior citizen, military, negotiated, etc.), using over 150 industry-standard codes

(k)	Price by cabin returns the lowest available fare within a desired cabin for a desired itinerary taking into consideration current fare class availability. Price by cabin also allows users to append qualifiers that find the lowest fare regardless of availability, exclude penalty fares, with or without restrictions, and/or based on a specified purchase date. The user can also append a qualifier that automatically rebooks the itinerary in the lower class-of-service. Evaluates up to eight segments in one itinerary. (WPNCB)

(l)	The U.S. government/state fare pricing (GST Pricing) function provides ability to price the lowest published fare, negotiated fares and U.S. state government fare in one entry.

(m)	Fare & Rules Displays provide users with up-to-date information on airline fares, rules, government taxes, passenger fees, currency rate & exchange, and baggage allowance.

(n)	The Fare / Shoppers Quote Display function displays all published fares for a carrier in the requested market for the specified date or dates of travel. Fares for future travel or up to 60 days past date EEDcan be displayed. Variations to the entry sort fares by fare type, currency, specified booking class, etc. Once the fare has been displayed, shortcut entries can be used to quickly change a part of the fare quote, such as the arrival city or the carrier. All fare and rule information is sent to Sabre from the Air Tariff Publishing Company (ATPCO) and SITA. The Fare Shoppers entry allows the user to view fares from all airlines that publish fares in the requested market. Fares are shown in ascending order, with comparison information regarding frequency and type of service (non-stop, direct, on-line connection) for each airline at the top of the display.

(o)	The Electronic Rules Display (RD) function provides an automated display of fare rules submitted by each airline via their fares vendor to Sabre. This display contains 28 fare rule categories including seasons and blackouts, transfers, combinability, fare by rule information, minimum/maximum stay and groups. Specific rule categories may be accessed individually or in groups.

(p)	The Rules Display – RD function returns fare rules for a carrier, including 28 categories.

(q)	The Booking Code Validation (RB) Table displays booking code requirements to qualify for a specified fare basis as outlined by the publishing carrier.

(r)	The ROE Display – FC function displays IATA quarterly NUC conversion rates of exchange.

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(s)	The Currency Management (Conversion Functions) function displays the Bankers Selling Rate (BSR) for the country requested. This function converts currency at the market rate. Currency Management also contains an alpha listing of all country currencies, as well as, a conversion for the BSR.

(t)	The Tax Display – TX function displays country or city specific taxes.

(u)	The MPM Mileage Display – WN function displays applicable maximum permitted mileage for MPM fare levels.

(v)	The Ticketed Point Mileage Display – WN function calculates miles traveled between ticketed points for fare and routing applicability.

(w)	The PFC Display – PXC function calculates applicable passenger facility charge for domestic and international itineraries.

1.3	Codeshare

Unlimited codeshare flights are included in this Work Order for up to three (3) codeshare partner airlines to be implemented at cutover. Additional Codeshare partners implemented after cutover are not included. Codeshare flights refer to flight numbers, either marketing or operating. An agreement with the other carrier is required.

(a)	The Codeshare function provides the ability for an airline to partner with another airline to offer services to cities where the host airline does not fly. Additional market availability is provided without the added cost of aircraft, flight crew and airport facilities. The SabreSonic system currently supports IATA Options 1, 2, 3, and 4. The SabreSonic codeshare product is very flexible; allowing the carrier many choices in how various bookings and responses will be sent and processed. When a passenger checks in on the SabreSonic—hosted carrier’s flight that connects with a marketing flight, SabreSonic recognizes the codeshare flight; if the operating carrier has an EDIFACT agreement with the operating carrier, then EDIFACT Through Check-In is performed. This product requires a Codeshare agreement.

(b)	The Codeshare Marketing TCS Date Relate functionality allows carriers participating in codeshare arrangements to link classes of service to dates in the TCS (Teletype Codeshare Table) enabling them to add effective and discontinue dates ensuring the marketing carriers classes of service are mapped and translated to the operating carrier’s classes of service for the exchange of booking data.

(c)	The Operating TCS Table gives the operating carrier more control over what classes of service are being booked by the marketing carrier. This table is used to validate the fare class mapping translations for inbound IATA Option 1 and 4 booking messages sent by the marketing carrier. It is also used to translate the marketing carrier class to the operating carrier class of service for IATA Option 2 bookings and AVS messages.

(d)	The PNL Check-In Enhancement function searches for existing PNR’s within SabreSonic when an inbound PNL/ADL message is received and merges the data found in the PNL with the existing Sabre PNR. This eliminates dupe bookings. It also enables the system to perform “ through check-in” on their passengers from their origin city to their final destination.

(e)	The AVS Leg and Segment Support function applies the Availability Status (AVS) messages to both the operating and marketing carriers when an AVS message is sent.

(f)	The Request Availability Status Message (RAS) function allows additional control of a carrier’s marketing flights. This product enables the marketing carrier to send an Availability Status (AVS) recap request to the operating carrier at any given time. Upon receipt of the message, the operating carrier will automatically return an AVS message (recap) to the marketing carrier. SabreSonic has the capability to send and receive RAS messages.

(g)	The Passenger Name Record (PNR) Identification by Record Locator (RLOC) function attempts to retrieve a PNR in two ways in order to process inbound Teletype messages. The first check searches the OA RLOC (Other Airline Record Locator) Index for the originating airline’s RLOC; if the PNR is not found, the system will attempt to retrieve the PNR via flight, name, date.

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(h)	The Open Seat Indicator on Boarding Passes function enables EDIFACT to print ‘OPN’ in the seat assignment field on ATB2 boarding passes issued via EDIFACT for OA open seating flights. This functionality is available for all EDIFACT partners who send an open seating indicator in the check-in response (DCRCKA).

(i)	The LDX function will produce the Codeshare PNR Reconciliation Report from the Marketing Carrier’s Partition. The report will include an item for each PNR that was booked by the Marketing Carrier and is missing from either the Marketing or Operating Flight.

(j)	The Flight Segment Included in Teletype Reply to SSR Request function provides for the flight segment associated to an SSR to be included in the SSR reply message.

(k)	The Inbound Passenger Reconciliation List (PRL) Enhancement provides information collected during the check-in process that can be used to update a ground handled/marketed airlines’ reservation system, as necessary. The PRL message reflects a list of accommodated onboard passengers and associated information.

(l)	The “SOLD AS” Identifier on Boarding Passes function modifies the current boarding pass stub to include a “SOLD AS” field to reflect the Marketing carrier’s code and flight number when operated by a codeshare partner. This provides the passenger with information associating the codeshare partner’s base operating flight number to the flight originally booked.

(m)	The IATA Passenger Final Sales - Outbound Message is a teletype message generated during the post departure reconciliation process to provide post departure control statistical and/or amended passenger information to codeshare/contracted 3rd parties. The Post Final Sales message lists all “exception” passengers, or passengers who did not check in “normally”. The passengers are listed first by category, then class of service, and lastly alphabetically. A passenger will appear in only one category.

(n)	The Codeshare Prepaid Ticket Advice provides the ability for the passenger to pickup a prepaid ticket from either the marketing or operating carrier’s ticket office. Upon issuance of the ticket a teletype message is automatically sent advising that the PTA has been ticketed.

(o)	The SabreSonic system has the ability to send, receive, and process Codeshare IATA Option 1 messages. With IATA Option 1, the marketing carrier performs the translation to the operating carrier information. The marketing flight information is included at the end of the air segment. Therefore, the marketing carrier sends both marketing and operating carrier details within the booking message.

(p)	The SabreSonic system has the ability to send, receive, and process Codeshare IATA Option 2 messages. With IATA Option 2, the operating carrier performs the translation to the operating carrier information. The marketing carrier sends marketing flight information only.

(q)	The SabreSonic system has the ability to send, receive, and process Codeshare IATA Option 3 messages. With IATA Option 3, the marketing carrier performs the translation to the operating carrier information. The marketing carrier sends operating flight information only.

(r)	The SabreSonic system has the ability to send, receive, and process Codeshare IATA Option 4 messages. Codeshare IATA Option 4 is similar to Option 1, however the booking format is slightly different. The marketing carrier performs the translation to the operating carrier information and both flights are included in the air segment.

(s)	The Codeshare Automated Passenger Protection (APP) function allows the operating and marketing carrier to determine who will be responsible for reaccommodating the marketing codeshare passengers during schedule change. If it is determined that the operating carrier will be responsible for reaccommodating the marketing passengers, teletype messages are created to update the marketing PNRs and processed according to the rules of each partner. Additionally, the SabreSonic operating carrier may protect marketing carrier’s passengers separately from their own non-codeshare passengers. Each codeshare may be protected differently as well.

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(t)	The Codeshare Availability Status Messages (AVS) Reapply function re-applies AVS inhibits, previously applied by the operating carrier from an AVS open or close message, after the marketing carrier’s schedule change.

(u)	True Availability allows a marketing flight’s Inventory Detail record (IND) to be programmatically linked to the IND of the operating carrier, when both airlines reside in the SabreSonic system. Therefore, the availability of the marketing flight will mirror the availability of the operating flight, reflecting its “true availability”. A ‘TAI’ indicator in the city pair availability demonstrates to the marketing carrier that the city pair is displayed as ‘true availability’. Additionally, True Availability supports all Sabre inventory structures (Net, Threshold, Virtual and Continuous Nesting).

(v)	The FLIFO Cancellation function appends a FLIFO cancellation message on the marketing flight when the operating flight is cancelled with a CN or CS action code.

(w)	The Codeshare Seat Return-Outbound function provides the ability to return seats to the operating carrier by cabin, date range, time and origin or destination for codeshare block space agreements. Codeshare Seat Return also creates the ability to retain a minimum number of block seats, to set new seat authorizations with adjustable overbooking levels, to provide return seat percentages and to establish additional addresses for seat release messages.

(x)	The Dual Flight Number Validation function provides the ability to validate the dual flight number information is correct when it is received from the marketing carrier. This function is applicable to IATA Option 4 codeshare partnerships only.

(y)	Codeshare Ticket Number Advice (TKNA) notifies the marketing carrier when the operating carrier tickets the PNR using paper ticketing. Upon completion of ticketing the operating codeshare PNR, teletype will send an SSR TKNA to the marketing carrier, which will input a T- 20JUN (date ticket was issued by operating carrier), followed by the ticketing information in the marketing carrier’s ticketing field. This will eliminate the possibility of the PNR being cancelled due to a ticketing time limit imposed by the marketing carrier at the time of booking.

(z)	Codeshare Flight Default permits the check-in agent to use the marketing carrier code and flight number when defaulting to a flight for check-in.

(aa)	The Codeshare Agreement Table is a centralized location of all codeshare tables. This table will give the customer and the Sabre Codeshare representative the ability to view all features that have been activated for any particular codeshare partnership without having to search different codeshare tables.

(bb)	Codeshare Numeric Availability Status Messages (AVA) provides the ability for a SabreSonic user to send and receive AVA messages for Availability Status Messaging. AVA is an additional free flow availability message that provides more accurate inventory synchronization between codeshare partners. The availability message is in numeric format that includes all mapped classes of service (RBDs), both public and non-public, for each compartment (F/C/Y). This differs from the standard AVS message, which includes only the classes affected by the change. By including the current availability for all RBDs, there is an inherent control feature that allows the marketing carrier to maintain an accurate availability at all times. This functionality also includes the sending and receiving of AVA Recap Request messages (RVR) and AVA Recap Responses (AVR).

(cc)	Guaranteed Sell for Codeshare Flights enables the system to verify availability on the operating carrier’s codeshare flight prior to confirming an inbound booking message from the marketing carrier. This will eliminate the number of codeshare overbookings on the operating carrier’s flight.

(dd)	The Automate Codeshare Schedule Change feature will automatically update the SabreSonic hosted marketing carrier’s flights and passengers when an operating carrier’s schedule changes. For Sabre to OA codeshares, this feature will automatically generate a Standard Schedules Message (SSM) to the OA marketing carrier in order to update the marketing flight when the operating flight is created or changed, reducing the number of flights with possible schedules out-of-synch.

(ee)	Ticket and Time Limit Notification notifies the booking source when the operating carrier tickets or adds a ticket time-limit to the Passenger Name Record (PNR). This applies to interline and codeshare PNRs. Notification is generated in the form of an SSR TKNE, TKNA, or TKTL.

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1.4	Command CenterTM Interface

Command CenterTM Interface is a web based graphical user interface (GUI) giving SabreSonic customers a tool to easily perform the system configuration, table maintenance, and information reporting tasks for functions including: Market Tariff Table; Codeshare configuration and management; Pre-Reserved Seat Map configuration; Agreements management (Ticketing & Baggage Agreements, Credit Card Acceptance agreements, and Frequent Flyer Agreements

1.5	Credit Suite

(a)	Basic Authorization

The Credit Authorization (CAS) function provides the carrier the ability to obtain real-time, instantaneous credit authorization for major credit cards accepted as form of payment. Credit card numbers are first validated for accuracy upon input into the system. After that, direct links between SabreSonic and the major credit card associations provide the carrier the means of obtaining a real-time approval code prior to issuance of a ticket. Alternatively, the automated approval code may be substituted by the use of an on-line entry to approve credit prior to document issuance.

(b)	Credit Suite

The Data Delivery function (also known as Accelerated Credit Card Billing or ACCB) allows carriers to accelerate settlement of American Express, Discover, MasterCard, Visa, JCB and Diners Club/Carte Blanche credit card transactions. Credit card settlement data is captured and formatted according to preferences of airline’s credit card merchant bank(s)/processor(s). This information is transmitted “on behalf” of the carrier directly to the bank(s)/processor(s). The data is sent daily, seven days a week, being electronically downloaded into the banks’ accounting systems, and therefore accelerating the process of recovery of credit card revenue by 5-8 days on average, considerably improving airline’s cash flows. Credit card purchases for transportation tickets, as well as refund, exchange and miscellaneous transactions completed through the use of masks can be accelerated. Requires Sabre generated Ticket Number. Sabre supports encrypted FTP/IP connectivity via Internet for the transmission of Credit Suite files. However, in specific cases, a dedicated communications link to the credit processor/bank may need to be installed.

Interchange Optimization (also known as Payment Services 2000 or PS2000) represents Sabre’s flexibility to meet local requirements from the card associations, in order to qualify the carrier for the lowest possible discount fees on transactions processed via the Data Delivery product. As an example, in the US, Visa and MasterCard’s “Passenger Transport” qualification requirements are met by the inclusion of additional data fields in the settlement files sent to banks. Specific requirements need to be analyzed on a country by country basis. Magnetic card swipe reader devices may be required. Interchange Optimization programs may require a contractual agreement between the carrier and the card associations.

(c)	Credit Suite - Fraud Prevention

Address Verification Service (AVS) is an enhanced fraud tool that verifies that the address in the credit card data field matches the address on file with the card issuer, allowing for more secure transactions. Currently available in the U.S., Puerto Rico and the U.S. Virgin Islands.

1.6	Customer Relationship Management Suite

(a)	CDD

Customer Data Delivery – PNR and VCR Data (“CDD – PNR and CDD – VCR Data Feed”) enables Sabre hosted airlines to receive structured data files containing normalized host airline Passenger Name Record (PNR) and Virtual Coupon Record (VCR) data. Information on all active PNRs and electronic tickets (VCRs) from airline direct, agency, and other interline booking channels that are active in the host airline database in the Sabre® Passenger Reservation System after date/time of implementation is included. The data is extracted from the hosted airline database and is transmitted via scheduled batch feeds.

Data will be delivered to Customer via FTP on a daily basis, in flat files, delimited data string format.

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(b)	Customer Insight

Customer Insight is a profile system that can be used as a central repository for customer profiles. The database is located on an open platform and supports flexible data access and update methods: Batch file updates via FTP, manual updates via the Sabre system or the SabreSonic Agent Interface, and a web service interface based on OTA (Open Travel Alliance) standards. The data model utilized provides the ability for hosted airlines to store a wide variety of information regarding their customers, for example: personal information, such as name, contact information and travel document information; air travel information such as customer value score, service needs such as airline seating, meals and class of service, also travel preferences, frequent traveler information and employment information. Frequent Traveler profiles can be used during the booking process to quickly build a Passenger Name Record (PNR) by automatically moving profile information into the PNR with reduced keystrokes and increased accuracy. The reservations and check-in functions integrate with Customer Insight in order to recognize an airline’s most loyal frequent flyer members.

(c)	Customer Value Calculator

The Customer Value Calculator is a model which calculates a customer value score for each customer with a profile given a set of airline specified parameters. The application currently consists of three main areas:

•	Parameter Inputs

•	Graphical Distribution

•	Parameter Set Management

The information below contains a description of these specific areas.

Parameter Inputs: The model allows the user to configure three different parameters: Recency, Frequency, and Monetary Value. Recency represents the number of segments flown by a customer in a user specified period of time. This time period is generally short in duration and is used to capture recent travel activity. Similarly, Frequency also represents the number of segments flown by a customer in a user specified period of time. However, the time period for this is generally longer than the Recency time period. For example, whereas the time period of consideration for Recency might be 12 months, the Frequency time period may be 36 months. The final parameter in the model is monetary value. This parameter captures the amount of spend by a customer in a user specified period of time.

The user has the ability to control each of these parameters in three ways: time periods, ranges, and weights. Time periods, as discussed previously, define the time period for which the parameter will be calculated. Ranges give the airline the ability to tier the values for a particular parameter. For example an airline may choose to assign values for recency like:

•	Less than or equal to 2 would indicate a recency score of 0

•	Between 3 and 6 (inclusive) segments would indicate a recency score of 30

•	Between 7 and 10 (inclusive) segments would indicate a recency score of 70

•	11 or more segments flown in the time period would indicate a recency score of 100

Finally, the airline can set the relative weights of the parameters. For example, recency may compose of 20% of the customer value score, frequency may compose of 30% of the customer value score, and monetary value may compose of 50% of the value score.

Once all of these parameters are set then a customer value score can be calculated for each customer with a customer profile. The user can then save this parameter set under a unique name for further reference.

Parameter Set Management: The third and final area of the Customer Value Calculator is the area of parameter set management. Airlines can have multiple parameter sets with different goals and experiments using the what-if functionality of the model.

The Parameter Set Management area allows users of the system to perform general management functions. This includes viewing, sorting, deleting, and renaming parameter sets. From the parameter set management area, a user can also tell which parameter set is currently loaded in production as well as the next one queued for production if a change has been designated.

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1.7	Interact™ Interface

Interact is a graphical user interface for airline agents to manage reservations and check-in functions from a single, easy-to-use tool. The Interface supports all native host functionality required for call center or airport agents. In addition, the product provides graphical seat maps, consistent and easy-to-use tab-based navigation, easy-to-read graphical output and the ability to work equally well with or without a mouse.

1.8	Net Access™

Net Access is an internet based emulator solution for airline customers. Airline staff and Global Sales Agents (GSA’s) would use this emulator to access the native Sabre System. It may be used at Reservations offices, City Ticket offices, Airports, or any other location where Sabre access is needed and hardwire is not available. Net Access is intended to address the need for infrequent service (i.e., seasonal or charter), or in non-traditional situations (an airline has a representative stationed on-site at a convention to assist customers). Net Access is offered as an alternate product rather than a replacement for existing Airline Solutions products.

Below are some of the benefits of using Net Access:

(a)	Increased productivity – easy, convenient, one-stop shopping tool that reduces time consuming research for products and services that are difficult to find today

(b)	Low cost – browser based, available 24/7 over any Internet connection

(c)	Global – localized at the country and regional level

(d)	Customizable – can be configured

Sabre airlines are utilizing Net Access in the following ways:

(a)	Global Sales Agents (GSA’s)

(b)	Small office environments, such as:

(i)	Reservations offices

(ii)	City Ticket offices

(iii)	Work from Home capabilities

(c)	Unique airport needs, such as:

(i)	Early start-up service before wiring is installed

(ii)	Charter service

(iii)	Or other situations where hardwire is too costly or not available

(d)	Net Access is distributed via a web link

(e)	Because some airlines may have difficulty downloading the emulator due to an internal firewall, a CD will be provided upon request

(f)	Net Access provides a low cost alternative to hardware

(g)	Connectivity is achieved through the internet and may be connected via any Internet Service Provider (ISP)

(i)	No dedicated circuits required

(ii)	Eliminates legacy communication connections (x.25)

(iii)	Eliminates need for dedicated routers

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(h)	No software to distribute or install

(i)	Installation completed by the customer

(ii)	Easy to use installation script

(iii)	Java is downloaded during the installation process

(i)	Supports Sabre host functionality

(i)	Includes all standard configuration functions

(ii)	Including font size, colors, window display

(iii)	Includes support for PF Keys, Quick Keys etc.

(iv)	Enables the Interact Airport and Reservations interface to connect to Sabre from a computer with internet access with no dedicated circuits required

(j)	Supports point-and-click functionality not available in a regular native Sabre emulator

(k)	Supports Sabre ticket, boarding pass, and bag tag printing

(l)	System architecture designed for automated updates

(i)	No repeat installation required

1.9	Qik® Schedule Interface

The Sabre® Qik-Schedule™ product is a graphical user interface for airline employees to modify schedules from an easy-to-use tool.

1.10	MyFares

Sabre MyFares offers near-real time fare transmission processing and sales channel targeting to provide increased control over when and where fares are distributed. Fare content can be distributed to specific airline geographic groups, including area, zone, nation, state/province, city/airport and department code. In addition, users have the option to distribute to the extensive worldwide Sabre ConnectedSM agency network. MyFares serves as a supplemental direct fare filing option to ATPCO and SITA fare filings.

1.11	Business Intelligence Essential Analytics module

The SabreSonic Essential Analytics reports module (the “System”) is a separate module of the SabreSonic Business Intelligence product family. It consists of a base set of reports with Customer configurable parameters for narrowing the scope and focus of the reports. Examples of the types of reports included in this reports module are described below (subject to change as the product evolves based on customer input and usage factors):

(a)	Bookings and Cancellations Reports

(i)	Accessible via SabreSonic Airline Community Portal

(ii)	Bookings and Last-minute Cancellation Counts / Sources

(b)	Market Analysis Reports

(i)	Top Markets

(ii)	Specific City Pairs, Departure Cities or Arrival Cities

(c)	Flight Level Reports

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(d)	Daily / Date Range Perspective

(e)	YOY / YTD, QOQ / QTD, MOM / MTD option for Booking Count Report

(f)	Segment and Airline O&D Perspective for Booking Reports

(g)	Graphic Summary Representations (Pie Chart, Bar Chart)

1.12	SabreSonic® Inventory base inventory option

SabreSonic Inventory provides airlines flexibility in designing nesting structures by supporting the following:

(a)	Serial - fare classes nested one into another

(b)	SabreSonic Inventory supports advanced point of sale control, including:

(i)	Capability to control POS by the IATA EDIFACT standard levels—country, city/airport, agency (IATA ARC number)

(ii)	Point of sale search may be serial or hierarchical (based on level of match)

(iii)	Additional POS differentiators are duty code and agent sign-in ID

(iv)	Point of sale relationships may be defined in a table

(v)	Ability to control availability by discrete channels such as off-tariff fares negotiated with travel agencies and online channels.

(vi)	Agency blacklists are also supported by SabreSonic Inventory and managed through the point of sale rules.

(c)	SabreSonic Inventory supports extensive control of availability through the use of flexible rule-based actions to be taken during the availability process. Controls are provided at the host, market, point of sale and flight number level of detail.

(d)	SabreSonic Inventory currently supports the following actions:

(i)	Inhibit a fare class – no availability, long sell permitted

(ii)	Inhibit a fare class from availability – no availability, no short sell, long sell permitted

(iii)	Inhibit a fare class from sell – shows in availability, no sell permitted

(iv)	Suppress availability to zero – shows in availability with zero seats, no short sell, long sell permitted

(v)	Suppress segment limit – overrides segment limits for all fare classes

(vi)	Block availability – applies to all fare classes

(vii)	Block sell – applies to all fare classes

(viii)	Uninhibited fare class – reverses inhibit for availability and sell

(ix)	Uninhibited fare class for availability – reverses an availability inhibit

(x)	Uninhibited fare class for sell– reverses a sell inhibit

(xi)	Adjust fare class availability with multiplicative and additive factors

(xii)	Adjust fare class authorization with multiplicative and additive factors

(e)	The following is a list of conditions users can apply to qualify the above actions:

(i)	Rule effective and discontinue date

(ii)	Frequency (days of the week)

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(iii)	Sales date ranges

(iv)	Seasonality (Travel date ranges)

(v)	Sale days open restriction (inclusive)

(vi)	Sale days closed restriction (inclusive)

(vii)	Sale hours open restriction (inclusive)

(viii)	Sale hours closed restriction (inclusive)

(ix)	Sale date/time open restriction (inclusive)

(x)	Sale date/time closed restriction (inclusive)

(xi)	Travel departure time bands (times local to point of origin) (inclusive or exclusive)

(xii)	Travel arrival time bands (times local to point of destination) (inclusive or exclusive)

(xiii)	Routing (or, and, consecutive)

(xiv)	Trip type (non-stop, multi-stop direct, online connection, interline connection, 1, 2 or 3 connect points)

(xv)	Departure region

(xvi)	Arrival region

(xvii)	Point of sale (country, city, agency IATA fare qualification rules number)

(xviii)	Interline partner carrier code list

(xix)	Operational type – normal, funnel, overlap, code share (applies to a segment

(f)	SabreSonic Inventory manages waitlist placement using client defined percentage limits, which initiates the waitlist clearance review. SabreSonic Inventory also supports clearance with availability and sell processing.

(g)	Note – O&D Controls are not included.

(h)	SabreSonic Inventory also supports the following types of AVS generation:

(i)	Segment AVS provides the capability to send other airlines and/or CRSs open and close messages for a specific origin and destination without affecting other cities in the line of flight.

(ii)	Leg AVS provides the capability to send other airlines/CRSs open and close messages for a specific origin and destination which will open or close other cities in the line of flight.

(iii)	Numeric AVS provides the capability to send specific availability levels to other airlines and/or CRSs.

(i)	The Schedule Change function furnishes the means to create and alter flight schedules and related elements of data.

(j)	The Dynamic Schedule Change function allows the user to add, modify, cancel and reinstate current flight schedules into SabreSonic. These changes are stored in a database and are updated in SabreSonic twice weekly.

(k)	The On Demand Schedule Change function allows the user to add, modify or cancel flight schedules and have the updates shown in SabreSonic immediately.

(l)	The Schedule Change Passenger Protection Reports are online displays that contain detailed information on the flights and passenger PNRs affected by schedule change reaccommodation. Reports include: Summary of flight numbers and passengers affected; Flight Detail with detailed reaccommodation information for each PNR; Basic Airline Segment (BAS) Display, containing basic airline segment details for each PNR; and Candidate Display, which included a list of protection candidates used by the system to protect a PNR by flight and Record Locator

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(m)	The Extra Sections function allows for the addition of extra flights to the system outside of the schedule change process. Extra sections are used when the market requires an additional flight for a limited operation - i.e.: 1 day or 1 day a week for the next month.

(n)	The Charters function enables two ways for charters to be input into the system. Charters input through a schedule change entry appear as any other flight. Charters input with an inventory type entry using a specific flight number range are not shown in city pair availability. Seat maps and seat assignments, boarding passes, positive name match, on-board counts, no-shows and IATA Passenger Name Lists (PNLs) and Add and Delete Lists (ADLs) are provided for charter flights.

(o)	The Schedule Change Reaccommodation function is an automated passenger reaccommodation process for passengers affected by schedule change. SabreSonic automatically builds a candidate list for protection where the highest-ranking candidate (flight) is determined and used for the reaccommodation process. The ranking is determined by parameters defined by the carrier. Each carrier can also assign criteria values to passenger PNR’s to determine the reaccommodation order by PNR attributes, such as frequent flyer, class of service, etc. The carriers also have the ability to define limits for flight overbookings during reaccommodation. There are two reaccommodation options an airline can chose to implement:

(i)	O&D – Identifies protection for the whole journey, from origin to destination.

(ii)	Leg Based – Identifies protection for the affected legs.

(p)	The Commuter function provides the ability to designate up to 15 additional airlines as commuters, under the host airline code, by assigning a specific flight number range and using an asterisk in the city pair availability display. Additionally, a message can be appended to flights in order to identify the name of the commuter airline in the city pair availability display. The Encode/Decode table contains the commuter carrier name.

(q)	The Automated Overlap Flights function provides an automatic method for inventory control of the shared legs. Specifically, the Automated Funnel Flights function provides an automatic method of updating seats sold for a change of aircraft which results in a connecting flight appearing as a direct flight in city pair availability. The Automated Overlap Flights function allows for the utilization of one aircraft to operate as two flight numbers over a common city pair and automatically decrements inventory when a seat is sold. Overlap flights may or may not be a change of aircraft, which may result in passenger deplaning and enplaning. Only one of the flight numbers will appear in the city pair availability for the common leg.

(r)	The Inventory Authorization - Flight Load Predictor (FLP) function is a nightly process used to adjust authorizations of flights. The authorizations specify the number of seats available for sale in each class for a specific period before flight departure date. Manual entries exist to change or override these authorizations. FLP allows the ability to retain authorization levels through a schedule change.

(s)	SSM provides the automated message transmission of SabreSonic schedule changes to be generated to another CRS. ASM provides the automated message transmission of adhoc changes to be generated to another CRS, such as flight cancellation, entries changing arrival or departure times, and equipment changes. Available only with Amadeus, Galileo and Worldspan

2.	SABRESONIC® TICKET

2.1	Basic Ticketing

(a)	The Inclusive Tour / Bulk Ticketing (ITBT) function allows the pricing and ticketing of inclusive tour (IT) and contract bulk (BT) tours. The ticketing entry prints either IT or BT, as applicable, in the base fare box on the ticket instead of the base fare. Taxes are calculated unless a tax override is used, however no total is printed. For ATB ticket stock, the actual fare amount is printed on the auditor coupon.

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(b)	Ticketing Masks provide an automated method for exchanging tickets and collecting funds for the sale of prepaid tickets, miscellaneous service items and non-transport fees. Requires Sabre generated Ticket Numbers.

(c)	The Exchange Ticketing function is an automated process utilizing a mask to complete the exchange transaction. Use of this mask provides exchange information to revenue accounting systems in the Ticket Control Numbers (TCN) off-line file. Data Delivery for exchanges is possible with the mask.

(d)	The Paper Ticket Surcharge functionality automatically displays paper ticket surcharges as a “Q” surcharge on the ticket in the fare calculation line, eliminating the need to enter a miscellaneous charge order (MCO) and maximizing the use of electronic ticketing.

(e)	The Automated Teletype Prepaid Ticket Advice (PTA) mask is an automated method used to issue a system-generated PTA document and automatically record all PTA data in the Passenger Name Record (PNR). The mask automatically fills with itinerary and pricing information captured from the PNR, the user enters purchaser and other relevant information. SabreSonic edits for required information, calculates totals, prints the PTA document and when applicable, updates the Agent Sales Report.

(f)	The Refund mask provides an automated method for users to issue refunds for unused tickets, downgrades, denied boarding compensation, or overcharges. Each refund transaction is performed through a series of user fill-in masks. Upon completion of the transaction, a refund document is issued and the Agent Sales Report is updated. The printed document contains the passenger name, monetary value and a Sabre generated non-transport ticket number.

(g)	The Transportation Voucher mask enables users to generate a document that can be used at a later date for airline travel. Vouchers could be used in the case of over sales, as a promotional tool or as a goodwill gesture. The printed document contains the passenger name, monetary value and a Sabre generated non-transport ticket number.

(h)	The Miscellaneous Sales mask provides an automated method to collect funds for the sale of miscellaneous service items (i.e.: oxygen, pet kennels, bicycles, change fees, excess baggage charges, etc.) or taxes. The printed document contains the passenger name, monetary value and a Sabre generated non-transport ticket number.

(i)	The Ticket Print Routine function provides automated ticket issuance for both automatically priced itineraries and manually updated ticket images. In addition to Automated Ticket and Boarding Pass (ATB1 and ATB2), SabreSonic has several transitional ticket print routines (TAT). Automated ticketing provides qualifiers for group, passenger type, name and segment select and tax-exempt. Automated ticketing is also available for industry/reduced rate ticketing. The ability to exchange tickets is also provided.

(j)	The Customer Service Authorization (CSA) function provides airport agents ability to issue automated Customer Service Authorizations (CSA) on ATB ticket stock. The CSA application allows EPR AAA city database updates and systemwide CSA database viewership. Airport agents can issue CSA amenities vouchers for local accommodation or accommodation in other cities. The passengers PNR’s will be updated with historical remarks.

(k)	The Sabre Generated Ticket Number (SGTN) function provides ticket numbers generated by SabreSonic from a ticket number range provided by the carrier. SGTN uses a ‘MOD 7’ check digit algorithm for ticket number security. SGTNs are automatically generated to the Agent Sales Report and the Ticket Control Number (TCN) off-line file.

(l)	The Universal Charge Coupon function provides an additional coupon which can be signed by the passenger and used as the credit card document to be sent to the customer’s credit card company. The Universal Charge Coupon is offered in ATB1 and ATB2 print routines.

(m)	The Agent Coupon - Automated Ticket/Boarding Pass (ATB) function provides an additional copy of the auditor’s coupon.

(n)	The Reservations Ticketing function identifies reservation ticketing centers and regional offices in order to separate and distribute reservations ticketed Passenger Name Records (PNRs) by the form of

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payment (credit card or invoice) which is derived from the ticketing field, or by PNR type which is determined by the date of travel. The distribution is accomplished by queuing the PNRs to the reservations ticketing center or regional offices for handling. The reservations ticketing function provides the ability to issue an electronic ticket for travel.

(o)	The Reservations Ticketing Print Routine product provides the ability to print invoice name, address and form of payment information, from the remarks section of a retrieved reservations ticketing Passenger Name Record (PNR), in the appropriate places on the reservations ticket and invoice. The Reservations Ticketing Print Routine has ATB2 capabilities.

(p)	Agent Sales Report (ASR) provides a method to accurately record all ticketing transactions. ASR records daily ticket sales (manual and Sabre generated), coupon exchanges, checks, cash transaction, all credit card transactions by credit card company and Sabre issued miscellaneous sales, prepaid tickets, vouchers and refunds. All agent sales reports will be sent offline when the station close entry is completed and be available for revenue accounting purposes in an off-line file.

2.2	Electronic Ticketing

(a)	The Airline Direct Electronic Ticketing product provides computerized storage of the passenger’s entitlement to travel. The host airline maintains the accountable travel and payment information in a real-time environment. Itineraries with up to 4 segments can be issued electronically. Electronic tickets are retained in the system until seven days after the last flight segment becomes inactive. An inactive status could be flown, refunded or exchanged. If there is at least one active flight segment, the electronic ticket is retained for up to 396 days from the date of the first flight coupon. After all flight coupons have been used, the electronic ticket is retained in the system for 7 days.

(b)	The Electronic Ticket Flown Virtual Coupon Record (VCR) contains data from the flown flights of tickets issued by the electronic ticketing product. The VCR is marked as lifted/used when it has undergone post departure processing. A VCR record consists of an individual flown or lifted flight coupon.

(c)	The Virtual Coupon Record (VCR) Purged File contains a daily capture of ticket and coupon information for all VCRs being purged from the system.

2.3	Interline Electronic Ticketing

(a)	The Interline Electronic Ticketing Sabre function allows a SabreSonic hosted electronic ticketing carrier to use electronic tickets for interline passengers with a non-Sabre hosted carrier. Airline Direct E-Ticketing is required.

2.4	Automated Exchanges and Refunds

(a)	The Change Fee Collection feature of the Automated Exchange product gives an airline the ability to ensure change fees are collected, or to waive and document the reason for the waiver. For itineraries changed with the SabreSonic Res System prior to a passenger’s airport check-in, boarding pass issuance is inhibited at time of check-in until the agent either collects the fee or documents the reason for waiver. The requirement of an explanation as well as the legend of waiver codes/ reasons is controlled by the airline via a user updateable table. In order for an airline to inhibit boarding pass issuance when an outstanding fee exists, an airline must use SabreSonic Check-In in conjunction with the Change Fee Collection feature. The use of the Change Fee Collection feature includes the following reports:

(b)	Change Fees Collected file – Agent location, date, sine, and amount collected

(c)	Change Fee Override report – Agent location, date, sine, reason code and (optional) text explanation of override

(d)	The Paper Ticket Capture feature of the Automated Exchange product provides a means to populate the paper ticket database with TCN (Ticket Control Number) data received from ATPCO and Sabre. This allows Customer to view paper ticket images. (Carrier must have signed agreement with ATPO to receive this feed)

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(e)	The Ticket From Price Quote Record feature of the Automated Exchange product extends the airline’s fare validity period to ensure a passenger receives the ticket price they were quoted per each carrier’s criteria in the Price Quote Record Expiration Table.

(f)	The Automated Exchanges feature of the Automated Exchange product automates an airline’s process for completing ticket reissues and exchanges, including the ability to address downgrades, denied boarding compensation and overcharges. Mask processing within this product automates the calculation of taxes, fares and ticketing for complex itinerary combinations and enables agents to use published and private fares and override fare rules. When used in conjunction with SabreSonic Check-In, this feature can also automatically notify an agent when an add-collect amount is due and suspends the boarding pass issuance until the money has been collected.

(g)	The Automated Refunds feature enables airlines to automate their current manual refund process, including support for the recall of taxes from governments (when appropriate) to expedite the entire refund process.

3.	SABRESONIC® CHECK-IN

3.1	Sabre® ACSTM

(a)	The Sabre® ACS™ passenger check-in system facilitates check-in by performing a multitude of functions including most aspects of baggage handling and routing, baggage security, passenger information, passenger check-in, boarding, onboard reconciliation, flight control and post-departure control. ACS helps agent’s process passengers quickly and efficiently by presenting passenger information in a consistent, uncomplicated format with logical entry sequences and graphical representations that expedite the check-in process.

(b)	The Automated Bag Tags function allows for the automatic issuance of bag tags as passengers are checked-in. Automatic updates to the Passenger Name Record (PNR) and Passenger Item, with the bag tag number and the final destination of the checked bag(s), are performed. Other features include the ability to modify or cancel the number of bags for previously checked-in passengers. Bag tag numbers are not duplicated for the current flight.

(c)	The Automated Boarding Pass feature provides printed boarding passes which contain the passenger name, gate information, departure information, destination, frequent traveler number, sequence number and seat assignment. Boarding pass information will also indicate whether the flight is a codeshare, wet-lease or change-of-gauge segment.

(d)	The Baggage Sortation Message function provides reconciliation, license plate (bag tag bar codes), piece count and weight information for the processing of baggage by automated baggage sortation systems. Transfer messaging expedites the transfer of interline baggage, by providing the bag tag information and carrier to the downline station.

(e)	The Post Departure Control function transfers flight control, enabling passenger check-in, to downline stations. This function enables updates of Passenger Name Records (PNRs) with no record (NOREC), alternate space, frequent traveler participation, and electronic ticket data. Updates to individual PNRs with boarded and not boarded passenger information is also provided.

(f)	The Standby Listings function records the passenger name, time of check-in, destination and desired cabin of service for all airport standby passengers. This function is used to track and accommodate both revenue standby and non-revenue standby passengers.

(g)	The Standby by Seniority function allows the option to prioritize employee non-revenue pleasure standby passengers by specific code and company seniority.

(h)	The Third Party Handling function allows stations to ground handle other airline’s flights within their own partition/CRT via IATA messaging. PNL/ADL, PRL, and PFS are supported on behalf of third party handling.

(i)	The Passport Name List function records and processes passenger passport information for most international flights at the time of check-in. This information is then sent via teletype to the downline

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U.S. Customs station. Passenger emergency contact (PCTC) information is collected at check-in and noted in the Passenger Name Record (PNR) for carrier and U.S. Government uses in case of an incident.

(j)	The Automated Passenger Profile System (APPS) profiles those passengers who could be a possible security risk on domestic flights. This system was created in conjunction with a FAA mandate to U.S. carriers. Passengers are ‘scored’ prior to check-in, then again when checking baggage to determine the security risk. Agents are then alerted to perform positive bag match procedures for such passengers prior to the flight’s departure.

(k)	Positive Bag Match provides airlines with the ability to display those passengers with checked bags who have not yet boarded the aircraft.

(l)	The Pre-cleared Baggage Edit provides the ability to establish when baggage has been cleared through an extraneous device.

(m)	The Connecting Passenger Information (CPI) Display Enhancement improves existing connecting information by gathering and including the outbound connecting gate, terminal assignments, and departure times for other Sabre airlines in addition to the host carrier.

(n)	The Passenger Information List provides a final list of information used by the flight crew, which contains a list of names and seat numbers of all accommodated first class passengers, a comments field that identifies passengers with special service requests, and members of elite mileage status. Provides ground personnel information and contact numbers, identifies smoking rows and number of meals originally catered for the flight. It also contains a list of all passengers on standby status regardless of whether or not they were accommodated.

(o)	Automated Excess Baggage automates calculation and collection of excess baggage fees. Boarding pass issuance is inhibited until the fees are collected or overridden by the agent. Excess Baggage Report is also included.

3.2	EDIFACT Thru Check-In

(a)	The EDIFACT Thru Check-in (ETCI) function provides the ability to check-in passengers on other airlines with whom the host carrier has an agreement. Agents can issue and/or reissue boarding passes for an other airline (OA) connection. Additionally, agents can display the OA seat map, change OA seat assignments, transmit manual bag tag edits to the OA for bag security purposes, send Special Service Request (SSR) information directly to the OA as a Passenger Manifest Item (PMF) item and can also display passenger lists.

4.	SABRESONIC® WEB

Three (3) additional storefronts

Sabre will host a Site for Customer. For purposes of this Work Order, a “Site” means the set of World Wide Web pages hosted by Sabre through which a customer of Customer utilizing the Site may access the Customer’s Reservation data via SabreSonic Web software with incorporated product features set forth in this Work Order. The term “Site” shall include all sites and sub sites.

4.1	SabreSonic® Web Functionality

(a)	Air Flexibility. User can select a number of options when making travel plans:

(i)	Flexible (dates and times are flexible)

(ii)	Semi-Flexible (dates are firm but times are flexible)

(iii)	Non-Flexible (dates and times are firm)

(iv)	Multiple destination

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(b)	Fare Led Pricing. Users who choose the flexible path can select an air itinerary based upon availability for their selected dates or, if they are unavailable, select from available alternate dates for their itinerary.

(c)	Corporate Bookings. The SabreSonic Web tool can also be used as a corporate travel booking site for users. With this feature, a user with a Corporate Discount code in their user profile identifies whether they want to make a personal or corporate booking upon commencing the booking process. If the user identifies that they want to make a corporate travel booking, then the system will apply the corporate discount as defined by the CAT25 filing that the Customer has made for the relevant corporation.

(d)	Negotiated Pricing. Published fares, negotiated and contract bulk fares filed via ATPCO as well as manually discounted fares can be utilized.

(e)	Passenger Types. Adult, Children, Infants with no seat, Infants with seats, Youth, Student, Senior Citizen, and Military fares are available for use.

(f)	Class of Service. First, Business, and Economy class of service can be offered.

(g)	Guest Login. A user may log into the SabreSonic Web application using their user ID or they may log in as a Guest.

(h)	Language. Customer can select their Web site’s language to be in up to twelve existing languages:

(i)	American English

(ii)	Arabic

(iii)	French

(iv)	German

(v)	Italian

(vi)	Japanese

(vii)	Portuguese

(viii)	Simplified Chinese

(ix)	Spanish

(x)	Swedish

(xi)	Traditional Chinese

(xii)	UK English

(i)	Users can change their language preference dynamically within the customers booking engine at any time.

(j)	Currency. Users can select a currency conversion feature to convert a selected fare/rate to the currency of their choosing.

(k)	E-mail confirmation. Users receive an e-mail message after they create a profile, complete a new reservation, or change a reservation in the preferred language established in their profile. If provided, the e-mail address is automatically inserted into the Remarks section of the PNR.

(l)	Multiple Payment Options. User payment options are credit card, debit card (PIN-less transactions), invoice or pay-at-retail location(s) cash in airports

(m)	Multiple Delivery Options. Customer can offer validated electronic ticketing, pick up at customer locations. Separate addresses can be entered for billing

(n)	Delivery Fee Options. Customer can customize the booking engine to charge delivery fees for paper tickets sent to their users. Via email

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(o)	Processing Fee Options. Customer can customize their Web site to charge processing fees for new reservations made by their users.

(p)	Member Profile. Users can input their personal travel preferences. The profile stores basic user information and preferences that are used for processing air, car or hotel reservations. Users can edit their profile at any time. Customer can configure whether credit card details are optional or mandatory.

(q)	Password Reminder. Registered Web site users/members who forgot their password can follow a link from the customer’s Member Login page to:

(i)	Receive their password by e-mail or

(ii)	Answer a password reminder question and the user/member is logged into the site.

(r)	Credit Card Validation. Users can input their credit card information into their member profile or upon booking a reservation. The booking engine performs a “checksum” validation of the credit card number upon confirmation of the booking. SabreSonic Web can also provide additional security via the Credit Card Security code feature, provided the Credit Suite has been activated by the Customer.

(s)	Flight Information. Enables users to check gate and flight arrival and departure information.

(t)	Flight Schedules. Flight arrival and departure schedule information is presented to users in a timetable format.

(u)	Cancel/View Reservations. Users are provided with a “My Reservations” feature that can be used to view or change their future itineraries. Historical reservations details are also available for viewing.

(v)	An upcoming release of SabreSonic Web will also support exchanges of booked itineraries for personal travel. This feature will be available provided that the Customer has implemented Sabre’s Automated Exchange Suite.

(w)	Seat Maps. The Customer can enable graphical, interactive seat maps from which the user can select a specific seat assignment after PNR is created. Based on the airplane configuration

(x)	Shopping Cart. Users can shop for air travel and place their selection in a “shopping cart” prior to purchase. This stage in the booking process is optional and can be disabled. Other things can be put in the shopping cart related or not related to air travel

(y)	Instant Ticketing. SabreSonic Web provides the ability to automate the fulfillment process for E-ticketing eligible PNRs. This feature requires the Sabre Credit Card Authorization module to be activated. Eligible PNRs are also the ones that are paid in retail stores 48hrs later of the reservation.

(z)	Miscellaneous Credit Cards. Customer has the option to add up to 5 miscellaneous credit cards. Visa, MasterCard, Amex, Corporate, UATP, for pesos and USD and also the ability to have it in installments (3, 6 months)

(aa)	Main Menu Bypass. This allows users to have access via buttons on the customer home page to the “request” air providing them with extremely quick access to shop and book travel.

4.2	Site Manager Website Configuration Options

(a)	Logo Branding. Customer can display their logo on their Web site.

(b)	Color. The customer can select one of 15 pre-defined color themes, or they can individually define the color parameters for certain GUI elements. Additionally, Customer can upload cascading style sheets for booking engine look and feel.

(c)	Business Information. Customers can display their business’ name, address, telephone numbers, e-mail, and hours of operation as page footer on all pages.

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(d)	Banner Advertisement. Two banner spaces are available per section (four sections total) that can be configured by the customer. The customer can provide gif and hyperlink per each banner space.

(e)	Hold And Purchase Itinerary. Enables users to hold a booking online and then subsequently purchase travel from the customer’s office or Web site within a specified time period configurable by the customer. Or payment in retail stores

(f)	Additional URL’s. Customer may enable five additional URL’s that can be accessed from the SabreSonic Web menu list. Many domains will forward to our Customer home page.

(g)	Booking change Fee. This provides the ability to charge change charges for a multiple type reservation and determine the associated fee with each type.

(h)	Website Traffic Reporting Tool. Access to Website traffic reports is available via 3rd party vendors such as WebSideStory’s Hit Box, Net Iqs WebTrends and Nedstat’s Nedstat Pro and Sitestat We need OK to put tags on pages for another vendor if necessary. Are this reports included in the quote?. Can we get a demo URL to see what kind of reports they generate? Can we link to emarketing strategies?

(i)	http://www.hitboxenterprise.com/

(ii)	http://www.Webtrendslive.com/enterprise_default.htm

(iii)	http://www.nedstat.com/

(iv)	KIOSK CHECK-IN

4.3	Initiate Check In with the following:

(a)	Magnetic card swipe. Application will support ATB2 ticket, Credit Card or Frequent Flyer Card in standard Visa/MasterCard CC format.

(b)	Record Locator. Match on Last Name

(c)	Flight #. Match on First and Last Name

(d)	Destination City. Match on First and Last Name

(e)	Check-in for single, multiple name records. Up to 7 in reservation

(f)	Process up to three segments.

(g)	Process for duplicate PNRs. Info card will be generated (same as similar names)

(h)	Exit option on every screen. Buttons will be consistent

(i)	Display seat map, allow for seat selection and seat changes. Will auto assign if not selected by passenger

(j)	Identify undesirable seats on the seat map. Seats by exits, etc.

(k)	Seat selection origin and connecting flight

(l)	Exit row seating – provide disclaimer. Need Customer text for disclaimer

(m)	Allow frequent flyer data entry

4.4	Boarding Pass /Bag Tag Print functionality

(a)	Bar Code on boarding pass. IATA BCBP compliant

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(b)	Print boarding pass for origin and connecting flight, passenger name, FFP number, seat, departure and destination city

(c)	Print dept city and time plus arrival city, time

(d)	Print additional information card. For example, Lounge Invitation (if applicable)

(e)	Restrict to maximum number of bags at check in. If more than 3, see agent prompt

(f)	Ability to turn off bag function. Configurable by unit

(g)	CUSS Compliant. Requirement for standard installation

(h)	Same Day Return Check-in

(i)	EDIFACT Through Check-In. If enabled in Host

5.	MOBILE CHECK IN

The SabreSonic Check-in Mobile Check-in application will enable passengers to perform check-in functions on their mobile phone and wireless devices.

The goal of this project is to provide a smooth, seamless, simple and easily understood process flow for passengers utilizing Mobile devices to check-in for a flight departing today or tomorrow. Through a series of screens, the passenger will be prompted through the ability to:

(a)	Indicate they desire to check-in

(b)	Input required data

(i)	Flight number

(ii)	Departure city or airport code

(iii)	Last name, first name

(iv)	Record Locator (Sabre or Other GDS)

(c)	Respond with name(s) list, or single name match for party of 1

(i)	User will select name(s) from list

(ii)	User will select Gender Type (only ACSI)

(iii)	Display Itinerary in subsequent page.

(iv)	Option to Add FF Number to the PNR.

(v)	Option to Add APIS data for International Flights

(vi)	Display seat map for subsequent seat selection

(d)	Respond with ‘check-in successful’

(e)	Display Boarding Pass Page with 2D barcode

(f)	Option to Save the Boarding Pass on the Mobile as device Image.

(g)	Option to Email the Boarding Pass

6.	ROVING AGENT CHECK IN

The SabreSonic Check-in Roving Agent Check-in module is a web-based airport check-in application that employs a mobile, hand-held PDA device and printer, HTML browser-based software and connectivity to an

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airline host partition. This module provides airport staff with mobility and flexibility to move from behind gate and ticket counters to assist customers with check-in and other flight-related processes. Key functionality includes:

(a)	Secure log-in with agent id and password

(b)	Access to Customer flight information, including: Flight status retrieval (gate, ETA, ETD)

(c)	Domestic Flight check-in, including:

(i)	Single, Multiple passenger check-in by PNR lookup (up to 9 passengers in the same PNR and 3 segments)

(ii)	Similar names list display and check-in (based on first letter of passenger last name and flight number)

(iii)	Seat map display and Seat selection for the first segment

(iv)	Boarding pass issuance (thermal printer paper, bar-coded boarding pass). Print branded fare and fare class. Also should be able to print text configurable to Customer

(d)	Other functions include

(i)	Add FF number functionality

(ii)	Statistics

(iii)	Bagtag Printing to host addressable printer

(iv)	Re-print of thermal paper boarding pass by selection of passenger at passenger details display

(v)	Ability to offload a passenger

7.	WEB CHECK IN

7.1	Web Check-In Application

(a)	Airline branding. Per Customer requirements (header, footer, Customer verbiage, colors, home web page link, font size, modify buttons per Customer requirements)

(b)	Integration with SabreSonic Web. Where applicable

(c)	Data Capture for transaction logging. Departure Time, Record locator line to identify booking source

(d)	Initiate check-in with the following:

(i)	Passenger Name, Flight #, Departure City, First and Last Name, or

(ii)	Passenger Name, Record Locator, Match on RLOC, or

(iii)	Frequent Flyer Number, Match on FFP#, VCR

(e)	Should be able to sell rows when defined that (for example) the exit row is $X more if you choose that seat. Cabins must be defined and could have different prices for a window seat that a middle one.

(f)	Should be able to sell some ancillaries (before printing pass) online using credit cards

(g)	The boarding pass (html) should be able to be configurable by Customer to make changes

(h)	Webcki could be enable for some routes but not necessary all. This should be configurable by Customer (defined by airports, by international/national flights, etc)

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7.2	Check-in Parameters

(a)	Flight window configuration. Normally set for 24 hrs – 90 minutes

(b)	Display seat map. Disallow seat selection for 1st row of seat map

(c)	Identify children & infants. Inhibit passenger check-in with PLUS INF

(d)	Check-in for single and multiple name records. Up to 7 in reservation (based on screen size and presentation format)

(e)	Process up to three segments

(f)	Process for duplicate PNRs. Info card will be generated (same as similar names)

(g)	Identify open seats, allow seat changes

(h)	Seat selection origin and connecting flight

(i)	Single/multiple name records

(j)	Exit row seating – provide disclaimer. Need Customer text for disclaimer

(k)	Same day return check-in. According to system, Customer parameters

7.3	Boarding Pass Print Parameters

(a)	Print e-ticket # on boarding pass. Per Customer requirements

(b)	Print carrier code on boarding pass

(c)	IATA BCBP Bar Code on boarding pass

(d)	Print boarding pass for origin, connecting flights

(e)	Print customer name, seat number

(f)	Print branded fare and fare class

(g)	Print text configurable by Customer

8.	SABRE® AGENCY ACTIVITY

The Agency Activity system is composed of two main modules. The Customer Access module provides access to account information by corporations. The Airline Administration module provides access to customer data and program rules by customer service agents and marketing analysts.

8.1	Customer Access Module

The Customer Access module is offered as a multi-language web site that is branded with the look and feel of your airline’s web site. With secure account access and a user-friendly interface, the Customer Access module provides the following features:

(a)	Enrollment. Corporate enrolment can be direct or by invitation. A corporation is defined as either a business or travel agency. The enrolment pages can be offered to the end user in their preferred language and communicates the terms and conditions of the program.

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(b)	Profiles. The profile contains the corporation’s, associated travel agencies and account administrator’s details. Data collected about the company can be mandatory or optional. Information can be changed by the user at any time once they have logged in.

(c)	Account Statements. These monthly statements provide details of transactions, both accrual and redemption, in an easy-to-read layout. Clickable links provide detailed transactional information.

(d)	Program Feedback. ¬Users can provide feedback and ask questions about the program via two links. Contact Us and the Feedback Form let users interact with the airline, if desired, in an easy-to-use online format, helping to reduce calls to the airline customer care center.

(e)	Customer Touch Points. A number of options are available that let you communicate with your customers either through rules that trigger an e-mail or via the e-mail tool that enables you to send emails to a group of users or all users keeping them informed of new program features or other marketing information.

8.2	Airline Administration Module

The Airline Administration module consists of six sub-modules.

(a)	Translation. The translation tool enables airlines to dynamically change the text on the Web site to the chosen language. You can input text in the languages presented to your users differing per market or use the entered default text in all markets. The translation tool supports double-byte characters and non-Western languages.

(b)	Multi Level Security Access. This sub-module enables airlines to control access to the administration module on a per tool basis. The tool let you provide overall access or access to just one tool within the administration GUI. This allows the airline to grant access to various site functionality based on the needs of different groups within the airline, such as reporting or the ability to update text on the Web site without allowing access to all of the tools.

(c)	Promotions. This set of tools provides the ability to set up promotions such as a bonus for users when they join the program based on travel information such as class of travel, date of travel or origin and destination. Promotion rules can be set within each tool, and each promotion can be offered in all or specific markets.

(d)	Revenue Growth. This sub-module provides the airline with the ability to set revenue growth targets either by market or corporation. Additional accrual can apply if target levels are reached.

(e)	Account Administration. This sub-module provides airlines with the ability to log into an account in read-only mode to assist the end user, add/deduct credits to an account and view profile information and a list of sold tickets associated with the selected account. Agency account configurations such as commission and tax on commission levels, whether credit is extended or not and the credit limit, credit card payment only details and the GSA (general sales agent) associated to an agency.

(f)	Credit Limits – the airline allocates a credit limit to the agency and once the credit limit is reached no further sales can be made where the agency is using a distribution channel that has real time integration. The airline is alerted when an agency reaches their credit limit. The agency is alerted when they are within a % of using their available credit. An airline would typically set the credit limit in line with a financial guarantee that they have in place with the agency. On an agreed timetable the statement will generate to the account in the form of an invoice for payment to the airline.

(g)	Pre paid accounts – if the currency is monetary, funds can be deposited in a travel agency account when the agency makes a payment to the airline. Sales are then decremented against that prepayment. Both the agency and the airline are advised when the agency is with a % of using all available funds. This allows an airline the ability to receive an upfront payment and deposit those funds for future purchases.

(h)	Credit card – transactions completed by credit card (airline must be the merchant on the card) must be settled through the airlines credit card vendor. However the system allows tracking of the sale and calculates the commission owed to the agency by the airline.

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(i)	Direct Communications. This email module allows the airline to send bulk or individual marketing or program e-mails to agencies or corporations based on selected criteria. To begin with this tool is only for sending the confirmation of the reservation, recommendation for travel, conditions, etc. Email marketing is currently handled in another tool.

(j)	Reports. The report sub-module offers the ability to run reports based on all of the information gathered within the program.

(i)	Liability Report – This report provides the airline with current account balances for agencies based on a given date.

(ii)	Manual Transaction Report – This report provides the airline with a detailed list of all of the airline agent instigated manual transactions, both debit and credit, by airline agent or account for a specified date range.

(iii)	Refund Report – Specific information on refunds is available via this report.

(iv)	Daily Transactions Report – provides a report of all the account transactions processed for a 24 hour period

(v)	End of Reporting Period Report – provides a report by account for the billing period that shows the revenue generated commissions and tax on commissions and net amount due to the airline or agency.

8.3	System Interfaces

(a)	Web Services – These services interact with the Agency Activity system and provide the airline with the ability to connect other applications to the data.

(i)	Create Account

(ii)	Update Account profile

(iii)	Balance Request

(iv)	Hold Funds

(v)	Purchase Transaction

(vi)	Refund Transaction

(vii)	Void Transaction

(b)	The web services is not only for agencies. We use it also for integrators (for vacation packages)

(c)	In web services we need the selling process in fare families and multicurrency with different payment types (credit card, credit of the organization, and payment in retail stores)

(d)	To access the web services the partner of Customer will need a VPN to our network and from there access the web services

(e)	We need the change process in this distribution method.

(f)	We need to identify sales in web services in a report

(g)	Data Import and Export – The Agency Activity system collects the airlines output file, GDS files or BSP file via FTP on an agreed timetable from daily to monthly, depending on requirements, and processes the batch file to the agency accounts.

(i)	Sales Revenue data import processes the transactions received based on a sale. Rebates or commission are calculated on the ticket sale or refund.

(ii)	Payment data import processes the payment transactions for an account.

(iii)	Balanced HOT file is produced and sent to the airlines FTP server for upload to the airlines Revenue Accounting system.

(iv)	Profile extract, in IATA layout, is sent to the airlines FTP server for upload to the Revenue Accounting system. The Daily file contains incremental updates and the fortnightly file contains all profile data.

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9.	SABRE® CORPORATE LOYALTY

The Corporate Loyalty system is composed of two main modules. The Customer Access module provides access to account information by corporations. The Airline Administration module provides access to customer data and program rules by customer service agents and marketing analysts.

9.1	Customer Access Module

The Customer Access module is offered as a multi-language web site that is branded with the look and feel of your airline’s web site. With secure account access and a user-friendly interface, the Customer Access module provides the following features:

(a)	Enrollment. Corporate enrolment can be direct or by invitation. A corporation is defined as either a business or travel agency. The enrolment pages can be offered to the end user in their preferred language and communicates the terms and conditions of the program.

(b)	Profiles. The profile contains the corporation’s, associated travel agencies and account administrator’s details. Data collected about the company can be mandatory or optional. Information can be changed by the user at any time once they have logged in.

(c)	Account Statements. These monthly statements provide details of transactions, both accrual and redemption, in an easy-to-read layout. Clickable links provide detailed transactional information.

(d)	Award Redemption . Approved users are able to make redemptions based on the awards that an airline offers. Flights, upgrades, vouchers and partner offerings are all possibilities. A variety of fulfillment options to match the award offerings include online flight redemption via SabreSonic™ Web, eCertificates, third-party vendors or call center integration. Users can choose the award that provides the best value and suits their needs.

(e)	Program Feedback. ¬Users can provide feedback and ask questions about the program via two links. Contact Us and the Feedback Form let users interact with the airline, if desired, in an easy-to-use online format, helping to reduce calls to the airline customer care center.

(f)	Customer Touch Points. A number of options are available that let you communicate with your customers either through rules that trigger an e-mail or via the e-mail tool that enables you to send emails to a group of users or all users keeping them informed of new program features or other marketing information.

9.2	Airline Administration Module

The Airline Administration module consists of six sub-modules.

(a)	Translation. The translation tool enables airlines to dynamically change the text on the Web site to the chosen language. You can input text in the languages presented to your users differing per market or use the entered default text in all markets. The translation tool supports double-byte characters and non-Western languages.

(b)	Multi Level Security Access. This sub-module enables airlines to control access to the administration module on a per tool basis. The tool let you provide overall access or access to just one tool within the administration GUI. This allows the airline to grant access to various site functionality based on the needs of different groups within the airline, such as reporting or the ability to update text on the Web site without allowing access to all of the tools.

(c)	Promotions. This set of tools provides the ability to set up promotions such as a bonus for users when they join the program based on travel information such as class of travel, date of travel or origin and destination. Promotion rules can be set within each tool, and each promotion can be offered in all or specific markets.

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(d)	Revenue Growth. This sub-module provides the airline with the ability to set revenue growth targets either by market or corporation. Additional accrual can apply if target levels are reached.

(e)	Redemptions. This module allows for the setup of the awards being offered. Select the category, add a picture if needed and nominate the value required to redeem the award. Awards can be offered in all markets, or you can select the markets in which a particular award is offered, including setting different redemption levels per market.

(f)	Account Administration. This module provides airlines with the ability to log into an account in read-only mode to assist the end user, add/deduct credits to an account and view profile information and a list of flown tickets associated with the selected account. The Outbound Email Tool lets the airline send bulk e-mails to program members based on selected criteria.

(g)	Direct Communications. This eMail module allows the airline to send bulk or individual marketing or program e-mails to agencies or corporations based on selected criteria. The initial use will be for sending the confirmation email. Email marketing is used with a specialialized tool

(h)	Pre-Paid Accounts. If the currency in an account is monetary, funds can be put in a travel agency or corporate account using this module. This allows an airline the ability to receive an upfront payment and deposit those funds for future purchases.

(i)	Reports. The report module offers the ability to run reports based on all of the information gathered within the program.

(i)	Survey Results – This report provides an overview of the answers to the survey questions per market asked by the airline during the enrollment process.

(ii)	Liability Report – This report provides the airline with current account balances for corporations based on a given date.

(iii)	Manual Transaction Report – This report provides the airline with a detailed list of all of the airline agent instigated manual transactions, both debit and credit, by airline agent for a specified date range.

(iv)	Credits Report – With this tool, you can run a report that considers the overall accrual of program currency either across the entire program, by market or by corporation. The report can be queried on different groupings to provide snapshots based on profile information.

(v)	Ticket Report – Specific accrual of flown tickets are viewable through this report. Reports can be run based on classes of travel, city pairs or bonus accruals based on the information captured for the net flown revenue of the company.

(vi)	Debits Report – This report allows for view of redemptions made by corporations and manual debits made by airline agents.

(vii)	Refund Report – Specific information on refunds – available only when integration with SabreSonic Web – is available on this report.

9.3	System Interfaces

(a)	Corporate Loyalty Web Services. These services interact with the Corporate Loyalty system and provide the airline with flexibility to integrate with their internal systems

(b)	Call Center Module. This module enables award-redemption interaction with your call center. Redemptions are placed on queue within a Corporate Loyalty GUI, and the call center staff can action their designated queue. Built-in supervisor monitoring and Service Level Agreement performance provide additional monitoring of service levels.

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(c)	SabreSonic Web and Interact. This product provides integration for online award redemption. Flights can be booked and paid for with corporate credits

(d)	Revenue Data Import. The Corporate Loyalty system automatically picks up the airlines output file of flown revenue on an agreed timetable from daily to monthly, depending on requirements, and processes the flown revenue to the corporation or agency accounts

9.4	Host Frequent Traveler

(a)	The Passenger List (manifest) displays a frequent flyer name list, the record locator and any top tier members for all SabreSonic hosted frequent flyers on a specified flight and date.

(b)	The Banners and Tags in Passenger Name Record (PNR) function displays headers at the top of the PNR which identify frequent traveler top tier members. In addition, a 3 character “tag” is displayed in the frequent flyer (FF) field of the PNR designating the specific tier and is used for internal processing to recognize tier status for functions such as pre-reserved seat blocking, waitlist processing or automated upgrade and redemption priority, print frequent traveler number and top tier tag on the boarding pass.

(c)	Block Adjacent Pre-reserved Seats (PRS) Provides the ability to block the adjacent seat or row next to a frequent traveler member when assigning advance pre-reserved seats.

(d)	The FQTV Number Validation Algorithm function is performed when the frequent flyer number is entered into the Passenger Name Record (PNR) or while creating a Frequent Traveler Profile. This algorithm is either a ‘MOD 7’ or ‘MOD 10’ check digit routine that ensures the frequent flyer number entered is valid. An error message is displayed when an incorrect number is entered.

(e)	The Name/Number Match function matches the name on the frequent flyer account against the name in the passenger name record (PNR) when the number is added to the PNR. An error message is displayed if the last name and first initial of the name in the PNR does not match the name on the frequent flyer account.

(f)	The Frequent Traveler Post Departure Off-line File contains frequent flyer and flight segment data extracted from Passenger Name Records (PNRs). The file contains data for each flown segment and all actions taken during post departure processing. A Frequent Flyer Off-line File Record equals one line of data in the file. Each record is one passenger on one flight plus a record total line at the end of each file.

(g)	The Name Search function allows agents to search the database for the customer’s frequent flyer number by name. A file transfer process is required to populate the Frequent Traveler (FQTV) database for this functionality.

(h)	The Restricted Line Display function displays additional account information such as the frequent flyer’s enrollment date, number of miles in account, the last award issued and any lounge memberships.

(i)	Instant Enrollment functionality provides convenience to a new member who enrolls in the airline’s frequent flyer program over the phone or during check-in, so the new member can begin accruing mileage immediately, without filling out an enrollment form

(j)	The Automated Upgrade functionality allows airlines to define their unique business rules to be used to automatically process upgrade requests for frequent traveler members.

(k)	Re-accommodation functionality allows the airline to manage the re-accommodation process based on tier level information of the traveler.

(l)	Waitlist Clearance gives the airline the ability to manage the order of processing the waitlist based on tier level information of the traveler.

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10.	SABRE® VIRTUALLY THERE®

Sabre® Virtually There™ provides a personal travel web site with real-time itinerary, travel information and destination content for the carrier’s travelers.

Features include: Personal travel plans available 24 hours a day, 7 days a week; Online travel documents include current itinerary and eTicket Receipts; Airline branding displayed on site and provides the ability to link to the airline Web site; Automated delivery of the itinerary and other travel information through a hyperlink in an e-mail message. Should also include weather service to the place the client travels, other content that could be added and maintained by Customer. Airport information and destination information. Also we could add banners depending of client itinerary (if going to Cancun a banner of Cancun restaurant or hotels).

Itinerary should be dynamic, this means that we could send an itinerary with different banners depending on the customer, origin and/or destination. Also based on language.

11.	SABRE® ENTERPRISE MOBILE SERVICES

Sabre® Enterprise Mobile Services leverages the direct access to real-time, Customer traveler itinerary information which is hosted by Sabre in addition to the Sabre Enterprise Mobile Services (EMS) messaging platform.

Travelers will have messaging coverage globally as the EMS platform includes over 600 wireless carrier providers worldwide to ensure that real-time, SMS messaging to traveler’s mobile devices is accurate and timely.

Sabre® Enterprise Mobile Services includes:

(a)	Real-time monitoring of traveler itineraries.

(b)	Trip reminder messaging in advance of flight departure.

(c)	Flexibility for travelers to choose which flight interruptions they wish to be alerted for. Options include flight delays, flight cancellations and terminal/gate changes.

Traveler has ability to choose whether they wish to receive a SMS text message or email or both for their flight notification alerts.

This needs to have the ability to charge for a service (ex: SMS) and only those who have paid they get the service.

12.	REVENUE INTEGRITY MANAGER

System(s) provided under the Work Order include the following:

The Revenue Integrity product is a hosted solution provided by Sabre to help airlines with flight firming and ensure that seat availability is not wasted. Airlines routinely lose valuable dollars through unnecessary spoilage of seats, caused by expired ticket time limits, duplicate segments in a PNR, etc. as it is a very cumbersome and time consuming task to search for such PNRs.

The Revenue Integrity product provides an automated way to search for undesirable PNRs using data available in our off-host PNR storage warehouse. The advantage of searching on Sabre’s off-host PNR storage warehouse is that host partition access is minimized, thus saving on expensive message count hits.

A user may configure which PNRs are processed and actioned using configurable business rules. The system also provides the capability for the user to status their own particular processes at any time. Status will show the time that the process initiated and completed, as well as the number of PNR’s processed up to that point. The system also provides the capability for users to view their own results data in a report form online via HTML web pages and/or be exporting to MS EXCEL.

Note: Revenue Integrity provides nine (9) of the pre-defined processes (as documented below), which the airline can choose to configure and run via the Command GUI.

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The following is a description of all nine of the current Revenue Integrity pre-defined processes to choose from:

(a)	Ticket Time Limit Processing. The “Ticketing Time Limit” process aims to minimize the effects of agents who book seats without ticketing the bookings. Agents do this to ‘keep hold’ of a seat. There are a variety of reasons why they might do this. They might do this in good faith because a passenger needs a little bit more time to confirm and pay for the booking. Alternatively, they might do this in bad faith to block off seats on a flight with the expectation that they will be able to sell these seats closer to the date of departure.

(b)	Duplicate Segment Processing (in the same PNR). The “Duplicate Segment” process aims to minimize the effects of agents who book multiple segments with the same origin and destination and the same departure date (or a date within 1 day of each other) in the same PNR. Agents might do this to allow a customer to hedge their bets.

(c)	Duplicate PNR Processing (across multiple PNRs). The “Duplicate PNR” process aims to minimize the effects of agents who book multiple segments with the same origin and destination and the same departure date (or a date within 1 day of each other) for the same passenger in different PNRs.

(d)	Passive Segment Processing. The “Passive Segment” process aims to reduce GDS costs associated with abusive use of passive segments. It should be noted that a segment that is booked as a passive segment results in GDS costs for the airline unless cancelled promptly. Note Pre-requisite: Airlines must have the Passive Segment Notification feature activated in the SabreSonic host system in order to use this Revenue Integrity process.

(e)	Fictitious Booking Processing. The “Fictitious Booking Process” aims to minimize the effects of agents who make bookings with closely similar names, fictitious names (Mouse/Mickey, Test, etc). There are normally two sources of fictitious bookings, abusive agents or developers working in the airline industry who are testing their software. Abusive agents create fictitious bookings in order to block off seats on a flight with the expectation that they will be able to sell these seats closer to the date of departure, or to earn GDS credits. Developers often forget to remove fictitious bookings after their testing is complete and are also a source of unnecessarily blocked seated availability. Note: This process requires the Airline to provide a list of any known fictitious names (i.e. names possibly used for testing purposes and / or those names known as frequently used by travel agencies to hold space) and upload that list into the Revenue Integrity system. Once the airline’s list is uploaded, the Revenue Integrity application will run its search and matching criteria against that data to determine possible fictitious / duplicate names used within PNRs.

(f)	Fictitious Ticket Number Processing. The “Fictitious Ticket Number Process” aims to minimize the effects of agents who create bookings and then pretend to ticket them in order to avoid cancellation of the booking after the ticketing time limit. Agents do this to ‘keep hold’ of a seat so that they will be able to sell these seats closer to the date of departure. The “Fictitious Ticket Number” check does a search on a ticket number match against a list that the airline has created (.csv or .txt) and uploaded into the revenue integrity tool. Note: This process requires the Airline to provide a list of their known fictitious ticket numbers and upload that list into the Revenue Integrity system. Once the airline’s list is uploaded, the Revenue Integrity application will run its search and matching criteria against that data to determine possible fictitious ticket numbers found in all PNRs.

(g)	Special Passenger Processing. The “Special Passenger Process” is used to check for PNRs that contain passengers that the airline wishes to flag at the time of booking. This can include VIP or restricted passengers. The “Special Passenger” check does a search on a name match against the special passenger list(s) that the airline has created (.csv or .txt) and uploaded into the revenue integrity tool. Note: This process requires the Airline to provide a list of their known “special passenger names” and upload that list into the Revenue Integrity system. Once the airline’s list is uploaded, the Revenue Integrity application will run its search and matching criteria against that data to identify a list of PNRs that match known “special passengers” so the airline can then action as needed.

(h)

Restricted Credit Card Processing. The “Restricted Credit Card Process” is used to check for PNRs that contain bookings made with a credit card that the airline has restricted. The “Restricted Credit Card” check does a search on credit card numbers against a restricted credit card list that the airline has created (.csv or .txt) and uploaded into the revenue integrity tool. Note: This process requires the Airline to provide a list of their known restricted credit card numbers and upload that list into the

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Revenue Integrity system. Once the airline’s list is uploaded, the Revenue Integrity application will run its search and matching criteria against that data to determine possible matches of PNRs that contain identified restricted credit card numbers

(i)	Auto Teletype Reject Message Queue Processing. The “Auto Teletype Reject Queue Process” offers a configurable robotic application to automatically work a vast majority of an airline’s teletype reject messages on a queue. This process allows a set of User-configured rules to be applied to each teletype reject message type. Each TTY message is read as it falls on the carrier-specified queue and is then actioned according to the rules defined by the User. Although 100% of all teletype reject message scenarios cannot be automatically processed, airlines can now automate the processing of a significantly higher percentage of the most common reject scenarios and reduce the amount of resources previously allocated to manually work TTY reject queues.

12.2	Newly Developed Revenue Integrity

The Revenue Integrity System will include the newly developed Revenue Integrity processes and enhanced process capability upon Customer’s cutover including:

(a)	Enhancement to the Fictitious Ticketing process. Sabre agrees to enhance the existing Fictitious Ticket Process to contain an “embedded list of known lost and stolen ticket numbers (from ARINC subscription list) and also do automatic comparison with all ticket numbers previously shown as issued in Customer Sabre partition PNRs. Note: Customer must subscribe to ARINC Lost and Stolen Ticket Number data solution.

(b)	New Watchlist Fraud Detection Process. The new Revenue Integrity Watchlist Fraud Protection process will be created to augment the Sabre host Watchlist process that matches on name only. The new Revenue Integrity Watchlist Fraud Protection process will work 24 X 7 in addition to the host Watchlist process and will enable the airline to enter additional elements into a Table that will be used to better identify potential scenarios of traveler fraud. A User will enter elements specific to a known traveler name into a Revenue Integrity Table that automatically sends that Table content to Sabre Traveler Data Warehouse to use in search and comparison to return PNRs that match on specific elements. Customer can have the process automatically queue place PNRs to one or multiple queues so that different actions can be taken based on which element(s) is /was matched. Elements used for matching that Customer can input into the Table will include:

(i)	Passport number

(ii)	Address

(iii)	Date of birth

(iv)	Email address

(v)	Phone number

(vi)	Origin and Destination

(vii)	Credit card number

(viii)	Name

(ix)	IP address if known from past or present booking

(c)	New Credit Card Fraud Check Process. This new process will work behind the scenes (To be determined if this can be done before ticketing on every ticket or right after issuance on some tickets) – this process will need to read the BIN number on the credit card (first 6 digits of the credit card tells type of credit card and the specific bank that issued the card) and the process will call a table or use a web service to send a message to the specific bank to validate if the card owner did in fact purchase a ticket with this credit card number. Credit Card company will contact card holder and if the bank verifies that the card holder did not purchase the ticket, the process will receive a response (possibly via web service – To be determined) and the process will email a specific airport contact based on the email address Customer provides for all Airport locations to prevent passenger boarding.

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(i)	An additional part of this process needs to support other responses from the Credit Card Company such as notification that the card number in question is approved, declined, reported as stolen / hot, or to pick up the credit card and prevent use.

(ii)	Also as part of the new credit card fraud protection capability, this process will include the ability for Customer to set a “credit card charge limit or threshold”. This will enable the system to alert Customer staff when multiple charges on the same day or over a set period of time occur on the same credit card number and exceed a pre-specified dollar amount. Example is to find same credit card charged multiple times and prevent any additional charges once the dollar amount totals XX amount. (I.e. Limit charges to same credit card in a day to no more than USD$4000. (Customer to instruct threshold amount.)

(d)	Enhancement to the Duplicate PNR and Duplicate Segment Processes. An enhancement will be completed to enable the process to look for additional elements to determine true duplicate including the addition of using name, credit card number and ticket number and coupon number, and even fake email addresses such as viajes@yahoo.com, viajes@hotmail.com (as an examples) Other example is that this process must have the ability to find and extract all PNRs with the same credit card numbers and different names. Goal is to allow Customer to find PNRs with patterns of duplication when PNRs are booked and / or on day of departure – as close to flight time as possible.

(i)	An additional Customer requirement that will be met upon cutover through this process is to allow this process to search and identify “duplicates” on the same day that occur more than FOUR times – such as … find all purchases or “buys” that are made on the same day either by same passenger name, or where same credit card has been used for payment, searching all points of sale.

(e)	Auto Teletype Reject Message Queue Processing. The Auto Teletype Reject Queue Process offers a configurable robotic application to automatically work a vast majority of an airline’s teletype reject messages on a queue.

(i)	This process allows a set of User-configured rules to be applied to each teletype reject message type. Each TTY message is read as it falls on the carrier-specified queue and is then actioned according to the rules defined by the User. Although 100% of all teletype reject message scenarios cannot be automatically processed, airlines can now automate the processing of a significantly higher percentage of the most common reject scenarios and reduce the amount of resources previously allocated to manually work TTY reject queues.

In addition, Customer is entitled to the following new processes planned for delivery in 2010 for the entire Revenue Integrity Community including:

(a)	Group Booking Management Process. The Group Booking Management Process will assist Customer in managing group travel PNRs and enforce group fare and ticketing policies. The new process will allow an Airline to apply group time limits for multiple things such as:

(i)	Deposit receipt date (% milestones and full receipt)

(ii)	Receipt of Passenger Names

(iii)	Messaging to booking source

(iv)	Enforcement of group numbers for contracted price

(v)	Enforcement of ticketing dates

Additionally the process will perform checks to review that all passengers within a group are ticketed at the right fare, the number of passengers at that fare meets contract requirements, and audit the actual fare ticketed with that booked.

(b)

Enhanced Restricted Credit Card process matching. This process is to be enhanced to include the automatic comparison of credit card numbers shown and used in Customer PNRs to those known credit card numbers found on the Industry credit card Blacklist. If credit card number is found to match any black listed numbers (or numbers uploaded into Revenue Integrity by Customer from their own managed lists) then the process will make an entry to inhibit check in and alert specific Customer staff via email and / or queuing of PNR. The process will also need to send a SSR message to the booking source (agency) to “contact airline”. Customer will require the matched traveler to pay cash at the

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airport in order to travel. This process must have the ability to find and extract all PNRs with the same credit card numbers and different names. Customer will have access to this enhanced Restricted Credit Card process upon its release to the Revenue Integrity User Community in 2010.

(c)	Waitlist Segment Cancellation Process. The Customer will have access to the new Waitlist Segment Cancellation Process, without additional charge, upon the delivery of this process to the Revenue Integrity User Community in 2010. The process is described as follows:

(i)	The new Waitlist Segment Cancellation Process will automate the ability for airlines to identify PNRs earlier on that have waitlisted segments and either work to clear those segments or cancel the waitlisted segments out of the PNR to avoid excessive segment fees. Airlines will have the ability to build rules to find all PNRs with waitlisted segments at specified intervals of time prior to flight time and:

(ii)	Cancel waitlist segments at least 72 hours (or at any time interval) before departure

(iii)	Track and notify travel agents of unacceptable waitlist practices and alert commercial department of violations for possible fee assessment

(iv)	Identify waitlisted segments where clearance is unlikely and cancel to avoid GDS fee

(v)	Reduce total waitlist expenses by automatically cancelling all waitlisted segments in all PNRs X days before departure

(vi)	Track and report details on all waitlisted segments cancelled

(d)	Sabre Real Time Revenue Integrity. As part of our SabreSonic roadmap for Revenue Integrity, Customer will have access to the Real Time Revenue Integrity solution upon its release to the Revenue Integrity User Community. The newly enhanced Real Time Revenue Integrity solution will apply your airline’s process rules, enforce policies, send alerts and take directed actions within minutes after a PNR has been created or modified to protect and maximize revenue right up to flight departure time.

13.	TRAVEL BANK

The SabreSonic Ticket Travel Bank product includes the following functionality:

(a)	Create an Individual Travel Bank Account through Interact at RES/ATO/CTO or through SabreSonic Web Booking Engine

(i)	upon full or partial exchange with residual amount upon full or partial refund

(b)	Create a Corporate Travel Bank Account through SabreSonic Web Booking Engine

(i)	upon creation of corporate profile in the system

(c)	Credit a Travel Bank Account through Interact at RES/ATO/CTO or through SabreSonic Web Booking Engine interface

(i)	upon full or partial exchange with residual amount

(ii)	upon full or partial refund

(iii)	upon voiding a ticket

(iv)	as a result of internal system failure

(v)	as a result of a manual adjustment to the account by an airline representative with appropriate security level (i.e. customer service)

(d)	Debit a Travel Bank Account through Agent Interface at RES/ATO/CTO or through Sabre Sonic Web

(i)	upon ticket issuance

(ii)	upon exchange transaction with additional collection

(iii)	as a result of internal system failure

(iv)	as a result of a manual adjustment to the account by an airline representative with appropriate security level (i.e. customer service)

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(e)	View a Travel Bank Account statement through Sabre Sonic Web – direct link

(i)	Available to Individual account owner or corporate administrator

(ii)	Available to airline staff with the appropriate security level

(f)	Query Travel Bank account balance and business usage rules

(i)	upon retrieval of the traveler profile by an airline staff thru Interact

(ii)	upon display thru Interact of the FOP page

(iii)	upon sign in SabreSonic Web Booking engine by an airline traveler (configurable by carrier)

(iv)	upon display thru SabreSonic Web Booking engine of the FOP page

(g)	Manage a Travel Bank Account

(i)	by the Individual account owner thru SabreSonic Web Booking engine to add/delete additional users to the account

(ii)	by the corporate administrator thru SabreSonic Web Booking engine to add/delete/enable/disable association of business traveler to the corporate account

(iii)	by the airline staff with appropriate security level thru Travel Bank administration site.

(iv)	manual adjustment to an account balance(credit/debit)

(v)	change status of an account – active/suspended/closed

(vi)	set business usage rules at account level – which of the fare components the account balance can apply

(h)	Reporting

(i)	upon request by an airline staff with appropriate security level thru Travel Bank administration site

(i)	Report Offerings – Instant reporting of liability against customer Travel Bank accounts which include:

(i)	Liability Report – provides the balance of available total credits within a market or the balance of each account for a selected date range. Provides the airline with a snapshot of its financial liability

(ii)	Credit Expiry Report – provides a report of all the expired credits within a market or by account for selected time frame

(iii)	Redemption Report – provides a report of all the debits applied to end-user accounts

(iv)	Refund Report – ability to look at the refunds at a market, account or agent level

(v)	Admin Manual Transaction Report – provides an overview of the manual transactions at a market, account or airline agent level

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14.	MERCHANDISING SERVICES

14.1	Branded Fares:

The SabreSonic® Branded Fares solution provides the capability to create and sell “brands” (a.k.a. fare families) by categorizing different fare classes (a.k.a. Reservation Booking Designator) into a brand with associated attributes. The following modules/features are provided with this option:

(a)

Sabre Merchandising Manager TM – an online GUI based application that allows the Customer to define which fare classes are mapped to a particular brand and to define which fare basis codes are excluded from a brand. Sabre Merchandising Manager also allows the Customer to define what attributes are associated with the branded fare and then distribute this information as a textual message via a web service.

(b)	Enhanced SabreSonic Sell features – include the capability to shop by branded fares. Branded fare shopping is included with Interact and with SabreSonic Web (if included in the Agreement). The SabreSonic Branded Fare shopping service can also be delivered as a web service or integrated with SabreSonic direct sales channels.

(c)	Branded Fare Fulfillment features – include the capability to print branded fares on the boarding coupon, within the check-in GUI, and on the passenger manifest

14.2	Ancillary or “ala carte” Sales:

(a)	The Ancillary Sales solution provides the Customer the capability to define up to 99 ancillaries. Ancillaries are tracked with airline specified Special Service Requests (SSR’s), which are defined in the SSR Inventory solution, which the Customer can access via an online GUI. The first ancillary covered under this framework is “pay for excess bags” (scheduled for 2Q 2010). Configuration work may be required in SabreSonic direct channels (i.e. SabreSonic Web and Interact) to support the display of new ancillaries, and SabreSonic Check-in work may be required to support fulfillment of new ancillaries. Additional ancillaries will be rolled out as per the SabreSonic CSS roadmap.

14.3	Pay for Preferred Seat:

The “Pay for Preferred Seat” solution provides the capability to charge for pre-reserving a specific seat. The solution can be configured to charge for pre-reserving at seat at time of booking creation or extending the requirement to charge for reserving a seat through the check-in period.

This option provides additional capabilities in the following modules:

(a)	SabreSonic Seat Map – an additional seat block (P Block) is used to designate seats that require a fee to pre-reserve. Seat blocks are set by the Customer using the SabreSonic Command GUI. The seat fee can vary by seat type and market.

(b)	SabreSonic Inventory – provides a capability to control whether the P Blocked seats can be pre-reserved based on the fare class of the purchased ticket. For example, based on the fare class of the purchased ticket, P Blocked seats can be restricted from selection, pre-reserved for a fee, or pre-reserved at no charge.

(c)	SabreSonic Web (if included in the Agreement) – provides the capability to show a seat map and which seats require a fee payment in order to pre-reserve them, as well as showing what the fee amount is. SabreSonic Web also supports the collection and fulfillment of the ancillary fee for pre-reserving the “preferred seat”.

(d)	Interact Reservation and Check-in GUI – provides the capability to charge a fee to pre-reserve “preferred seats”, either at time of booking, or at the check-in (if Customer elects to charge for selecting a “preferred seat” during the check-in period). For the seat fees collected at time of booking, an automated robot is provided to handle the fulfillment of the purchase and speed up the booking process. Graphical indicators are used on the Interact availability screen to indicate to the reservation agent which flights have “preferred seats”. Capabilities also exist to override the fees for “preferred seats” and specify a reason for the override.

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(e)

Sabre Virtually ThereTM – provides additional documentation on the seat information line indicating when a “preferred seat” has been selected, as well as the amount paid for the “preferred seat” on the electronic receipt.

(f)	SabreSonic Web Check-in (if included in the Agreement) – provides additional capabilities to prompt the passenger about the existence of “preferred seats” and to collect a fee for “preferred seats” at time of web check-in using a major credit card.

(g)	SabreSonic Kiosk Check-in (if included in the Agreement) – provides additional capabilities to prompt the passenger about the existence of “preferred seats” and to collect a fee for “preferred seats” at time of kiosk check-in using a major credit card.

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15.	SABRE® WEB SERVICES

The Web Services feature is used to gain access to discrete pieces of travel products or functions so that airlines can build these pieces into their own travel points of sale or applications. Web Services provides a simplified, standard and consistent method of access to the Sabre system infrastructure and travel services giving the airline control to build their own travel application.

The Web Services listed below will be available to Customer immediately. Additional Web Services may be added at a later date.

Sabre Web Services Service Category / Name	Sabre Host Command	Services Pricing Category *
USG Session Services
SessionCloseRQ	Not Applicable	Not Applicable
SessionCreateRQ	Not Applicable	Not Applicable
SessionValidateRQ	Not Applicable	Not Applicable
Air Services
AirConnectionPointLLSRQ	T*CP-	Basic
AirConnectionTimeLLSRQ	T*CT-	Basic
AirSeatCancelLLSRQ	4GX	Basic
AirSeatLLSRQ	4G	Basic
AirTicketLLSRQ	W‡	Basic
BargainFinderPlusLLSRQ	WPNI	Search
DisplayAirPriceLLSRQ	*PQ	Basic
DisplayPriceQuoteLLSRQ	*PQ	Basic
FareLLSRQ	FQ	Fare
IMAP_AirSeatMapLLSRQ	4G*	Basic
OTA_AirAvailLLSRQ	1	Basic
OTA_AirBookLLSRQ	JA	Basic
OTA_AirFlifoLLSRQ	2	Basic
OTA_AirLowFareSearchLLSRQ	JR	Search
OTA_AirPriceLLSRQ	WP	Fare
OTA_AirRulesLLSRQ	RD	Fare
OTA_AirScheduleLLSRQ	S	Basic
OTA_AirSeatMapLLSRQ	4G*	Basic

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ShortSellLLSRQ	0	Basic
VerifyFlightDetailsLLSRQ	V*	Basic
Hotel Services
Air Services
HotelPropertyDescriptionLLSRQ	HOD	Basic
HotelRateDescriptionLLSRQ	HRD*	Basic
HotelResModifyLLSRQ	HOM	Basic
OTA_HotelAvailLLSRQ	HOT	Basic
OTA_HotelResLLSRQ	0H	Basic
Vehicle Services
OTA_VehAvailRateLLSRQ	CF, CQ	Basic
OTA_VehLocDetailLLSRQ	CP*	Basic
OTA_VehResLLSRQ	0CAR	Basic
VehLocationFinderLLSRQ	CLF	Basic
VehLocationListLLSRQ	CLL	Basic
VehQuoteLocationListLLSRQ	CQL	Basic
VehRateRulesLLSRQ	CF*R	Basic
VehResModifyLLSRQ	CM	Basic
PNR Services
TravelItineraryAddInfoLLSRQ	“-”, 9, DK, FF, PE, 6	Basic
AddAccountingLineLLSRQ	AAC	Basic
AddRemarkLLSRQ	5	Basic
ModifyRemarkLLSRQ	5[line number]¤	Basic
SpecialServiceLLSRQ	3 or 4 OSI or SSR	Basic
DeleteSpecialServiceLLSRQ	3 or 4[line number]¤	Basic
EndTransactionLLSRQ	6, E	Basic
IgnoreTransactionLLSRQ	I	Basic
OTA_CancelLLSRQ	XI	Basic
OTA_TravelItineraryReadLLSRQ	JX	Basic

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TravelItineraryModifyInfoLLSRQ	‘¤”	Basic
ResReconfirmLLSRQ	0RCF	Basic
MiscSegmentSellLLSRQ	0OTH	Basic
Queues Services
PersonalQDisplayLLSRQ	QS*	Basic
QAccessLLSRQ	Q/	Basic
QAnalysisLLSRQ	QA/	Basic
QCountLLSRQ	QC/	Basic
QMoveLLSRQ	QMOV/	Basic
QPlaceLLSRQ	QP/	Basic
RestrictedQDisplayLLSRQ	QMR/*	Basic
Miscellaneous Services
AddressVerificationLLSRQ	CK*AV	Basic
ChangeAAALLSRQ	AAA	Basic
CreditVerificationLLSRQ	CK*IK	Basic
DesignatePrinterLLSRQ	W*, GY, PTR/,DS	Basic
DisplayCurrencyLLSRQ	DC*CC/CUR	Basic
InvoiceItineraryLLSRQ	DIT	Basic
MileageLLSRQ	WN	Fare
ProfileAddInfoLLSRQ	NB	Basic
ProfileDisplayLLSRQ	N*	Basic
ProfileModifyInfoLLSRQ	NB¤	Basic
SabreCommandLLSRQ	Various host command strings	Basic, Fare, or Search
VendorCodesLLSRQ	DU	Basic

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APPENDIX B

PROFESSIONAL SERVICES

1.	BUSINESS TRANSFORMATION SERVICES

In connection with the implementation and cutover of the Systems for Customer, Sabre will provide Customer with consulting services to assist in the orderly transition to the Systems

1.1	Description of Transformation Services

Sabre shall assist Customer in the development of its mutually agreed and formally defined functions related to the deployment of the Systems. Such assistance shall include:

(a)	Solution Assessment Phase – Sabre shall review Customer’s current procedures and practices in all of the following areas:

(i)	Reservations Center – Sales, payments, special services, premium services, flight information and flight change notification

(ii)	Reservations Control – Queue processing, waitlist management, re-accommodation and flight firming, inventory control

(iii)	Airports Departure Control – Check-in, passenger movement, gate processing and boarding

(iv)	Web-site and e-Commerce – Client’s B2C, Client’s B2B, 3rd Party B2C, 3rd Party B2B, tour operators, wholesalers and consolidators

(v)	Direct Sales Outlets – Airline sales offices, vacation sales and General Sales Agents

(vi)	Global Distribution – Connectivity, presence, performance, and invoice management

(vii)	Indirect Sales Outlets – Travel Agencies, tour operators and consolidators

(viii)	Interline Management – Special Prorate Agreements, Code-share management, ticketing agreements and Clearinghouse management

(ix)	Revenue Quality and Integrity – Booking abuse control, ticketing abuse control and revenue quality management

(x)	E-ticketing/Ticketless – Host-based, GDS-based and interline

(xi)	Fares Management – Fare class alignment, fares structures, reactive pricing practices and proactive pricing practices

(b)	Interactive Pilot Phase. Sabre shall assist Customer with the implementation of the specific improvements to the business procedures and practices, organization structures and measurement practices associated each of the functional areas reviewed in the Solution Assessment.

(c)	Solution Adoption Phase. Sabre shall assist Customer with the introduction of the Systems and help implement the Improvements that Customer elects to incorporate.

(d)	Transition Phase. Sabre shall transfer all management and control functions associated with the Improvements over to Customer in a controlled manner in order to help the Improvements to deliver the expected benefits.

1.2	Deliverables

Each of the deliverables set forth below will be represented by either a document prepared by Sabre and provided to Customer or by the performance of specific activities. Each of the scope areas outlined in the section above has its own specific deliverables:

(a)	Solution Assessment Deliverables:

(i)	Solution Assessment – a document in presentation format detailing the Customer’s current organization structures, procedures and practices associated with each of the areas detailed in Solution Assessment above.

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(ii)	Recommended Improvements – a document in presentation format detailing recommended changes to the functional area’s organization structures, procedures and practices of Customer for the areas detailed in the Solution Assessment above (the “Recommended Improvements”).

(iii)	Benefits Analysis – a document in presentation format detailing the anticipated benefits associated with implementing of the Recommended Improvements.

(iv)	Master Project Plan – a plan of all tasks, milestones and assignments associated with the implementation of the Recommended Improvements in order to achieve the expected benefits illustrated by the deliverable described in Benefits analysis above.

(b)	Interactive Pilot Phase Deliverables:

(i)	Functional Improvements – preparation of Recommended Improvements as defined above for each of the scope areas associated with the Solution Assessment.

(ii)	Organization Structures – assistance with the establishment of recommended organization structures associated with each scope area identified in the Solution Assessment. Such organization structures shall include: a) recommended organization chart, and b) recommended roles and responsibilities for key positions on the organization chart.

(iii)	Procedures and Practices – recommended procedures and practices for each of the areas of scope detailed in the Solution Assessment above.

(iv)	Key Performance Indicators – recommended KPIs for each areas of scope detailed in the Solution Assessment above.

(v)	Standard Performance Reports – creation of recommended standard reports for the KPIs including: a) formats of the reports, b) instructions for preparation of the reports, c) recommended frequency of report creation, d) recommended approach to distribution of the reports.

(c)	Solution Adoption Phase Deliverables:

(i)	Improvements Implementation – implementation of the agreed Recommended Improvements for the scope areas associated with the Solution Assessment

(ii)	Business Training – training of designated Customer personnel on each of the following: a) implementation of the organization structures developed above, b) implementation of the procedures and practices above, c) implementation of the KPIs developed above, and d) implementation of standard reports developed above.

(d)	Transition Phase Deliverables:

(i)	Implementation Assistance – assistance with the cutover to production of the Systems as well as concurrent implementation of the organization structures, procedures and practices and KPIs

(ii)	Performance Monitoring – review of the on-going operation of Customer’s performance under the new structures, procedures and practices.

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2.	DESCRIPTION OF CODESHARE SERVICES

Sabre consultants shall assist Customer to prepare for implementation of Codeshares, herein after termed “Consulting Services”:

2.1	Fundamentals

(a)	Sabre shall perform an executive level seminar titled Codeshare Fundamentals. Key activities include:

(i)	Sabre will lead a discussion on the types of alliances and the opportunities and challenges of each alliance type.

(ii)	Sabre will provide an overview of each of the seminar sessions to be provided in section 2.2 and lead a discussion on the impacts to each of the commercial and operational areas. Participants will be requested to develop a list of “hot” items that will be provided to the participants of the seminar sessions to be provided in section 2.2.

2.2	Codeshare Applications

Sabre will provide seminars titled Codeshare Applications. The following business and/or operational units will be provided Codeshare Applications Seminars:

(a)	Network Planning and Scheduling: The codeshare topics to be discussed during this seminar include but are not limited to:

(i)	Scheduling systems (database, forecasting and optimization systems)

(ii)	Schedule development

(iii)	Schedule coordination

(iv)	Schedule publication

(v)	Schedule synchronization

(b)	Revenue Management and Pricing: Codeshare topics to be discussed during this seminar include but are not limited to:

(i)	Fare class mapping between codeshare partners

(ii)	Revenue sharing

(iii)	Fare filing practices

(iv)	Technology requirements

(c)	Reservations and Reservations Control: Codeshare topics to be discussed during this seminar include but are not limited to:

(i)	Availability

(ii)	PNR synchronization

(iii)	Security

(iv)	Country, Passport and Visa information (TIMATIC)

(v)	Payment Solutions and Fraud

(vi)	Seat assignments and seat maps

(vii)	Re-accommodation and protection

(viii)	Groups processing

(ix)	Flight movement messaging

(x)	Technology requirements

(d)	Airport Ground Operations: Codeshare topics to be discussed during this seminar include but are not limited to:

(i)	Customer recognition

(ii)	Security

(iii)	Country, Passport and Visa information

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(iv)	Payment Solutions and Fraud

(v)	Ticketing processes including exchanges and refunds

(vi)	Re-accommodation and protection

(vii)	Frequent Flyer program topics

(viii)	Baggage transfer

(ix)	Signage

(x)	Back Office considerations

(xi)	Technology requirements

(e)	Loyalty and Customer Relations: Codeshare topics to be discussed during this seminar include but are not limited to:

(i)	Status mapping

(ii)	Accruals between disparate programs

(iii)	Redemptions

(iv)	Points (or other mechanism) transfer

(v)	Customer complaint/resolution management between partners

(vi)	Back Office considerations

(vii)	Technology requirements

(f)	Sales and Marketing Codeshare topics to be discussed during this seminar include but are not limited to:

(i)	Corporate Agreements

(ii)	Branding

(iii)	Web site requirements

(g)	Revenue Accounting and Finance Codeshare topics to be discussed during this seminar include but are not limited to:

(i)	International payment type and credit card usage

(ii)	Fraud management

(iii)	Impacts of currency exchange rates

(iv)	Currency repatriation

(v)	General Ledger impacts

(vi)	Proration

(h)	Legal: Codeshare topics to be discussed during this seminar include but are not limited to:

(i)	Setting up business in another country

(ii)	Responsibilities of marketing vs. operating carrier

(iii)	Immigration and customs rules

(iv)	Labor laws

(v)	Duty free

(vi)	Bonding for Cargo

(vii)	Taxation

(viii)	Jurisdiction

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(ix)	Competition regulations

(x)	Data privacy

(xi)	Advertising Fairness/Disclosures

(i)	Technology: Codeshare topics to be discussed during this seminar include but are not limited to:

(i)	Technology requirements for each functional area

(ii)	Technology requirements for financial systems

2.3	Debrief Sessions

(a)	Following each Codeshare Applications seminar, Sabre will lead a de-brief session with core team members selected by Customer. Key activities include:

(i)	Consolidating learnings from the Codeshare Applications seminars

(ii)	Identifying critical processes than span functional units

(iii)	Determining criticality of gaps between current codeshare business processes and technology and industry standard codeshare business processes and technology

(iv)	Outlining implications of learnings to Customer

(v)	Outlining Considerations for future planning

(vi)	Reconciliation of implications and considerations to current processes and initiatives

(vii)	Creation of a data flow model for codeshare processes and technology

2.4	Scenario and Assumption Review Session

Sabre shall lead and collaborate with Customer to validate initial international codeshare assumptions and scope.

2.5	Codeshare Departmental Workplan Development

(a)	Sabre shall lead and collaborate with Customer in the preparation of workplans for Codeshare from the output of the Codeshare Workshops as outlined above. Workplans will be developed for the following business areas:

(i)	Network Planning and Scheduling

(ii)	Revenue Management and Pricing

(iii)	Reservations and Reservations Control

(iv)	Airport Ground Operations

(v)	Loyalty and Customer Relations

(vi)	Sales and Marketing

(vii)	Revenue Accounting and Finance

(viii)	Legal

(ix)	Cargo

(x)	Security and Facilities

(xi)	Emergency Response

(xii)	Technology

(b)	Key activities include:

(i)	Define Business Process Impacts.

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(ii)	Conduct reviews of the output from the international codeshare seminars with Customer teams.

(iii)	Identify business process codeshare impacts. Combine the business process impact output from the codeshare seminars with any additional impacts identified above.

(iv)	Identify technology impacts. Combine technology impact output from the codeshare seminars and any additional impacts identified above.

(v)	Identify criticality of impacts.

(vi)	Assist Customer to Develop Workplan.

(vii)	Identify resource constraints among Team members from each department.

(viii)	Develop preliminary plan.

(ix)	Quantify Impact.

(x)	Identify resource and timeline impacts to other non-codeshare related initiatives.

(xi)	Identify interdependencies with technology and other business processes.

(xii)	Refine workplan to minimize impacts.

2.6	Identify critical path

(a)	Determine which business process or technology impact items will have the most significant impact on the implementation of international codeshare and highlight these items in the workplan.

(b)	During the development of the workplan, the Sabre consultants and Customer will conduct review sessions or “checkpoints” to ensure that the project is on target.

2.7	Integrated Codeshare Workplan Development

(a)	Lead and collaborate with Customer Teams to develop an integrated international codeshare workplan. Key activities include:

(i)	Identify interdependencies between departmental workplans.

(ii)	Map departmental plans to an integrated timeline.

(iii)	Identify integrated critical path. Determine which business process or technology impact items will have the most significant impact on the integrated workplan for implementation of international codeshare and highlight these items in the workplan.

2.8	DELIVERABLES

(a)	Codeshare Fundamentals Deliverables:

(i)	A document in presentation style that details the opportunities and challenges associated with codeshare.

(ii)	Seminar covering the key business and technology issues associated with codeshare in each of the subject areas to be presented in section 2.2 above.

(iii)	List of key items generated by participants to be provided to participants of Codeshare Applications to be presented in section 2.2 above.

(b)	Codeshare Applications Deliverables:

(i)	Function-specific detailed seminars focused on the impact to individual areas of responsibility as outlined in section 2.3 above.

(ii)	Documents for each functional area that detail the key areas of impact to that specific function based on Customer’s current business practices

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(iii)	De-brief sessions with Customer’s core codeshare team members focused on the creation of considerations and deliverables for a work plan to be used in future planning activities as outlined in section 2.4 above.

(iv)	Document of consolidated learnings from each codeshare applications seminar.

(v)	Document of consolidated implications from each codeshare seminar.

(vi)	Document of consolidated considerations for future planning from each codeshare seminar.

(vii)	Document identifying critical codeshare business process and technology gaps and level of criticality of each gap.

(viii)	Codeshare data flow model.

(c)	Scenario and Assumption Review Session Deliverables:

(i)	Documented assumptions based on selected scenarios identified in 2.2 above that will be used to develop workplans.

(d)	Codeshare Departmental Workplan Deliverables:

(i)	Documented workplans for each business area as identified in 2.3 above.

(ii)	Network Planning and Scheduling Workplan

(iii)	Revenue Management and Pricing Workplan

(iv)	Reservations and Reservations Control Workplan

(v)	Airport Ground Operations Workplan

(vi)	Loyalty and Customer Relations Workplan

(vii)	Sales and Marketing Workplan

(viii)	Revenue Accounting and Finance Workplan

(ix)	Legal Workplan

(x)	Cargo Workplan

(xi)	Security and Facilities Workplan

(xii)	Emergency Response Workplan

(xiii)	Technology Workplan

(e)	Workplan Content. Each workplan will include:

(i)	Resource requirements. Numbers of individuals required from specific work areas as identified in 2.3.2 above.

(ii)	Time estimates. Amount of elapsed time required to minimize business process or technology impacts as identified in 2.3.2 above.

(iii)	Critical path as identified in 2.3.4

(f)	Integrated Master Workplan for codeshare. A workplan derived from the activities as identified in 2.3 above.

(i)	Interdependencies between workplans.

(ii)	Integrated timeline. A timeline indicating elapsed time and which integrates each of the departmental workplans and associated critical path items.

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3.	PROJECT DEFINITION DOCUMENT AND PROGRAM PROCESS AND PROCEDURES DOCUMENT

Customer and Sabre will mutually agree and formally define the agreed to professional services related to the implementation and delivery of the System and services to be provided to Customer by Sabre during the project initiation phase of the project. Such agreement will be documented in the Project Definition Document (“PDD”) and the Program Process and Procedures document (“PPP”).

The PDD will include, but not limited to the following items:

(a)	Project Summary Statement

(b)	Key Business Objectives and Benefits

(c)	Solution Overview

(d)	Project Definition, including:

(i)	Project Is / Is Not List

(ii)	Major Project Deliverables

(iii)	Project Completion Criteria

(iv)	Project Dependencies

(v)	Assumptions

(vi)	Constraints & Project Flexibility Matrix

(e)	Roles & Responsibilities

The PPP will include, but not limited to the following mutually agreed terms:

(a)	Issue Management

(i)	Process Overview

(ii)	Issue Management Definitions, including:

(iii)	Issue

(iv)	Issue Priority

(v)	Submitter

(vi)	Owner

(vii)	Status Code

(viii)	Escalation

(ix)	Issue Management Process Flow

(x)	Issue Management Process Flow Steps

(b)	Change Request Management

(i)	Process Overview

(ii)	CR Service Level Targets

(iii)	Change Management Definitions, including:

(iv)	Change

(v)	Change Types

(vi)	Change Request Priority

(vii)	Owner

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(viii)	Change Management Review Team

(ix)	Steering Committee

(x)	Status Codes

(xi)	Submitter

(xii)	Approval Authority

(xiii)	Change Management Process Diagram

(xiv)	Change Management Process Steps

(c)	Communications Plan

(d)	Risk Management

(i)	Overview

(ii)	Tracking Project and Program Risks

(iii)	Risk Management Process, including:

(iv)	Initiation Phase

(v)	Planning Phase, including:

(vi)	Risk Identification

(vii)	Qualitative Analysis

(viii)	Quantitative Analysis

(ix)	Risk Response Planning

(x)	Schedule Updates

(xi)	Monitoring and Controlling Phase

(e)	Quality Management

(i)	Overview

(ii)	End to End Testing

(iii)	Customer Testing

(iv)	Business Simulation

(f)	Cost Management

(i)	Travel & Incidentals

4.	PROJECT PLANNING

Sabre and Customer will perform data collection and create a detailed project plan for implementation of the Systems covered under this Work Order, outlining the major milestones. The project plan will be mutually agreed between Sabre and Customer.

Sabre Project Planning Responsibilities:

•	Assign at least one Project Manager for the duration of the implementation process.

•	Develop and deliver a project plan

•	Manage the Change Request process as required by Customer

•	Make available System for use by Customer.

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5.	MIGRATION

PNR conversion will be either manual or automatic. For automatic conversion, Customer is required to provide record layouts, PNR and Credit Shell (if applicable) captures from their current CRS vendor as mutually agreed in order to validate that automatic conversion is possible. A delay in providing this information to Sabre may delay the project schedule. If automatic conversion is not possible, conversion will be manual.

Sabre is not responsible for any Customer’ third-party system integration, unless otherwise specified in this Work Order or as defined in the PDD, PPP or Project Plan.

Sabre shall provide a mutually agreed number of data migration rehearsals during the implementation of this Work Order prior to Commencement Date or until a mutually agreed success rate has been accomplished.

6.	TRAINING

All training services provided by Sabre will be defined in the training plan and/or PDD / PPP / Project Plan.

6.1	Train the Trainers

(a)	Sabre will provide training to Customer in the form of “train the trainers” or “specialists” as part of implementation Service to Customer.

(b)	Sabre will provide a certification process of completion to all Customer “train the trainers” trainers.

6.2	Training Materials and Location

(a)	The class duration is an estimate and will be finalized after the business requirements are completed for each training topic. The maximum class size is 12 people and cannot be increased.

(b)	One “train the trainer” or train the “specialist” class will be provided for the products included in the contract.

(c)	Sabre shall provide Customer training documentation via Sabre’s website. Customer is responsible for downloading and printing the necessary training materials.

(d)	Training will be in English unless otherwise specified in this Work Order.

(e)	Customer is responsible for providing training equipment and facilities OR Training will be provided at Sabre office facilities in Southlake, Texas.

6.3	On-going Training

After implementation, Customer will have the opportunity to attend periodic ongoing training sessions that may be offered by Sabre as part of the Sabre Continuous Learning Series. Up to four seats per session will be provided to Customer. No fees will be payable to Sabre for attendance; however, Customer will be responsible for its own expenses related to attendance, such as travel and incidental costs incurred.

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7.	NETWORK SERVICES

Sabre will provide network services in corporation and upon mutually agreement with Customer as described below:

(a)	Obtain communications network cost estimates for Customer’s locations requiring System access, provided that Customer provides the necessary requirement information.

(b)	Perform one network survey

(c)	Design Sabre network connectivity and provide Sabre circuits

(d)	Install and configure Sabre router on Customer network and test connectivity

(e)	Assist Customer to establish frame relay connectivity from Customer’s Wide Area Network to Sabre host

(f)	Assist Customer in establishing connectivity from Customer’s locations not connected on Customer’s Wide Area Network to Sabre host via the SITA network

(g)	Assist Customer with selection and installation of hardware and software requirements

(h)	Provide technical training to Customer’s personnel in installation, maintenance and support procedures for Sabre’s client software (including gateway software)

(i)	Support PNR conversion and cutover

(j)	Provide technical support personnel at Customer’s designated primary location for up to thirty (30) days following cutover of the SabreSonic Res System

(k)	Sabre reserves the rights to all its hosts IP addresses and maintains unconditional access for their sole use with our core routers. Any Customer installing routers in a common or shared airport network environment must NAT all Sabre IP addresses.

Additional Network Services beyond the scope of this Work Order may require additional fees. Services, if applicable, will be outlined in cost quotes and sent to Customer for approval. Additional services may include the following:

(a)	Integration testing of Customer equipment

(b)	Installation and monthly fees for circuits obtained by Sabre on Customer’s behalf

(c)	Hardware and software for Sabre operation. I.E.: PC’s, printers, cables, etc.

(d)	Installation of infrastructure at Airports, CTO, ATO, Reservation centers

(e)	Installation of customer LAN/WAN where applicable

(f)	Site surveys other than at the HDQ

(g)	Installation of temporary training facility

(h)	Installation in shared airport systems (SITA, ARINC)

(i)	LNIATA setup charges after conversion

(j)	Third party connections to the host (incur a monthly fee and installation charge)

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APPENDIX C

CUSTOMER RESPONSIBILITIES

1.	CUSTOMER RESPONSIBILITIES

The following is a list of expected customer responsibilities necessary for the project. The Customer responsibilities will be updated and documented in the PDD and PPP. In connection with the Systems and Services to be provided by Sabre, Customer shall be responsible for the following at Customer’s expense:

1.1	General Responsibilities

(a)	Designate a Project Coordinator who will be the primary Sabre contact during the implementation and training phases. This individual shall help assure a smooth installation, including installation of the Systems infrastructure, making the appropriate Customer marketing, customer service and system staff available during the training period, etc.

(b)	Provide the assistance reasonably requested by Sabre in the implementation of the Systems, including but not limited to obtaining the necessary participation and cooperation from Customer’s third party vendors (affiliated or non-affiliated)

(c)	Provide executive oversight and fully participate in the project governance process including regular joint executive steering committee meetings

(d)	Facilitate process and procedure improvements/transformation as specified by the PDD

(e)	Provide the necessary resources and focus to facilitate and implement the Codeshare program

(f)	Provide the necessary internal process change management and employee communications throughout the project

(g)	Designate support personnel at every cutover location

(h)	File Customer’s fare levels with a Sabre approved fares vendor (e.g. ATPCO)

(i)	Utilize the Sabre Air Pricing package for fares and pricing requirements

(j)	File schedules with a Sabre approved schedules vendor (e.g. OAG)

(k)	Procure, install and maintain Sabre certified equipment for use to access System. Customer will be responsible for any costs associated with certifying equipment, including printers, which are not already Sabre certified. Customer will also be responsible for procuring support services from the equipment vendor, if such is equipment is not procured through Sabre.

(l)	Procure, install and maintain communications circuits to Customer’s sites requiring access to System

(m)	Order and install any necessary hardware and network configurations necessary to support the Systems

(n)	Customer shall pay install and monthly connections fees for all infrastructure terminating at the Sabre Data Center. This includes SITA ASCUs

(o)	Provide Sabre, in a timely manner, any reasonably requested information concerning Customer’s network and hardware configurations and requirements

(p)	Perform training as outlined in this Work Order.

(q)	Have the necessary agreements in place with the appropriate GDSs

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(r)	Meet any other, mutually agreed, defined requirements as specified in the Project Plan provided by Sabre

(s)	Obtaining, installing and maintaining all equipment and telecommunication facilities and necessary interfaces, at its own expense, in order to communicate with the Systems

(t)	Creation, management, security, and change controls for any and all passwords and user IDs. Any Sabre-assigned passwords shall likewise be maintained by Customer as secret and confidential. Customer agrees that it is and shall remain solely and completely liable for any communications or other uses that are made using its or its users’ passwords and user IDs, as well as for any obligation that may result from such use. Customer is responsible for changing any password it believes has been stolen or might otherwise be misused. Customer shall notify Sabre immediately of any unauthorized use of any password or user ID or any other breach of security suspected by Customer.

(u)	Customer will make available, as promptly as possible (as defined in the Project Schedule), all information, data, facilities and personnel support reasonably requested by Sabre, including the support specified in this Work Order.

(v)	Executing the test plan that tests the material conformity of the System to the description provided in Appendix A of this Work Order. The test plan and testing should include:

(i)	Testing of any existing applications necessary to validate the operation of the interfaces beyond the boundaries of the System (i.e., testing each of the applications integrated with the System to validate that each is functioning properly).

(ii)	Maintenance of the test data in the test environment during the course of Customer Testing.

(iii)	Tests and validation of Customers business requirement and processes.

(w)	During Customer Testing Period Customer shall notify Sabre immediately of any material non-conformity between the System and the Description of System as contained in Appendix A of this Work Order.

(x)	Customer shall ensure that the appropriate personnel have been trained

1.2	Credit Suite

(a)	Customer acknowledges that it is solely responsible for the security of Customers’ Payment Card Data while such data is in Customer’s possession or under its control. Customer shall be solely liable for loss or compromise of Payment Card Data while in its possession and for any damage or liability resulting therefrom. Payment Card Data means account number, in conjunction with either the name, address, date of expiration or any applicable security code of the cardholder.

(b)	Customer shall ensure that all Cardholder Information, if / when stored, remains encrypted, is appropriately masked for viewing, and that viewership is allowed only on a ‘need to know’ basis at all times for the duration of this Agreement. Customer acknowledges that it is solely responsible for the security of Cardholder data while such data is in Customer’s possession or under its control. Customer shall be solely liable for loss or compromise of Cardholder data in its possession and for any damage or liability resulting therefrom. Cardholder data means (but not limited to) first name or initial and last name in combination with: social security number or Social Insurance Number, driver’s license number, or State Identification Card number, financial account number, credit or debit card number with personal identification number such as an access code, security codes or password that would permit access to an individual’s financial account information.

1.3	SabreSonic Check In – Self-Service Kiosks Check In

(a)	Customer will provide Branding Graphics and Marketing Media (logos, artwork, color specifications) provided as camera-ready artwork or as digital images (.jpg, .gif, etc.).

(b)	Customer will be responsible for the selection of the self-service kiosk hardware and vendor; self-service kiosk hardware and software must be CUSS-compliant, otherwise incremental effort and project cost will be incurred; Sabre will provide contact information for recommended hardware vendors and can provide consultation for the planned deployment as part of this project

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1.4	SabreSonic Check In – Web Check In

Customer will provide Branding Graphics and Marketing Media (logos, artwork, color specifications) provided as camera-ready artwork or as digital images (.jpg, .gif, etc.).

1.5	SabreSonic Web

(a)	Customer is responsible for handling all communications with end-user travelers utilizing the SabreSonic Web Site.

(b)	Customer will provide the Content and periodic updates to the Content.

(c)	Customer is responsible for all unlawful purchases on the Site (which may include, without limitation, identity theft and other credit card fraud). Any credit card charge-back that Sabre receives as a result of an unlawful act on the Site will be billed back to the Customer in the month following receipt and research of such charge-back. Customer agrees to notify Sabre immediately through a mutually agreed upon email address and/or phone number, of any known schemes poised by persons or groups or any technical issues that could generate a charge-back. Customer agrees to co-join Sabre in all fraud prevention efforts to include manual, automated and future technology.

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APPENDIX D

USER DOCUMENTATION

Sabre shall provide Customer training documentation for the Systems via Sabre’s customer support web site. Customer is responsible for downloading and printing the necessary training materials.

The Systems Documentation will be updated periodically by Sabre as New Functions and Enhancements are released. Customer may make a reasonable number of copies of the System(s) Documentation solely for the permitted use and for back-up purposes. Customer will reproduce and include on each copy and on each partial copy any copyright notice and proprietary rights legend contained in the System(s) Documentation, as such notice and legend appear in or on the original.

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APPENDIX E

PROJECT SCHEDULE

Sabre and Customer agree that the following high level dates provided below are illustrative of the overall Project Schedule.

Start Date: August 17th, 2009 but not later than the August 31st, 2009

Commencement Date: Mid-May 2010 but not later than Mid-June 2010

The detailed project schedule will be developed jointly between Customer and Sabre and defined in the PDD, PPP and Project Plan as agreed.

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APPENDIX F

SYSTEM REQUIREMENTS

The following minimum requirements are required for use and access to the SabreSonic solution. Customer and Sabre are currently conducting a study, the results of which will be included in the PDD and may result in changes to the System Requirements identified below.

1.	MINIMUM REQUIREMENTS – SABRESONIC PASSENGER SOLUTION

1.1	IP Frame / OFEP Requirements

Sabre OFEP/NOFEP provides connectivity to hosts in Tulsa via TCP/IP. Sabre OFEP supports workstations utilizing the Interface to SabreSonic and Sabre client, as well as, applications written to the Sabre Windows API. TCP/IP is used for the communications between Sabre Clients and Sabre Hosts.

1.2	Hardware Requirements

(a)	Cisco router will be provided by Sabre within the Sabre Data Center

(b)	Workstations with 10/100 Mbps Ethernet Cards

(c)	10/100 Switches

1.3	Workstation Minimum Hardware Requirements for Sabre Client

(a)	CPU: Pentium III

(b)	Microprocessor speed: 500 MHz or faster

(c)	Hard Drive: 1 GB

(d)	RAM: 1 GB

(e)	Monitor: 17 inch

(f)	Drive: CD ROM

(g)	Operating system: XP, 2000, Vista or NT

(h)	Operating platform: 32 bit

(i)	Network adapters: Ethernet

(j)	Network protocols: TCP/IP

(k)	Keyboard: 101-key

(l)	Mouse: IBM compatible

(m)	Ports: Serial

1.4	Workstation Minimum Hardware Requirements for SabreSonic Interact

(a)	CPU: Pentium III

(b)	Microprocessor speed: 500 MHz or faster

(c)	Hard Drive: 1 GB

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(d)	RAM: 1 GB

(e)	Monitor: 17 inch

(f)	Drive: CD ROM

(g)	Operating system: XP, 2000, Vista or NT

(h)	Operating platform: 32 bit

(i)	Network adapters: Ethernet

(j)	Network protocols: TCP/IP

(k)	Keyboard: 101-key

(l)	Mouse: IBM compatible

(m)	Ports: Serial

*	Note: No remote management software has been certified for use with Sabre emulators. Sabre emulators must run locally on all workstations.

1.5	Technical Infrastructure Requirements

(a)	10/100 Mbps Ethernet cards

(b)	Category 5 cabling

Sabre Recommendation: Install a second router running HSRP (Hot Standby Routing Protocol) for redundancy at the primary site.

1.6	Additional Minimum Requirements

(a)	Customer needs to provide three public IP addresses

(b)	Routers must be installed by Sabre

(c)	Routers are procured, owned, and managed by Sabre

(d)	Customer must provide all existing subnetworks

2.	MINIMUM REQUIREMENTS – SABRESONIC CHECK IN – GATE READERS

Common-use environment – any CUTE/MUSE certified gate reader device

In an airport where Customer has purchased the hardware, following is the current list of certified scanners that will work with Sabre Gate Reader application. Sabre will provide the Customer with updates to the below list when additional devices gets certified by Sabre.

•	IER801BC

•	Access IS BGR120M

•	Access IS BGR120S

•	Symbol LS2208 (1D barcode scanner, serial)

•	Symbol 4407 (1D, 2D barcode scanner, wedge)

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In addition to the above devices, Sabre can certify any 2D scanner. Should Customer find a 2D scanner that they would like to purchase/deploy that is not on the above list, Customer may request Sabre to test and certify the device at no additional charge. Customer will be required to provide Sabre with a sample device to be used in Sabre lab for testing and certification purpose.

3.	MINIMUM REQUIREMENTS – SABRESONIC CHECK IN – SALES SERVICE KIOSK CHECK IN

Customer will be responsible for the selection of a self-service kiosk vendor, hardware and software platform. The self-service kiosk hardware and software must be CUSS-compliant, otherwise incremental effort and project cost will be incurred. An example SSK unit configuration follows:

Hardware: IATA CUSS-compliant Self-Service Kiosk unit configured with Touch-screen, Pentium 4 CPU, 256M RAM, 2GB Disk, Thermal printer (for boarding pass issuance), ATB Reader and/or Magnetic Card Reader, Network Interface Card

Optional: Bag Tag printer, Passport Reader, Infrared scanner

Software: Vendor kiosk management software, IATA CUSS compliant software platform

Communications: Airport LAN, IP connectivity (to Sabre eMergo data center); Minimum 64KB circuit, although 128KB circuit is recommended to ensure optimal performance and response time

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APPENDIX G

MAINTENANCE SERVICES

1.	MAINTENANCE SERVICES

This Appendix G defines the Maintenance Services to be provided for the Systems covered by this Work Order No 5.

2.	CUSTOMER’S IT ENVIRONMENT

Unless otherwise provided herein, Customer shall be responsible for obtaining, installing and maintaining the equipment, telecommunication facilities and interfaces that Customer has expressly agreed to provide in accordance with Section 2(i) of the main body of this Work Order, at its own expense, in order to communicate with the Systems. Customer may change its IT environment used in connection with the Systems or Services (including Customer’s desktop environment, and including changes to personal computers, hardware, software, network configuration or telecommunications network); provided, that such change conforms to Sabre’s standards and complies with minimum specifications set forth in Appendix F.

3.	MANAGEMENT OF SYSTEM

Subject always to Section 2(j) of the Work Order, Hosting Systems and Data. Sabre shall have the right to subcontract any of its obligations under this Work Order to any third party without having to obtain Customer’s prior written consent. In the event that Sabre provides any communications circuits utilized with the Systems, Customer acknowledges that Sabre is not a licensed provider of communications circuits and therefore shall arrange for the provision of the communication circuits through a third-party provider selected by Sabre. Sabre will monitor such provider’s performance of its obligation to provide and maintain the communications circuits, work with such provider and Customer to resolve any problems with the communications circuits, and take all reasonable actions to cause such provider to perform such obligations. Sabre will not, however, be responsible for any damages caused by the communications circuits and/or acts or omissions by the communications circuit provider.

4.	SABRE CHANGES TO SYSTEM

Sabre may modify, amend, enhance, update or provide an appropriate replacement for any of the Systems, or any element thereof, at any time. Further, Sabre shall have the right to manage all resources used in providing the Systems as Sabre deems appropriate. From time to time, the functionality of the Systems may be modified by Sabre creating Enhancements and adding New Functions. If Sabre offers these Enhancements or New Functions without charge to Customer, then Customer agrees to accept them for use with the Systems. Customer is under no obligation to purchase any Enhancement or New Function that Sabre makes available for an additional charge and Sabre hereby agrees that it will continue to support the underlying version of the System without such new Enhancement or New Function. If, following the Work Order Effective Date, Sabre removes functionality from all or any portion of the Systems without providing similar substitute functionality, and such removal has a material adverse effect on Customer, then at the Customer’s request Sabre will continue to make the prior Version or Release (i.e. last Version or Release containing the removed functionality) available to Customer for its access and use, and Sabre will provide Maintenance Services for that prior Version or Release until the eliminated functionality is restored into the relevant portion of the System.

5.	ENHANCEMENT AND NEW FUNCTION IMPLEMENTATION

Sabre will use reasonable efforts to provide Customer with prior notice of the scheduled implementation of Enhancements and New Functions. Such notice shall be provided to Customer in the same manner and at the same time as such notice is provided to other Sabre customers utilizing the Systems. Sabre shall provide training materials to Customer with respect to such Enhancement and New Functions. The training materials shall be substantially similar to those that Sabre provides to other Sabre customers who utilize the Systems, and at minimum provide sufficient detail to and content to enable a reasonably skilled end user to use the Enhancements and New Functions without interruption of the existing features and functions. Except where precluded by operational emergencies to correct a Level 1 or 2 Error, Sabre shall test all System capabilities, including without limitation, Enhancements and New Functions, under an internal test environment. Despite such testing, conditions may develop that lead to error conditions, malfunctions, or a breakdown in the operation of the System. Should any of the foregoing occur, Sabre shall use reasonable efforts to correct any such condition with the same degree of effort afforded a similar problem affecting Other Customers. Nothing in this Section may be construed to excuse Sabre from performing to the Service Level Commitments contained in Appendix H.

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6.	SCOPE OF MAINTENANCE SERVICES

During the Maintenance Term, Sabre will provide the services necessary to remedy any Level 1 or Level 2 Errors in the Systems and to acknowledge evaluate and record any Level 3 or Level 4 Errors in the Systems. Fixes for Level 3 and Level 4 Errors will be prioritized after all Level 1 and Level 2 Errors are remedied. Maintenance Services will commence promptly after Customer has identified an Error with the Systems, or any portion thereof, and has notified Sabre’s Support Desk of the Error.

7.	FIRST LINE SUPPORT/SECOND LINE OF SUPPORT

Customer shall establish and maintain the organization and processes to provide “First Line Support” to its users of a System through one or more designated technical coordinators trained in software/database administration, operations and preventative maintenance procedures (the “Technical Coordinator”). First Line Support shall include, but not be limited to, (a) a direct response to users with respect to inquiring concerning the performance, functionality or operation of the System, (b) a direct response to users with respect to problems or performance deficiencies of the System, (c) an initial diagnosis of problems or performance deficiencies of the System, and (d) an initial attempt to resolve any such problems or performance deficiencies of the System. If after reasonable commercial efforts, the Customer Technical Coordinator is unable to diagnose or resolve the problems or performance deficiencies of the System, the Technical Coordinator shall contact the Sabre Support Desk for “Second Line Support”, and Sabre will provide such support as set forth herein. Second Line Support shall include a diagnosis of problems or performance deficiencies of the System and a resolution of Level 1 or Level 2 Errors with the System. Second Line Support shall also include a diagnosis of problems or performance deficiencies of the System and a record and possible resolution of Level 3 or Level 4 Errors with the System. Customer shall provide Sabre with the necessary remote access (e.g. modem) to Customer’s operating system so that Sabre may provide remote diagnostic capability. Sabre does not assure performance of the Maintenance Services if such remote access is not provided by Customer when requested by Sabre.

8.	SUPPORT DESK

During the Work Order Term and any Transition Period, Customer will have access to a Sabre Support Desk twenty-four (24) hours a day, seven (7) days a week, accessible via the internet, email, teletype and/or telephone support. The Support Desk will be responsible for facilitating the Second Line of Support. A Support Desk coordinator will be responsible for logging and tracking Errors after they have been reported by Customer, contacting the Customer’s Technical Coordinator, if deemed necessary, to confirm receipt of an Error report and determining the priority level of the Error. In the event the parties disagree on the severity level placed by Sabre on any Error, the Customer may escalate to the Sabre Account Director, and may further escalate to Sabre Regional Vice President, for discussion and agreement. Error levels will be determined as follows:

Level 1 – A complete loss of service of the System or “Critical Business Function”. The System is inoperable and work cannot continue.

Level 2 – A severe loss of service of the System. Problem affects a Critical Business Function, however, use of the System can continue in a restricted fashion.

Level 3 – A moderate loss of service of the System. A workaround is available permitting use of the System’s functionality.

Level 4 – No loss of service of the System. Problem is minor and no workaround is required.

Customer may report a System Error by contacting the Sabre Help Desk using any of the following methods:

•	Internet Access: Go to “http://customersupport.sabre.com/”

•	Email: Send to res.helpdesk@sabre.com

•	Teletype: Send to SAAHD1S

•	Phone in Mexico: 01-800-123-8537 or 001-682-605-5500. Note: all Level 1 Errors are to be reported by telephone, if possible, for the quickest response.

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9.	USER GROUP

Customer will be entitled to attend Sabre’s User Group Meetings for the SabreSonic Passenger Solution. All expenses associated with Customer’s attendance of such meetings shall be the responsibility of Customer.

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APPENDIX H

SERVICE LEVEL AGREEMENT

1.	INTRODUCTION

(a)	This Service Level Agreement describes the service levels applicable to the System provided under this Work Order. This Service Level Agreement shall supersede and replace any existing service level agreements or performance standards under the Agreement.

(b)	The Service Level Commitments and Service Level Targets with respect to the Systems are set forth in this Appendix H. Sabre’s failure to achieve a Service Level Commitment and Service Level Targets shall be considered a Service Level Default, resulting in a Service Credit as set forth in this Appendix H.

(c)	In the event of System changes or other changes which adversely affect the System performance, both parties will agree in advance the impact on Service Level Commitments and Service Level Targets (such agreement to be negotiated in good faith).

2.	EXCEPTIONS TO SERVICE LEVEL COMMITMENTS AND TARGETS

Sabre shall not be responsible for its failure to meet any Service Level Commitment if such failure is attributable to any of the following:

(a)	Customer’s failure to perform its obligations under the Agreement or Work Order that impact the performance of the System defined in Appendix C;

(b)	Force Majeure Events except for (i) strikes, lockouts, insurrection, protest, security breaches or other hostilities, (ii) fuel and energy shortages or (iii) transportation delays or the inability to obtain necessary labor, materials or utilities from usual sources;

(c)	The performance of a third party not under Sabre’s control (for clarity, a Sabre subcontractor shall be considered to be under Sabre’s control and Sabre will not be excused for failure to meet a Service Level Commitments as a results of acts or omissions of a Sabre subcontractor);

(d)	Service or resource reductions mutually agreed with Customer provided that Sabre has previously notified Customer in writing that the implementation of such request may result in a failure to meet a Service Level Commitment;

(e)	Unforeseen capacity increases based on changes in Customer’s business operations, processes or methodology that adversely impact the System(s), provided, however, increases of capacity demands resulting from Customer fare sales shall not be considered unforeseen;

(f)	Failure of the System Requirements provided by Customer; or

(g)	Failure of the Internet or other telecommunication connections.

3.	ROUTINE DOWNTIME

Up to ten (10) times in any calendar year, Sabre may schedule downtime for maintenance and or modifications to the Systems for period not to exceed four (4) hours each time (“Routine Downtime”). Except for operational necessity, Routine Downtime shall occur between 2100 and 0700 United States Central Time, using reasonable efforts to exclude Tuesdays. Sabre will provide Customer with at least ten (10) days prior notice of any scheduled Routine Downtime and the anticipated duration of such Routine Downtime; provided, however, Sabre may defer the scheduled Routine Downtime upon not less than twenty-four (24) hour prior advance notice for operational necessity.

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4.	MONITORING AND REPORTING

(a)	Unless otherwise specified, Sabre will provide the monitoring systems and/or tools (“Monitoring System”) for monitoring all Service Levels Commitments and Service Level Targets.

(b)	By the fifteenth (15th) day of each month, Sabre will provide Customer with a monthly performance report to verify Sabre’s performance and compliance with the Service Level Commitments and Service Level Targets. The data and detailed supporting information shall be Sabre Confidential Information.

(c)	Sabre will provide Customer access to Sabre’s Monitoring System, and metrics as soon such a reporting system is available for direct access.

(d)	Upon mutual agreement and if technically feasible Customer will use its own Monitoring System to monitor the System.

5.	RIGHT TO AUDIT

(a)	Upon Customer’s reasonable written notice to Sabre, and for the purpose of verifying compliance with this Work Order, Customer shall have access on an annual basis, during regular business hours at mutually acceptable times and places, to all records which reasonably relate to this Work Order, for audit and copy.

(b)	Both parties reserve the right to have an outside independent audit performed to substantiate overall conformance to this Work Order

(c)	The auditing party shall be responsible for all reasonable costs incurred by the non auditing party in connection with each such examination; provided, however, that the auditing party shall not be responsible for such costs if the audit reveals that the non auditing party is not performing in accordance with this Work Order.

(d)	In the event that the audit reveals that the non auditing party has not complied with the Service Level Commitment and Service Targets, the non auditing party shall immediately provide Service Credits as described in Section 5 of Appendix H.

(e)	During each audit, neither party shall materially interfere with the ability of the non auditing party to perform its duties.

6.	SERVICE CREDITS

In the event Sabre fails to meet a Service Level Commitment and Service Level Targets identified in this Appendix H, and such failure is not excused or otherwise permitted under the terms of this Appendix H, then, as Sabre’s sole and exclusive liability and Customer’s sole and exclusive remedy, Sabre shall provide Customer with the Service Credit(s) as described in this Appendix H.

6.1	Settlement of Service Credits

(a)	Within the standard monthly reporting Sabre shall provide information about Service Credits due for the preceding month.

(b)	Any Service Credit(s) due to Customer will be applied on the next month invoice. Service Credits are not redeemable for cash.

6.2	Service Credit Calculation

(a)	Service Level Commitments

In the event Sabre fails to meet a Service Level Commitment, it will provide Customer with a Service Level Credit which shall be calculated as a percentage of the System Usage Fee for the month corresponding to the Measurement Window for an affected period.

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Availability	Service Credit for failure to achieve Service Level
*****	*****
*****	*****
*****	*****
*****	*****

The maximum Service Credit available to Customer for any given month shall in no event exceed ***** of the System Usage Fees for the applicable month.

6.3	Service Level Targets

(a)	Service Credits will be paid for each Level 1 and Level 2 error not resolve in ***** business days (or as mutually agreed if longer than ***** business days)

(b)	For each Level 1 not met Sabre pays Customer a Service Credit equal to ***** of the monthly committed RPB fee on the next months invoice

(c)	For each Level 2 not met Sabre pays Customer a Service Credit equal to ***** of the monthly committed RPB fee based on the next month invoice

(d)	Service Credits capped at a maximum of ***** of the RPB expense on any one month invoice

(e)	In any one calendar month if the Service Credit due Customer meets or exceeds ***** of the RPB expense on the applicable month’s invoice Sabre will be deemed as Service Level Default for that month

Service Target Level	Service Credit for Default
Level 1	*****
Level 2	*****

7.	SERVICE LEVEL COMMITMENTS

Sabre will meet the following Service Level Commitments in connection with its performance under this Work Order:

(a)	Availability – the System will collectively be Available ***** of the time.

For purposes of calculating the Availability of a System, the following metric shall apply:

(a)	Availability: This Performance Metric is a measure of the time of the System is available to Customer for Productive Use at Sabre’s Data Center (“Availability” or “Available”). It is expressed as a percentage of the Agreed Service Time, during the “Measurement Window” (i.e., a calendar month), for a specific System. The Availability shall be measured in percentage points to ***** decimal places as follows:

***** = *****/***** x 100%

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(b)	Agreed Service Time is equal to the total time available in the Measurement Window excluding Routine Downtime.

(c)	For any period that a System is not Available other than for Routine Downtime (“Unscheduled Outage”), the period of such Unscheduled Outage shall be measured from the point in time when Sabre determines that the Unscheduled Outage began, which shall be the earliest of:

(i)	the point in time that such Unscheduled Outage is detected by Sabre through its Monitoring System; or

(ii)	Customer reports such Unscheduled Outage to the Sabre Help Desk; or

(iii)	any other manner in which Sabre has actual knowledge that the System(s) is not available to Customer

(d)	The Unscheduled Outage shall end at the point in time which is earlier of:

(i)	the time Sabre registers in its Monitoring System that the affected System(s) is Available; or

(ii)	the time Sabre registers traffic from Customer which generates responses from the affected System(s).

8.	SERVICE LEVEL TARGETS

In addition to the Service Level Commitments provided above, Sabre will endeavor to meet the following Service Level Targets:

(a)	The “Response Time” is the period measured from the time a request is received by the System at Sabre’s data processing center and the time a response is provided by the System at Sabre’s data processing center. If Sabre’s average Response Time during a monthly period persistently falls below ***** after excluding complex fare shopping transactions (e.g., searches involving multiple routing and/or days for travel), then notwithstanding anything herein to the contrary, Customer shall have the right to terminate this Work Order for cause pursuant to Section 2(b) of the Agreement. For purposes of this section, a “persistent failure” of Sabre to meet the ***** Response Time as described above shall mean (i) Sabre’s failure to meet such Response Time for ***** consecutive months, or (ii) Sabre’s failure to meet such Response Time for ***** months in any ***** month period.

(b)	In the case that Customer reports a Level 1 Error, Sabre and Customer must mutually agree to modify the Level reported by Customer. Once both parties mutually consent the change of Level, Sabre must notify Customer in writing the reason of such change.

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(c)	The target response and remediation times for Level 1 and 2 Errors (as described in Section 8 of Appendix G) after an Error has been logged is as follows:

Severity Level	Source	Acknowledgement	Engagement (2nd and 3rd level) after acknowledgement	Customer Update Frequency	Restore*	Remediation**	Escalation
1	Telephone	*****	*****	*****	*****	*****	*****
2	Telephone	*****	*****	*****	*****	*****	*****
	Web/e-mail	*****
3	Telephone	*****	*****	*****	*****	*****	*****
	Web/e-mail	*****			*****
4	Telephone	*****	*****	*****	*****	*****	*****
	Web/e-mail	*****			*****

*/**	see definitions in Appendix J

9.	TERMINATION FOR PERSISTENT SERVICE LEVEL DEFAULT

9.1	Service Level Commitments

Notwithstanding the above, Customer shall have the right to terminate this Agreement for cause upon written notice to Sabre (and without the provision of a cure period) in the event that the Availability of the System falls below (i) *****, (ii) ***** for any ***** consecutive months, or (iii) ***** for any ***** months in any *****. Customer may only exercise its right to terminate as permitted under this provision within ***** from the end of the month in which such termination right was triggered.

(a)	Customer then has ***** days from the point in time that Sabre is deemed in Default of the Service Level to notify Sabre that it will terminate the agreement.

(b)	Customer then will migrate-off of the System at least ***** days after this notification date.

(c)	Customer will provide Sabre at least ***** days advance notification of the date it will migrate off the System

9.2	Service Level Targets

Notwithstanding the above, Customer shall have the right to terminate this Agreement for cause upon written notice to Sabre (and without the provision of a cure period) in the event that the Service Credits for Service Level Targets paid to Customer exceeds ***** percent (i) for any ***** consecutive months, or (ii) for any ***** months in any ***** month period.

(a)	Customer then has ***** days from the point in time that Sabre is deemed in Default of the Service Level to notify Sabre that it will terminate the agreement.

(b)	Customer then will migrate-off of the System at least ***** days after this notification date

(c)	Customer will provide Sabre at least ***** days advance notification of the date it will migrate off the System

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APPENDIX I

CUSTOMER SPECIFIC DELIVERABLES

Customer Specific Deliverables will be mutually agreed upon by the parties in and defined in the Project Definition Document. Any subsequent Customer Specific Deliverables will be mutually agreed upon by the parties through the Change Request process. Sabre will deliver to Customer the following Customer Specific Deliverables:

(a)	Interface Deliverables as will be defined in the PDD

(b)	Sabre Roadshow

(c)	eCommerce Workshop

(d)	Work with Customer to define Critical Business Process for clarity related to the Service Level Agreement

Sabre will be responsible for ensuring compliance with Mexican government regulations

(a)	Registro Federal de Causantes (RFC)

(b)	Tax requirements

(c)	Financial Sector mandates (Mexican credit cards may not be charged in USD; Authorization of credit cards (PROSA)

(d)	Mexican aviation industry requirements

(e)	Local and Federal government mandate

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APPENDIX J

DEFINITIONS

The following terms when capitalized in this Work Order shall have the meanings set forth below:

“Ancillary Services” means the third party products and services that Customer distributes to its airline passengers in connection with its airline services, including but not limited to airport shuttle services, travel insurance, in-flight meal purchases, car rental, hotel services, and in-flight entertainment operations.

“Codeshare Carriers” means a carrier with whom Customer has an arrangement whereby such other airline and Customer market and operate any of their respective airline flight segments under the airline designator code (issued by the International Air Transport Association, or its successor) of the other party;

“Content” means the Customer-specific content provided by Customer and made available by Sabre through the Site. The Content will be provided by Customer in the format mutually agreed upon by the parties.

“Contract Year” shall mean a consecutive twelve month period, with the Contract Year 1 beginning on the Commencement Date and ending twelve months thereafter.

“Critical Business Function” means any functionality mutually agreed and documented by both parties during the implementation of the System in an Amendment to Appendix G.

“Customer Data” means all data and information that is input by or on behalf of Customer into any application database forming part of or used by Customer in connection with the Systems, including data and information that is processed by the Systems by or on behalf of Customer, or that is automatically generated or created through Customer’s use of the Systems.

“Customer Database” shall mean the database that includes the Customer Data, including information that relates to Customer’s air schedules, fares, and passengers (including inventory records of Customer’s flights, and passenger name records that include airlines segments), and that is stored in and processed by the Sabre Data Center. “Deliverables” means

“Enhancement” means any change to the method of operation or display of the functions that exist in the software.

“Expected Monthly Messages per RPB” shall mean the measured and agreed messages per RPB with a 20% buffer added onto the agreed messages per RPB

“Hosting Services” means the Sabre services described in Section 2.9 of the Work Order;

“Message” shall mean each time data is sent by or on behalf of Customer to a System at the Sabre Data Center and data is then sent from a System at the Sabre Data Center in response to an inquiry by or on behalf of Customer. For clarity, a Message is a round trip response

“Milestone” means a significant event occurring as part of the Professional Services as identified on the Project Schedule set forth on Appendix E, as the Project Schedule may be revised in the Project Definition Document and the Program Process and Procedures Document delivered by Sabre to Customer at Milestone 1, and as more particularly described in Section 2(2) of this Work Order;

“Monitoring System” means a system used to monitor System performance in data center.

“Non-critical Users” means employees or customers other than Critical Users.

“New Function” shall mean any modification that adds a function not provided by with the software on the date the parties entered into this Work Order.

“Restore” means that a work around is identified and implemented in order to restore the operations of the System.

“Remediate” means the root cause analysis has been completed and a final resolution has been identified and implemented to correct the cause of the Error.

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“RPB Fee” means the fee per Revenue Passenger Boarded as set forth in Section 6 of this Work Order that Customer pays for access and use of the Systems.

“Revenue Passenger Boarded” or “RPB” shall mean a passenger with a paid ticket excluding non-revenue passengers, who is boarded on a Customer flight or on a flight marketed or operated under a Customer Entity’s airline designator code. A Revenue Passenger Boarded on a direct flight that makes one or more intermediate stops, whether or not including a change of equipment, shall be counted as one Revenue Passenger Boarded. A passenger traveling on a Funnel Flight shall be regarded as more than one Revenue Passenger Boarded. A passenger making a connection at an intermediate point by deplaning from one flight and boarding another flight shall be considered as more than one Revenue Passenger Boarded. “Funnel Flight” shall mean a Flight (i)(a) for which a single flight number (“through flight number”) has been assigned to two or more connecting Flight segments, and (b) for which the through flight number is different than the flight numbers of the component Flight segments, or (ii) for which the assigned Flight number has a single point of origin and multiple destination or multiple points of origin and a single destination. “Flight” shall mean a schedule or chartered airline flight segment operated by Customer or by another person using a Customer Entity’s airlines designator code. A series of flight segments operated under a single flight number without a scheduled change of aircraft shall be single Flight, except that each separately numbered flight segment of a Funnel Flight shall be a separate flight.

“Project Definition Document” or “PDD” means the project definition document described at Section 3 of Appendix B of this Work Order; and

“Program Process and Procedures Document” or “PPP” means the program process and procedures document described at Section 3 of Appendix B of this Work Order.

“Sabre Date Center” means any computer data processing facility operated by or on behalf of Sabre.

“Site” means the set of World Wide Web pages hosted by Sabre through which a customer may access the Customer’s reservation data via SabreSonic Web software with incorporated product features set forth in the description of SabreSonic Web set forth in this Work Order. The term “Site” shall include all sites and sub sites.

“System Usage Fee” means the total of the PB Fees, subject to the Minimum Commitment set forth in Section 6.2 of the Work Order, paid each month for Customer to access and use the Systems.

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APPENDIX K

TRAVEL & INCIDENTALS

1.	Travel & Expense Categories

Sabre and Customer agree that Travel & Expenses will be managed by the following categories:

1.1	Air Travel

(a)	Includes all air fare expenses including taxes that allow Sabre to travel to and from their home base to Mexico.

(b)	Air travel will be space positive economy seating to/from Continental United States to/from Mexico;

(c)	Sabre will use reasonable efforts to notify Customer fifteen (15) days in advance about travel arrangements;

(d)	Customer will approve, coordinate and purchase travel itineraries for Sabre;

(e)	All expenses such as change fees and additional airfare will be responsibility of the party that requests the change.

1.2	Lodging Expense

(a)	Includes expenses related to lodging in Mexico including breakfast expense and daily internet service;

(b)	All lodging expenses listed above will be direct billed to Customer

1.3	Meals & Incidentals

(a)	A daily Per Diem allowance that provides for:

(i)	Lunch and Dinner

(ii)	Fees and tips

(iii)	Transportation between places of lodging or Customer offices and places where meals are taken

(iv)	Laundry and Dry Cleaning

(b)	Sabre will invoice Customer for Per Diem expenses

1.4	Mexico Airport Transportation

(a)	Includes ground transportation expenses to and from a Mexican airport to the hotel where Sabre personal will be lodging;

(b)	Sabre will invoice Customer actual expenses for Mexico Airport Transportation expenses and provide the respective documents that support such expense.

1.5	Local Transportation

(a)	Includes ground transportation expenses to and from Customer’ offices and the hotel where Sabre personal will be lodging

(b)	Sabre will invoice Customer actual expenses for Mexico Airport Transportation expenses and provide the respective documents that support such expense.

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1.6	Point of Origin Ground Transportation

(a)	A Per Diem allowance for ground transportation and/or airport parking for travel from point of origin airport to Customer site;

(b)	This Per Diem allowance paid only once per trip

(c)	Sabre will invoice Customer for Per Diem expenses

2.	Per Diem Rates

Sabre and Customer agree on the following Per Diem rates described in the table below:

Travel & Expense Category	Per Diem Rate
Meals & Incidentals	US $50 per day including travel day
Point of Origin Ground Transportation	US $70 per trip

The management process for travel & incidentals will be mutually described in detail in the PPP.

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